AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1995
                                                 REGISTRATION NO. 33-57401
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               TULTEX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                 (LIST OF CO-REGISTRANTS APPEARS ON NEXT PAGE)

             VIRGINIA                              228                               54-0367896
   (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                           101 COMMONWEALTH BOULEVARD
                          MARTINSVILLE, VIRGINIA 24112
                                 (703) 632-2961
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                              O. RANDOLPH ROLLINS
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                               TULTEX CORPORATION
                           101 COMMONWEALTH BOULEVARD
                          MARTINSVILLE, VIRGINIA 24112
                                 (703) 632-2961
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:

       LATHAN M. EWERS,                                      JR. DANIEL J. ZUBKOFF
      HUNTON & WILLIAMS                                     CAHILL GORDON & REINDEL
     951 EAST BYRD STREET                                       80 PINE STREET
RICHMOND, VIRGINIA 23219-4074                              NEW YORK, NEW YORK 10005
        (804) 788-8269                                          (212) 701-3466

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                 CO-REGISTRANTS

                                        State or Other
Exact Name of Co-Registrant     Jurisdiction of Incorporation       I.R.S. Employer
As Specified in its Charter            or Organization            Identification No.
AKOM, Ltd.                           Cayman Islands, BWI               (foreign)
Dominion Stores, Inc.                      Virginia                   54-1427013
Tultex International, Inc.                 Virginia                   54-1513129
Logo 7, Inc.                               Virginia                   54-1611615
Universal Industries, Inc.              Massachusetts                 04-3022142
Tultex Canada, Inc.                         Canada                     (foreign)
SweatJet, Inc.                             Virginia                   54-1403227

                               TULTEX CORPORATION
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                FORM S-1 ITEM NUMBER/HEADING                   REGISTRATION STATEMENT/PROSPECTUS LOCATION
 1.   Forepart of Registration Statement and Outside    Registration statement facing page; Outside front cover
      Front Cover Page of Prospectus                    page of Prospectus
 2.   Inside Front and Outside Back Cover Pages of      Inside front cover page of Prospectus
      Prospectus
   3.   Summary Information, Risk Factors and           Prospectus Summary; Risk Factors
      Ratio of Earnings to Fixed Charges
 4.   Use of Proceeds                                   Use of Proceeds and Refinancing
 5.   Determination of Offering Price                   Not Applicable
 6.   Dilution                                          Not Applicable
 7.   Selling Security Holders                          Not Applicable
 8.   Plan of Distribution                              Underwriting
 9.   Description of Securities to Be Registered        Description of the Notes
10.   Interests of Named Experts and Counsel            Legal Matters
   11.   Information with Respect to the Registrant     Prospectus Summary; Risk Factors; Selected Consolidated
                                                        Financial Data; Management's Discussion and Analysis of
                                                        Financial Condition and Results of Operations; Business;
                                                        Management; Certain Relationships and Related
                                                        Transactions; Principal Shareholders and Security
                                                        Ownership of Management; Consolidated Financial
                                                        Statements
12.   Disclosure of Commission Position on              Not Applicable
      Indemnification for Securities Act Liabilities

   (redherring appears with the following language: Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.)


PROSPECTUS                   SUBJECT TO COMPLETION
                              DATED MARCH 2, 1995

   (Tultex logo appears here)

   $110,000,000

                  % SENIOR NOTES DUE 2005

INTEREST PAYABLE JUNE 15 AND DECEMBER 15
ISSUE PRICE:    %

   The   % Senior Notes due 2005 (the "Notes") are being offered (the
"Offering") by Tultex Corporation, a Virginia corporation ("Tultex" or the
"Company"). The Notes mature on         , 2005, unless previously redeemed.
Interest on the Notes is payable semiannually on June 15 and December 15,
commencing June 15, 1995. The Notes are not redeemable prior to          2000,
except as set forth below. The Notes will be redeemable at the option of the
Company, in whole or in part, at any time on or after            , 2000, at the
redemption prices set forth herein, together with accrued and unpaid interest to
the redemption date. In addition, prior to                , 1998, the Company
may redeem up to approximately 32% of the principal amount of the Notes with the cash proceeds received by the Company from one or more sales of capital stock of the Company (other than Disqualified Stock (as defined)) at a redemption price
of   % of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that at least $75 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption.

Upon a Change of Control (as defined), the Company will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date.

   The Notes will be general unsecured obligations of the Company and will rank PARI PASSU in right of payment with all other unsubordinated indebtedness of the Company. The Notes will be guaranteed on a joint and several basis (the "Guarantees") by each subsidiary of the Company (the "Guarantors"). The Guarantees will be general unsecured obligations of the Guarantors and will rank PARI PASSU in right of payment with all other unsubordinated indebtedness of the Guarantors. At December 31, 1994, as adjusted to give effect to the transactions described herein under "Use of Proceeds and Refinancing," the total indebtedness of the Company would have been approximately $223.7 million, none of which would have been subordinated to the Notes.

   SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            PRICE TO      UNDERWRITING      PROCEEDS TO
                            PUBLIC(1)    COMPENSATION(2)   COMPANY(1)(3)
Per Note                           %             %             %
Total                        $             $             $

(1) Plus accrued interest, if any, from the date of issuance.

(2) The Company and the Guarantors have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

   (3) Before deducting expenses payable by the Company estimated at $412,000.

The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Cahill Gordon & Reindel, counsel for the Underwriters, and certain other conditions. The Underwriters withhold the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made against payment therefor on or
about                  , 1995 at the offices of J.P. Morgan Securities Inc., 60
Wall Street, New York, New York.

J.P. MORGAN SECURITIES INC.                NATIONSBANC CAPITAL MARKETS, INC.

   March   , 1995

(Inside Front Cover contains the following Photographs:
 1. Gymnast wearing Discus Athletic clothing.
 2. Mountain climber wearing Discus Athletic clothing.
 3. Two men playing touch football wearing Discus Athletic clothing.
 4. Discus Athletic logo.
 5. Troy Aikman wearing complete Logo Athletic outfit.
 6. Chris Webber wearing complete Logo Athletic outfit.
 7. Dan Marino on football wearing Logo Athletic hat.
 8. Logo Athletic logo.)

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Guarantor or either of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or any Guarantor since the date hereof or that information contained herein is correct as of any time subsequent to its date.

                               TABLE OF CONTENTS

                                                     PAGE
Available Information...............................     3
Prospectus Summary..................................     4
Risk Factors........................................     8
Use of Proceeds and Refinancing.....................    11
Capitalization......................................    12
Selected Consolidated Financial Data................    13
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.....    15
Business............................................    18
                                                     PAGE
Management..........................................    27
Certain Relationships and Related Transactions......    32
Principal Shareholders and Security Ownership
  of Management.....................................    33
Description of the Notes............................    35
Underwriting........................................    51
Legal Matters.......................................    52
Experts.............................................    52
Index to Financial Statements.......................   F-1


                             AVAILABLE INFORMATION

Additional information regarding the Company, the Guarantors, the Notes and the Guarantees is contained in the Registration Statement on Form S-1 (the "Registration Statement") and the exhibits relating thereto, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). For such information, reference is made to the Registration Statement and the exhibits thereto.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy statements and other information, including the Registration Statement and the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
Trademarks and service marks of the Company are italicized where they appear in this Prospectus. TULTEX(Register mark), DISCUS ATHLETIC(Register mark) and THE SWEATSHIRT COMPANY(Register mark) are registered trademarks of the Company. LOGO 7(Register mark) and LOGO ATHLETIC(Register mark) are registered trademarks of the Company's subsidiary, Logo 7, Inc. ("Logo 7"). The Company's principal executive offices are located at 101 Commonwealth Boulevard, Martinsville, Virginia 24112, telephone (703) 632-2961.
                                       3

                               PROSPECTUS SUMMARY
THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT REQUIRES OTHERWISE, "TULTEX" OR THE "COMPANY" REFERS TO TULTEX CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES. "GUARANTORS" REFERS TO ALL OF THE COMPANY'S SUBSIDIARIES. CAPITALIZED TERMS USED IN THIS SUMMARY UNDER THE CAPTION "THE OFFERING" AND NOT OTHERWISE DEFINED ARE DEFINED BELOW UNDER THE CAPTION "DESCRIPTION OF THE NOTES -- CERTAIN DEFINITIONS." REFERENCES TO "YEAR END" REFER TO THE COMPANY'S FISCAL YEAR END.

                                  THE COMPANY

   Tultex Corporation is one of the world's largest marketers and manufacturers of activewear and licensed sports apparel for consumers and sports enthusiasts. The Company's diverse product line includes fleeced sweats, jersey products (outerwear T-shirts), and decorated jackets and caps. These products are sold under the Company's own brands led by the DISCUS ATHLETIC and LOGO ATHLETIC premium labels and under private labels, including Nike, Levi Strauss, Reebok and Pro Spirit. In addition, the Company has numerous professional and college sports licenses to manufacture and market embroidered and screen-printed products with team logos and designs under its LOGO ATHLETIC and LOGO 7 brands. The Company is a licensee of professional sports apparel, holding licenses from the National Football League, Major League Baseball, the National Basketball Association and the National Hockey League to manufacture a full range of sports apparel for adults and children.

Historically a producer of quality fleecewear, in recent years Tultex has initiated a strategy to enhance its competitiveness and to capitalize on growth opportunities by becoming a consumer-oriented apparel maker able to compete in a changing industry. This strategy includes the following elements:
   (Bullet) INCREASING EMPHASIS ON HIGHER-MARGIN PRODUCTS. The Company is strengthening its competitiveness in the activewear business through the development of branded and private label, higher-quality and higher-margin products to supplement its traditionally strong position in the lower-priced segment of the business. The Company is developing its own brands, promoting
            DISCUS ATHLETIC for its premium products and using the TULTEX label for the value-oriented segment of the market.
            DISCUS ATHLETIC'S highly visible advertising during televised broadcasts of college football and basketball on the ESPN and ABC television networks and of Atlantic Coast Conference basketball has contributed to significant annual increases in sales of this brand since 1992. In addition, Tultex has partnering arrangements to supply higher-quality, private label products to companies such as Reebok, Levi Strauss and Nike, none of which accounted for more than 10% of the Company's consolidated sales during 1994. To complement its development of higher-margin products, the Company began manufacturing jersey products in 1991.

   (Bullet) EXPANDING INTO LICENSED APPAREL BUSINESS TO COMPLEMENT ACTIVEWEAR
            BUSINESS. Tultex's 1992 acquisitions of Logo 7, a marketer of licensed sports apparel, and Universal Industries, Inc. ("Universal"), a marketer of sports and entertainment licensed headwear, enabled the Company to achieve the fourth largest market share (13.7%) in the higher-margin licensed apparel business in 1993, and have created opportunities for significant manufacturing and distribution synergies with the Company's activewear business. The promotion of the LOGO ATHLETIC brand of licensed apparel through television and print advertising, as well as promotional arrangements featuring Dallas Cowboys' quarterback Troy Aikman, San Francisco 49ers' quarterback Steve Young, Miami Dolphins' quarterback Dan Marino, the Chicago Blackhawks' Chris Chelios and the Washington Bullets' Chris Webber, among others, has helped to increase the visibility and sales of LOGO ATHLETIC products.

   (Bullet) INCREASING DISTRIBUTION CHANNELS AND STRENGTHENING CUSTOMER
            RELATIONSHIPS. Tultex actively pursues strong relationships with department, sporting goods and other specialty stores, such as Sears, JC Penney, Modell's, Dillard's, Foot Locker, Champs and Sports Authority, to distribute its higher-margin branded and private label products. In addition, the Company continues to strengthen its relationships with high volume retailers such as Wal-Mart, Kmart and Target by supplying private label and TULTEX products. Tultex provides customers with exceptional service and support; as an example, its distribution capabilities are highly responsive to customers' changing delivery and inventory management requirements.

   (Bullet) INVESTING IN MODERN DISTRIBUTION AND PRODUCTION FACILITIES. During fiscal 1988 through fiscal 1994, Tultex invested approximately $191 million in capital expenditures, primarily in the construction of its customer service center and in high-efficiency spinning, knitting, dyeing, cutting and embroidering machinery. In 1991, Tultex began operating the customer service center, which the Company believes is the most highly automated in the industry. Having made significant investments in its distribution and production facilities, the Company's average capital expenditures are not expected to exceed approximately $20 million annually through 1997.

   The Company's strategy has improved its sales mix. While net sales increased 6.0% in fiscal 1994 over 1993, net sales of DISCUS ATHLETIC activewear and premium private label sweats under the Nike, Levi Strauss and Reebok names increased 49.8% to $77.6 million and net sales of LOGO ATHLETIC licensed apparel increased 198.6% to $64.5 million. Sales of jersey products were $56.8 million for the fiscal year ended December 31, 1994, representing 16.5% of the Company's activewear sales during such period compared to 11.6% for fiscal 1993. Reduced consumer demand for activewear and an oversupply of activewear in retail inventories in the first half of 1994, the MLB strike, the NHL lockout and higher raw material costs adversely affected Tultex's results of operations during 1994.

                                THE REFINANCING

   Net proceeds of this Offering, together with borrowings under the Senior Credit Facility (as defined below), will be used to pay in full the Company's variable rate note due July 31, 1996 (the "Term Loan"), the Company's 8 7/8% Senior Notes due June 1, 1999 (the "8 7/8% Notes"), and related prepayment expenses. See "Use of Proceeds and Refinancing." The Company believes that the longer maturity and the increased covenant flexibility provided under the terms of the Notes will allow the Company to continue to increase its long-term investment in brand promotion and higher-margin products.

   Contemporaneously with the completion of this Offering, the Company and certain of its subsidiaries will enter into a $225 million, three-year revolving credit facility with a group of commercial banks (the "Senior Credit Facility" and, together with the Offering, the "Refinancing"). The Senior Credit Facility will replace the Company's existing $225 million revolving credit facility which expires on October 6, 1995. Scheduled amortization requirements prior to this Offering (excluding the Senior Credit Facility) totaled $92.3 million from January 1, 1995 through December 31, 1998. After giving effect to the Refinancing, other than under the Senior Credit Facility, there will be no material scheduled amortization requirements until the maturity of the Notes.

   Borrowings under the Senior Credit Facility will be general unsecured obligations of the Company and will rank PARI PASSU in right of payment with the Notes and all other unsubordinated indebtedness of the Company and will be guaranteed by certain of the Company's subsidiaries. The closings of this Offering and of the Senior Credit Facility are conditioned upon each other. See "Use of Proceeds and Refinancing."

                                  THE OFFERING

   SECURITIES OFFERED.................  $110 million aggregate principal amount of        % Senior Notes due 2005.
MATURITY DATE..........................  , 2005.
INTEREST PAYMENT DATES.................  June 15 and December 15, commencing June 15, 1995.
   OPTIONAL REDEMPTION BY THE COMPANY..
                                         The Notes are not redeemable prior to                , 2000, except as set forth
                                         below. The Notes will be redeemable at the option of the Company, in whole or in part,
                                         at any time on or after                , 2000, at the redemption prices set forth
                                         herein, together with accrued and unpaid interest to the redemption date. In addition,
                                         prior to                , 1998, the Company may redeem up to approximately 32% of the principal amount of the Notes with the cash proceeds received by the Company from one or more sales of capital stock of the Company (other than Disqualified Stock) at a
                                         redemption price of        % of the principal amount thereof, plus accrued and unpaid interest to the redemption date; PROVIDED, HOWEVER, that at least $75 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption.
SINKING FUND...........................  None.
RANKING................................  The Notes will be general unsecured obligations of the Company and will rank PARI
                                         PASSU in right of payment with all other unsubordinated Indebtedness (including the
                                         Senior Credit Facility) of the Company.
GUARANTEES.............................  The Notes will be guaranteed on a joint and several basis by each of the Guarantors.
                                         The Guarantees will be general unsecured obligations of the Guarantors and will rank
                                         PARI PASSU in right of payment with all other unsubordinated indebtedness of the
                                         Guarantors. The Guarantors' liability under the Guarantees will be limited as described herein and Guarantees will be released in connection with certain asset sales and dispositions. See "Description of the Notes -- Guarantees."
CHANGE OF CONTROL OFFER................  Upon a Change of Control, the Company will be required to make an offer to purchase all outstanding Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.
CERTAIN COVENANTS......................  The Indenture will contain certain covenants that, among other things, limit the ability of the Company or any of its Subsidiaries to incur additional Indebtedness, make certain Restricted Payments, make certain Investments, create Liens, engage in
                                         Sale and Leaseback Transactions, permit dividend or other payment restrictions to apply to Subsidiaries, enter into certain transactions with Affiliates or Related
                                         Persons or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, the Company will be required to offer to purchase
                                         Notes at 100% of the principal amount thereof with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications. See "Description of the Notes."
   SENIOR CREDIT FACILITY..............  Concurrently with this Offering, the Company and certain of its subsidiaries will enter into the Senior Credit Facility, a $225 million, three-year revolving credit facility, with a group of commercial banks. The Senior Credit Facility will replace the Company's existing $225 million revolving credit facility, which expires on
                                         October 6, 1995. See "Use of Proceeds and Refinancing."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following table sets forth summary consolidated financial data for the Company for each of the five fiscal years in the period ended December 31, 1994. The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, related notes, and other financial data included elsewhere herein.

                                                                                  YEAR ENDED
                                                         DEC. 31        JAN. 1          JAN. 2       DEC. 28       DEC. 29
                                                            1994       1994(1)   1993(1)(2)(3)       1991(1)       1990(1)
IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA
STATEMENT OF INCOME DATA:
Net sales and other income                              $565,433      $533,611        $503,946      $349,910      $390,336
Cost of products sold                                    419,769       395,727         368,027       271,243       283,907
Depreciation                                              23,973        23,364          20,831        17,369        14,775
Selling, general and administrative                       93,510        88,433          81,297        45,481        52,546
Income from operations                                    28,181        26,087          33,791        15,817        39,108
Gain on sale of facilities                                 4,405            --              --         4,014            --
Interest expense                                          18,151        16,996          13,540         9,064         8,838
Income before income taxes and cumulative effect
  of accounting change                                    14,435         9,091          20,251        10,767        30,270
Income taxes                                               5,485         3,188           7,060         3,443        11,097
Income before cumulative effect of accounting
  change                                                   8,950         5,903          13,191         7,324        19,173
Cumulative effect of accounting change                        --            --              --         2,848(4)           --
Net income                                                $8,950        $5,903         $13,191       $10,172       $19,173
PER COMMON SHARE DATA:
Income before cumulative effect of accounting
  change                                                   $0.26         $0.16           $0.42         $0.25         $0.66
Net income                                                  0.26          0.16            0.42          0.35          0.66
Dividends declared                                          0.05          0.20            0.20          0.32          0.36
PRO FORMA DATA(5) (UNAUDITED):
Pro forma income from continuing operations               $6,596
Pro forma income per common share from continuing
  operations                                               $0.18
BALANCE SHEET DATA (END OF PERIOD):
Working capital                                         $122,854      $243,553        $126,717      $ 85,011      $ 92,432
Total assets                                             456,809       474,965         435,818       314,957       328,643
Total debt                                               216,355       239,438         200,531       115,032       123,069
Total stockholders' equity                               187,101       179,197         178,793       157,091       155,301
OTHER DATA:
EBITDA(6)                                                $53,371       $50,668         $55,559       $32,321       $53,018
Capital expenditures                                       8,624        22,250          30,330        14,360        21,983
Ratio of EBITDA to interest expense(6)                      2.94          2.98            4.10          3.57          6.00
Ratio of EBITDA minus capital expenditures to
  interest expense(6)                                       2.47          1.67            1.86          1.98          3.51
Ratio of earnings to fixed charges(7)                       1.59          1.41            2.11          1.54          2.27

(1) During the fourth quarter of fiscal 1993, the Company changed its method of determining the cost of inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. Under the current economic environment of low inflation, the Company believes that the FIFO method will result in a better measurement of operating results. The operating results of all years prior to fiscal 1993 have been restated to apply the new method retroactively. The effect of the accounting change on net income as previously reported was to reduce net income by $4,001, $416 and $3,791 for fiscal 1992, 1991 and 1990, respectively. In addition, earnings per common share were reduced by $0.14, $0.02 and $0.13 for fiscal 1992, 1991 and 1990, respectively. See Note 3 to the Company's Consolidated Financial Statements.
(2) See Note 2 to the Company's Consolidated Financial Statements for information with respect to the acquisition of Logo 7 and Universal Industries, Inc.
(3) Includes 53 weeks. All other years presented include 52 weeks.
(4) Reflects the Company's adoption of SFAS No. 96 "Accounting for Income Taxes" as of the beginning of the fiscal year.
(5) Pro forma income from continuing operations and pro forma income per common share from continuing operations have been calculated by adjusting historical results of operations to give effect to the transactions described in "Use of Proceeds and Refinancing" as if they had been consummated at January 2, 1994. For purposes of preparing the pro forma financial information, the Company assumed interest rates of 11.5% and 5.7% on the Notes and the Senior Credit Facility, respectively. On a pro forma basis, a 1/8% increase in the Company's weighted average variable interest rate for the Senior Credit Facility would have resulted in pro forma income from continuing operations and pro forma income per common share from continuing operations of $6,458 and $0.18, respectively.
(6) EBITDA represents earnings before taking into consideration interest expense, income taxes, depreciation and amortization and excludes gain on sale of facilities. EBITDA is included herein to provide additional information related to the Company's ability to service debt. EBITDA should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. After giving effect to the Refinancing, for the year ended December 31, 1994, pro forma EBITDA would have been $54,648, pro forma ratio of EBITDA to interest expense would have been 2.35 and pro forma ratio of EBITDA minus capital expenditures to interest expense would have been 1.98.
(7) For purposes of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and one-third of rental expense (the portion considered representative of the interest factor). After giving effect to the Offering (but without giving effect to incremental interest expense associated with borrowings under the Senior Credit Facility on a pro forma basis), the pro forma ratio of earnings to fixed charges would have been 1.41 for the year ended December 31, 1994.
                                       7

                                  RISK FACTORS

   Prospective investors should consider carefully all the information contained in this Prospectus, including the following risk factors.

SUBSTANTIAL LEVERAGE

   As of December 31, 1994, after giving effect to the Refinancing, the Company's total indebtedness would have been approximately $223.7 million, all of which was unsubordinated, and total shareholders' equity would have been approximately $183.5 million, resulting in a pro forma total debt to total capitalization ratio of 54.9%. In addition, at such date approximately $52.4 million of additional borrowing capacity would have been available (pursuant to the borrowing base formula) under the Senior Credit Facility. The Indenture will permit the Company and its subsidiaries to incur certain additional specified indebtedness. See "Description of the Notes."

   The Company's borrowing needs are seasonal. The maximum amount of indebtedness outstanding at any fiscal month end in 1994 was approximately $308.7 million at October 1, 1994. See " -- Seasonality and Cyclicality."

   The Company currently has incurred, and after the consummation of the Offering will continue to incur, significant annual cash interest expense. After giving effect to the Refinancing, the pro forma ratio of EBITDA to interest expense would have been 2.35 to 1 for the fiscal year ended December 31, 1994 compared to 2.94 to 1 before the Refinancing. After giving effect to the Offering, the pro forma ratio of earnings to fixed charges for the fiscal year ended December 31, 1994 would have been 1.41 to 1 compared to 1.59 to 1 before the Offering. See "Use of Proceeds and Refinancing" and "Capitalization."

The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, debt service requirements, general corporate purposes or other purposes may be restricted, (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the Company's interest expense,
(iii) the Company is more highly leveraged than certain of its competitors, which may place the Company at a competitive disadvantage and (iv) the Company's borrowings under the Senior Credit Facility will accrue interest at variable rates, which could result in increased interest expense in the event of higher interest rates.

The Company's ability to make interest payments on the Notes will be dependent on the Company's future operating performance, which itself is dependent on a number of factors, many of which are beyond the Company's control. The Company's ability to repay the Notes at maturity will depend upon these same factors and the ability of the Company to raise additional funds. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Financial Condition, Liquidity and Capital Resources."

During 1993 and 1994, the Company sought and obtained waivers of violations of, and amendments to, certain financial covenants contained in the instruments relating to the 8 7/8% Notes, the Term Loan and the Company's existing revolving credit facility. During the second quarter of 1994, the Company suspended the payment of dividends on its preferred and common stock. Substantially contemporaneously with the consummation of the Offering, the Company expects to pay existing dividend arrearages on its preferred stock and thereafter to resume paying quarterly dividends thereon. No decision with respect to renewal of common stock dividends has been made.

   RESTRICTIVE COVENANTS IN THE SENIOR CREDIT FACILITY

The Senior Credit Facility is expected to contain material restrictions on the operation of the Company's business, including covenants restricting, among other things, the ability of the Company and certain subsidiaries to incur indebtedness, create liens on the Company's property, guarantee obligations, alter the character of the Company's business, consolidate, merge or purchase or sell the Company's assets, make investments or advance funds, prepay indebtedness and transact business with affiliates. The Senior Credit Facility is also expected to contain certain financial covenants, including covenants that will require the Company to maintain a minimum tangible net worth, leverage ratio and fixed charges coverage ratio, as well as customary representations and warranties, funding conditions and events of default. A breach of one or more covenants under such facility could result in an acceleration of the Company's obligations thereunder, and the inability of the Company to borrow additional
                                       8
amounts under the Senior Credit Facility. In addition, a default under the Notes will constitute an event of default under the Senior Credit Facility. See "Use of Proceeds and Refinancing."

   RESTRICTIVE COVENANTS IN THE INDENTURE

   The Indenture contains material restrictions on the Company's operations, including covenants that restrict or limit (i) indebtedness that may be incurred by the Company and its subsidiaries, (ii) the ability of the Company and its subsidiaries to pay dividends or make other distributions, purchase or redeem stock and make other investments, (iii) the creation of liens, (iv) the disposition of assets, (v) sale and leaseback transactions, (vi) the issuance and sale of capital stock of the Company's subsidiaries, (vii) transactions with affiliates, (viii) a change of control of the Company and (ix) mergers, consolidations and certain sales of assets by the Company. A breach of one or more covenants under the Indenture could result in an acceleration of the Company's obligations thereunder. See "Description of the Notes."

   DOMESTIC COMPETITION

The domestic activewear and licensed apparel industries are highly competitive. Since the 1980s, the activewear industry, and in recent years the licensed apparel industry, have been characterized by the acquisition of existing competitors by larger companies with substantial financial resources and manufacturing and distribution capabilities. Certain participants in these industries have greater financial and other resources than the Company. Increased competition from these and future competitors could reduce sales and prices, adversely affecting the Company's results of operations. Because of the Company's high leverage, it may be less able to respond effectively to such competition than other participants. See "Business -- Industry."

   FOREIGN COMPETITION

   The Company's products are subject to foreign competition. The extent of import protection afforded to domestic manufacturers has been, and is likely to remain, subject to considerable political deliberation. Beginning in 1995, the General Agreement on Tariffs and Trade ("GATT") will eliminate over a period of 10 years restrictions on imports of apparel. In addition, on January 1, 1994, the North American Free Trade Agreement ("NAFTA") became effective. The implementation of NAFTA could result in an increase in apparel imported from Mexico that would compete against certain of the Company's products. See "Business -- Industry."

LICENSES AND TRADEMARKS

   Professional and collegiate athletic licensors have increased their royalty percentages and minimum guaranteed payments in contracts with licensees, such as the Company's subsidiaries. In addition, the Company's material licenses are nonexclusive, and new or existing competitors may obtain similar licenses. If a significant license or licenses were not renewed or replaced, the Company's sales and results of operations likely would be materially and adversely affected. See "Business -- Licenses."

Because of its growing emphasis on branded products, the Company increasingly will rely on the strength of its trademarks. The Company has in the past and may in the future be required to expend significant resources protecting these trademarks, and the loss or limitation of the exclusive right to use them could adversely affect the Company's sales and results of operations. See
"Business -- Industry" and " -- Trademarks."

MAJOR LEAGUE BASEBALL STRIKE AND NATIONAL HOCKEY LEAGUE LOCKOUT

   Through its subsidiaries, the Company sells activewear and headwear bearing professional and college sports licensed logos and designs, including Major League Baseball ("MLB") and National Hockey League ("NHL") team logos and designs. The MLB players' strike and NHL lockout, which was settled on January 13, 1995, have adversely affected sales of items bearing these marks, and the MLB players' strike will continue to adversely affect sales of MLB products until this dispute is resolved. The Company expects that consumer demand for NHL products and, once play resumes, MLB products will rebound, but may recover slowly. There can be no assurance that the MLB dispute will be resolved in the near future or that sales of MLB and NHL products will increase or return to prior levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Fiscal Year 1994 Compared to Fiscal Year 1993."

UNIONIZATION OF HOURLY WORKERS AT MARTINSVILLE FACILITIES

   In August 1994, hourly employees at the Company's Martinsville, Virginia facilities voted for representation by the Amalgamated Clothing and Textile Workers Union. The Company currently is negotiating a labor agreement with the union which would cover all hourly employees at the Martinsville facilities. As of December 31, 1994, the Company's approximately 2,200 hourly employees in Martinsville accounted for approximately 32% of the Company's total employees and approximately 36% of the Company's hourly employees. Failure to reach agreement with the union could materially adversely affect the Company's operations at its Martinsville facilities. None of the Company's other employees are represented by a union. See "Business -- Employees."

RAW MATERIALS

   The principal raw materials used by the Company in the manufacture of its products are cotton of various grades and staple lengths and polyester in staple form. Any shortage in the cotton supply by reason of weather, crop disease or other factors, or significant increase in the price of cotton or polyester, could adversely affect the Company's results of operations. Tultex makes advance purchases of raw cotton based on projected demand. The Company has contracted to purchase substantially all of its raw cotton needs for 1995 and has fixed the price on approximately 50% of its raw cotton needs. To the extent cotton prices increase before the Company fixes the price for the remainder of its raw cotton needs, the Company's results of operations could be adversely affected. See "Business -- Raw Materials."

SEASONALITY AND CYCLICALITY

   Historically, the fleecewear and licensed apparel industries have been seasonal, with peak sales occurring in the third and fourth quarters of the calendar year, coinciding with cooler weather and the playing seasons for some of the most popular professional and college sports, notably football and basketball. The licensed apparel industry also is cyclical, in substantial part because of the changing allegiances of sports fans as their teams win or lose and the fluctuating popularity of a particular sport. The Company's performance may be negatively affected by the foregoing factors and by changing retailer and consumer demands and downturns in consumer spending, such as the downturn that began during the latter part of 1993 and that affected the Company's performance into 1994. See "Business -- Industry" and " -- Seasonality."

   ENVIRONMENTAL LAWS AND REGULATIONS

   The Company is subject to various federal, state and local environmental laws and regulations governing the discharge, storage, handling and disposal of a variety of substances and waste used in the Company's operations. The Company returns dyeing waste for treatment to the City of Martinsville, Virginia's municipal wastewater treatment system operated under a permit issued by the state. While the Company believes it is in material compliance with these laws and regulations, there can be no assurance that environmental requirements will not become more stringent in the future or that the Company will not incur substantial costs in the future to comply with such requirements. See "Business
- -- Environmental Matters."

FRAUDULENT CONVEYANCE CONSIDERATIONS

Each Guarantor's Guarantee of the obligations of the Company under the Notes may be subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of such Guarantor. If a court were to find under relevant fraudulent conveyance statutes that, at the time the Notes were issued, (a) a Guarantor guaranteed the Notes with the intent of hindering, delaying or defrauding current or future creditors or
(b)(i) a Guarantor received less than reasonably equivalent value or fair consideration for guaranteeing the Notes and (ii)(A) was insolvent or was rendered insolvent by reason of such Guarantee, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, obligations beyond its ability to pay as such obligations matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes), such court could avoid or subordinate such Guarantee to presently existing and future indebtedness of such Guarantor and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating such Guarantee. See "Description of the
Notes -- Guarantees."
                                       10

NO MARKET FOR NOTES

The Notes are new securities for which there is no trading market. The Company does not intend to list the Notes on any securities exchange. The Company has been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes; however, the Underwriters are not obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes. See "Underwriting."

                        USE OF PROCEEDS AND REFINANCING

   The net proceeds from this Offering are estimated to be approximately $106.7 million. The Company intends to use all of such net proceeds and borrowings of approximately $8.3 million under the Senior Credit Facility to pay principal, accrued interest and prepayment expenses relating to the 8 7/8% Notes and the Term Loan. The Company intends to use additional borrowings under the Senior Credit Facility to repay amounts outstanding under its existing credit facility, which terminates on October 6, 1995. The closings of this Offering and the Senior Credit Facility are conditioned upon each other. The Refinancing will eliminate certain covenants and extend the maturities of the Company's indebtedness. Upon consummation of the Refinancing, the Company expects to record an extraordinary charge, representing the loss from early extinguishment of debt (including expensing of unamortized issuance costs and prepayment penalties). As of December 31, 1994, this charge, net of tax, would have been approximately $3.6 million, including a prepayment penalty of $1.4 million calculated as of February 16, 1995.

As of December 31, 1994, there was $95 million in aggregate principal amount of 8 7/8% Notes outstanding and $16 million outstanding under the Term Loan bearing interest at the annual rate of 90-day LIBOR plus 0.75% (7.19% as of December 31, 1994). The 8 7/8% Notes mature on June 1, 1999 and the Term Loan matures on July 31, 1996.

Borrowings under the Senior Credit Facility will be general unsecured obligations of the Company and will rank PARI PASSU in right of payment with the Notes and all other unsubordinated indebtedness of the Company. As of December 31, 1994, all of the Company's outstanding indebtedness was unsubordinated. Borrowings under the Senior Credit Facility will bear a floating rate of interest equal to the prime rate of NationsBank, N.A. (Carolinas) or a reference rate plus a margin ranging from 0.50% to 1.625% per annum, depending upon the applicable reference rate and the Company's ratio of total debt to tangible capitalization. The Senior Credit Facility will contain customary representations and events of default, including default upon a change of control of the Company. It will also contain covenants restricting, among other things, the ability of the Company and certain subsidiaries to incur indebtedness; create liens on the Company's property; guarantee obligations; alter the character of the Company's business; consolidate, merge or purchase or sell the Company's assets; make investments or advance funds; prepay indebtedness; and transact business with affiliates. The Senior Credit Facility will also contain certain financial covenants, including covenants that will require the Company to maintain a minimum tangible net worth, leverage ratio and fixed charges coverage ratio. Three of the Company's subsidiaries, Logo 7, Universal and Dominion Stores, Inc., will guarantee on a joint and several basis all of the Company's obligations under the Senior Credit Facility.

                                 CAPITALIZATION

   The following table sets forth the capitalization of the Company at December 31, 1994, and as adjusted to give effect to the consummation of the Refinancing and the use of the net proceeds from the Offering as set forth in "Use of Proceeds and Refinancing." See the Company's Consolidated Financial Statements and the notes thereto included elsewhere herein.

                                                                                               AT DECEMBER 31, 1994
                                                                                                              (UNAUDITED)
                                                                                                     ACTUAL   AS ADJUSTED
IN THOUSANDS, EXCEPT SHARE AMOUNTS
SHORT-TERM INDEBTEDNESS:
Notes payable to bank                                                                              $  1,000      $  1,000
Current maturities of long-term indebtedness                                                        132,353(1)          212
     Total short-term indebtedness                                                                  133,353         1,212
LONG-TERM INDEBTEDNESS, LESS CURRENT MATURITIES:
       % Senior Notes due 2005                                                                           --       110,000
Notes payable to banks (Senior Credit Facility)                                                          --       112,298
8 7/8% Senior Notes Due June 1, 1999 (8 7/8% Notes)                                                  76,000            --
Variable rate note due July 31, 1996 (Term Loan)                                                      6,856            --
Other long-term indebtedness                                                                            146           146
     Total long-term indebtedness                                                                    83,002       222,444
     Total indebtedness                                                                             216,355       223,656
STOCKHOLDERS' EQUITY:
5% Cumulative Preferred Stock, $100 par value per share; 22,000 shares
  authorized, 1,975 shares outstanding                                                                  198           198
Cumulative Convertible Preferred Stock, $7.50 Series B, no par value;
  150,000 shares authorized and outstanding                                                          15,000        15,000
Common Stock, par value $1 per share; 60,000,000 shares authorized;
  29,806,793 shares issued and outstanding                                                           29,807        29,807
Capital in excess of par value                                                                        5,279         5,279
Retained earnings                                                                                   140,283       136,662(2)
Less notes receivable from stockholders (3)                                                          (3,466)       (3,466)
     Total stockholders' equity                                                                     187,101       183,480
     Total capitalization                                                                          $403,456      $407,136

(1) Includes $104,000 outstanding under the Company's existing revolving credit facility, which expires October 6, 1995.
(2) Gives effect, on an after-tax basis, to the charge associated with the early extinguishment of indebtedness as a result of the Refinancing. The charge includes a prepayment penalty of $1,400 calculated as of February 16, 1995.
(3) See Note 16 to the Company's Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data set forth below for each of the five fiscal years in the period ended December 31, 1994 is derived from the Consolidated Financial Statements of the Company, as audited by Price Waterhouse LLP, independent accountants, which are included herein for fiscal years 1994, 1993 and 1992. The Consolidated Financial Statements of the Company for fiscal year 1991 and prior years are based, in part, upon the Financial Statements of Universal which was acquired by the Company in 1992, as audited by Coopers & Lybrand L.L.P., independent accountants. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, related notes, and other financial data included elsewhere in this Prospectus.

                                                   YEAR ENDED
                                                        DEC. 31        JAN. 1          JAN. 2       DEC. 28       DEC. 29
                                                           1994       1994(1)   1993(1)(2)(3)       1991(1)       1990(1)
IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA
STATEMENT OF INCOME DATA:
Net sales and other income                             $565,433      $533,611        $503,946      $349,910      $390,336
Cost of products sold                                   419,769       395,727         368,027       271,243       283,907
Depreciation                                             23,973        23,364          20,831        17,369        14,775
Selling, general and administrative                      93,510        88,433          81,297        45,481        52,546
Income from operations                                   28,181        26,087          33,791        15,817        39,108
Gain on sale of facilities                                4,405            --              --         4,014            --
Interest expense                                         18,151        16,996          13,540         9,064         8,838
Income before income taxes and cumulative effect
  of accounting change                                   14,435         9,091          20,251        10,767        30,270
Income taxes                                              5,485         3,188           7,060         3,443        11,097
Income before cumulative effect of accounting
  change                                                  8,950         5,903          13,191         7,324        19,173
Cumulative effect of accounting change                       --            --              --         2,848(4)           --
Net income                                               $8,950        $5,903         $13,191       $10,172       $19,173
PER COMMON SHARE DATA:
Income before cumulative effect of accounting
  change                                                  $0.26         $0.16           $0.42         $0.25         $0.66
Net income                                                 0.26          0.16            0.42          0.35          0.66
Dividends declared                                         0.05          0.20            0.20          0.32          0.36
PRO FORMA DATA (5) (UNAUDITED):
Pro forma income from continuing operations              $6,596
Pro forma income per common share from continuing
  operations                                              $0.18
BALANCE SHEET DATA (END OF PERIOD):
Working capital                                        $122,854      $243,553        $126,717      $ 85,011      $ 92,432
Total assets                                            456,809       474,965         435,818       314,957       328,643
Total debt                                              216,355       239,438         200,531       115,032       123,069
Total stockholders' equity                              187,101       179,197         178,793       157,091       155,301
OTHER DATA:
EBITDA (6)                                              $53,371       $50,668         $55,559       $32,321       $53,018
Capital expenditures                                      8,624        22,250          30,330        14,360        21,983
Ratio of EBITDA to interest expense (6)                    2.94          2.98            4.10          3.57          6.00
Ratio of EBITDA minus capital expenditures to
  interest expense (6)                                     2.47          1.67            1.86          1.98          3.51
Ratio of earnings to fixed charges (7)                     1.59          1.41            2.11          1.54          2.27

FOOTNOTES ON FOLLOWING PAGE

(1) During the fourth quarter of fiscal 1993, the Company changed its method of determining the cost of inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. Under the current economic environment of low inflation, the Company believes that the FIFO method will result in a better measurement of operating results. The operating results of all years prior to fiscal 1993 have been restated to apply the new method retroactively. The effect of the accounting change on net income as previously reported was to reduce net income by $4,001, $416 and $3,791 for fiscal 1992, 1991 and 1990, respectively. In addition, earnings per common share were reduced by $0.14, $0.02 and $0.13 for fiscal 1992, 1991 and 1990, respectively. See Note 3 to the Company's Consolidated Financial Statements.
(2) See Note 2 to the Company's Consolidated Financial Statements for information with respect to the acquisition of Logo 7 and Universal Industries, Inc.
(3) Includes 53 weeks. All other years presented include 52 weeks.
(4) Reflects the Company's adoption of SFAS No. 96 "Accounting for Income Taxes" as of the beginning of the fiscal year.
(5) Pro forma income from continuing operations and pro forma income per common share from continuing operations have been calculated by adjusting historical results of operations to give effect to the transactions described in "Use of Proceeds and Refinancing" as if they had been consummated at January 2, 1994. For purposes of preparing the pro forma financial information, the Company assumed interest rates of 11.5% and 5.7% on the Notes and the Senior Credit Facility, respectively. On a pro forma basis, a 1/8% increase in the Company's weighted average variable interest rate for the Senior Credit Facility would have resulted in pro forma income from continuing operations and pro forma income per common share from continuing operations of $6,458 and $0.18, respectively.
(6) EBITDA represents earnings before taking into consideration interest expense, income taxes, depreciation and amortization and excludes gain on sale of facilities. EBITDA is included herein to provide additional information related to the Company's ability to service debt. EBITDA should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. After giving effect to the Refinancing, for the year ended December 31, 1994, pro forma EBITDA would have been $54,648, pro forma ratio of EBITDA to interest expense would have been 2.35 and pro forma ratio of EBITDA minus capital expenditures to interest expense would have been 1.98.
(7) For purposes of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and one-third of rental expense (the portion considered representative of the interest factor). After giving effect to the Offering (but without giving effect to incremental interest expense associated with borrowings under the Senior Credit Facility on a pro forma basis), the pro forma ratio of earnings to fixed charges would have been 1.41 for the year ended December 31, 1994.
                                       14

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   Financial results for the first six months of fiscal 1992 have been restated to include Universal, acquired by the Company in June 1992 through an exchange of stock accounted for as a pooling of interests. In addition, the Company changed its method of determining cost of inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method during the fourth quarter of fiscal 1993. This change has been applied retroactively by restating all prior periods presented.

RESULTS OF OPERATIONS

   The following table presents the Company's consolidated income statement items as a percentage of net sales.

                                                                 YEAR ENDED
                                                                 DEC. 31, 1994 JAN. 1, 1994  JAN. 2, 1993
                                                                   (52 WEEKS)    (52 WEEKS)    (53 WEEKS)
Net sales and other income                                             100.0%        100.0%        100.0%
Cost of products sold                                                    74.2          74.1          73.0
Depreciation                                                              4.2           4.4           4.2
Selling, general and administrative                                      16.5          16.6          16.1
Gain on sale of facilities                                               (0.7)           --            --
Interest                                                                  3.2           3.2           2.7
Total costs and expenses                                                 97.4          98.3          96.0
Income before taxes                                                       2.6           1.7           4.0
Provision for income tax                                                  1.0           0.6           1.4
Net income                                                               1.6%          1.1%          2.6%

Note: Certain items have been rounded to cause the columns to add to 100%.

   FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993

Net Sales and Other Income for the year ended December 31, 1994 increased $31.8 million or 6.0% over the prior year, from $533.6 million to $565.4 million, attributable primarily to increased sales volume in the activewear and licensed headwear lines. These increases were partially offset by a decrease in other licensed apparel sales due to the Major League Baseball strike and the National Hockey League lockout, and to some general weakening in the licensed sports apparel marketplace. Activewear sales in fiscal 1994 increased $24.3 million or 7.6% over fiscal 1993 from $320.1 million to $344.4 million, and licensed apparel headwear sales increased $16.2 million or 31.0% over fiscal 1993 from $52.2 million to $68.4 million. Sales of other licensed sports apparel decreased $8.7 million or 5.4% in fiscal 1994 compared with 1993 from $161.3 million to $152.6 million. Sales of DISCUS ATHLETIC activewear and premium private label sweats under the Nike, Levi Strauss and Reebok names increased 49.8% to $77.6 million and sales of LOGO ATHLETIC licensed apparel increased 198.6% to $64.5 million. Sales of jersey products were $56.8 million for the fiscal year ended December 31, 1994, representing 16.5% of the Company's activewear sales during such period compared to 11.6% for fiscal 1993.

Cost of Products Sold as a percentage of sales in fiscal 1994 remained relatively unchanged from 1993, increasing from 74.1% to 74.2%. Continuing efficiency improvements and overhead reductions during 1994 helped contain total costs. Costs were contained notwithstanding growth of jersey volume, which typically produces lower margins, increased raw material costs and product improvements. Utilization of the Company's manufacturing and distribution facilities improved in the second half of 1994 as a result of the increased demand for activewear. Raw material costs were higher in 1994 than in 1993 as a result of the increased price of raw cotton. Cotton prices fluctuate based on the relationship between supply and demand, with prices increasing as demand increases and/or supply decreases. The supply of cotton can be adversely affected by weather, crop disease or other factors. Although cotton and polyester prices are expected to be higher and cotton supply may be limited in 1995, the Company has contracted to purchase substantially all of its raw cotton needs for 1995 and fixed the price on
                                       15
approximately 50% of its raw cotton needs. To the extent cotton prices increase before the Company fixes the price for the remainder of its raw cotton needs, the Company's results of operations could be adversely affected.

Depreciation expense as a percentage of sales was 4.2% for fiscal 1994 and 4.4% for fiscal 1993. Depreciation expense in 1994 increased by $0.6 million or 2.6% over 1993 from $23.4 million to $24.0 million, due to fixed asset additions.

Selling, General and Administrative ("SG&A") expenses increased $5.1 million in 1994. As a percentage of net sales, SG&A expenses were 16.5% in 1994 and 16.6% in 1993. Higher SG&A expenses in 1994 resulted from higher advertising costs and sales commissions in activewear lines, especially relating to the Company's DISCUS ATHLETIC brand, and higher royalties in the licensed apparel lines.

In December 1994, the Company sold its yarn spinning plant located in Rockingham, North Carolina, which generated a pretax gain of $4.4 million. The Company separately agreed to purchase from the buyer 20 million pounds of cotton-polyester blended yarns over the next three years on market terms. The Company's yarn purchase requirements are expected to exceed this amount.

Interest expense as a percentage of sales was 3.2% for both 1994 and 1993. Interest expense increased $1.2 million or 7.1% in 1994 over 1993, from $17.0 million to $18.2 million, primarily as a result of higher average borrowings to finance working capital requirements. The nature of the Company's business requires extensive seasonal borrowings to support its working capital needs. As of October 6, 1993, the Company entered into a $225 million revolving credit facility, which replaced its short-term credit lines. During fiscal 1993, working capital borrowings averaged $133.9 million at an average rate of 3.8%. During fiscal 1994, under the revolving credit facility, average borrowings and interest rate were $155.3 million and 5.2%, respectively.

Provision for Income Tax is a function of pretax earnings and the combined effective rate of federal and state income taxes. The effective rate for combined federal and state income taxes was 38% in 1994 and 35% in 1993. The provision for income tax as a percentage of net sales increased to 1.0% in fiscal 1994 from 0.6% in fiscal 1993, an increase of $2.3 million. The increase in provision for income tax was due to higher pretax earnings and higher effective federal and state income tax rates.

FISCAL YEAR 1993 COMPARED TO FISCAL YEAR 1992

Net Sales and Other Income for fiscal 1993 increased $29.7 million or 5.9% over 1992 from $503.9 million to $533.6 million. The 1993 sales growth was due to a 23.7% increase in licensed apparel sales partially offset by lower activewear sales. Unit sales volume of activewear apparel in 1993 was relatively unchanged from the prior year's level, while the average selling price of activewear apparel decreased by approximately 2% from 1992. The 1993 average price decline of activewear products was primarily due to proportionately higher shipping volume of jersey products, which sell at lower prices than fleece garments.

Cost of Products Sold as a percentage of sales increased from 73.0% for 1992 to 74.1% for 1993. The increase was primarily due to heavier fabric weights, greater sewing detail for activewear products, strong licensed apparel sales growth with mass merchandisers which sales generally yield lower margins, and expenses associated with streamlining operations. The increase in jersey sales, which traditionally yield lower margins than fleece, also increased cost of products sold as a percentage of sales. Apparel production for 1993 decreased 2.5% from 1992.

Depreciation expense as a percentage of sales increased to 4.4% for 1993 from 4.2% for 1992. Depreciation expense increased $2.6 million or 12.5% over 1992 from $20.8 million to $23.4 million. The 1993 increase was primarily due to expenditures for machinery and equipment.

Selling, General and Administrative expenses increased as a percentage of sales from 16.1% in 1992 to 16.6% in 1993. The primary reason for the SG&A expense increase was an approximately $5 million increase in royalty expenses related to higher sales of professional sports licensed apparel.

Interest expense was 3.2% of sales for 1993 compared to 2.7% for 1992. Interest expense increased $3.5 million or 25.9% in 1993 compared to 1992 from $13.5 million to $17.0 million primarily due to higher indebtedness from increased working capital needs and the acquisition of Logo 7. The Company experienced increased working capital needs in 1993 due to higher inventory levels and extended payment terms for some customers.

Provision for Income Tax reflects an effective rate for combined federal and state income tax of 35% in 1993 and 1992.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

   Net working capital at December 31, 1994 decreased $120.7 million or 49.5% to $122.9 million from $243.6 million at January 1, 1994, primarily due to the reclassification of $104.0 million of borrowings under the Company's existing revolving credit facility from long-term debt to current maturities. Net accounts receivable increased $23.4 million from January 1, 1994 to December 31, 1994 due to higher activewear sales in the fourth quarter of 1994 versus the comparable period in 1993.

Inventories traditionally increase during the first half of the year to support second-half shipments. In 1994, inventories peaked on July 2 at $206.5 million and then dropped to $130.2 million at December 31. As of December 31, 1994, inventories had decreased by approximately $27.1 million or 17.2% from January 1, 1994, while sales had increased 6.0% in fiscal 1994 versus fiscal 1993.

Borrowings under the Company's revolving credit facility, amounting to $104.0 million at December 31, 1994, were reclassified from long-term debt to current maturities because the credit facility terminates in October 1995. The current ratio (ratio of current assets to current liabilities) at December 31, 1994 was
1.7 compared to 6.4 at January 1, 1994. The decrease in the current ratio was due mainly to higher current maturities of debt.

On October 6, 1993, the Company began operating with a two-year $225 million revolving credit facility which replaced the Company's short-term credit lines. Total indebtedness at December 31, 1994 consisted primarily of the 8 7/8% Notes totalling $95 million, $104.0 million outstanding under the revolving credit facility and $16 million due under the Term Loan. The Company's average credit facility borrowings during fiscal 1994 were $155.3 million and its peak borrowing was $192.0 million at October 1, 1994. Current maturities included $19 million of the 8 7/8% Notes, a total of $9 million, due in equal quarterly payments of approximately $2 million each, under the Term Loan and $104.0 million of borrowings under the revolving credit facility. As of December 31, 1994, the Company was in compliance with, or had obtained waivers for violations of, all debt covenants.

Net proceeds from this Offering and borrowings under the Senior Credit Facility will be used to repay in full the 8 7/8% Notes and the Term Loan. The Company believes that the longer maturities and the increased covenant flexibility provided under the terms of the Notes will allow the Company to continue to increase its long-term investment in brand promotion and higher-margin products. See "Use of Proceeds and Refinancing."

In fiscal 1994, net cash provided by operations was $24.6 million compared to cash used by operations of $5.9 million in fiscal 1993. The reduced need for operating cash was due to reduced inventory partially offset by higher accounts receivable. Cash used for capital expenditures decreased $13.7 million or 61.4% for fiscal 1994 compared to 1993 from $22.3 million to $8.6 million. The Company has budgeted approximately $15 million for capital expenditures in fiscal 1995. Cash used by financing activities was $24.1 million for fiscal 1994 compared to cash provided by financing activities of $33.4 million in fiscal 1993 as a result of reduced borrowing requirements. The Company expects that its short-term borrowing needs will be met through cash generated from operations and borrowings under the new, three-year Senior Credit Facility. In addition, the Notes will require no scheduled principal repayments until their maturity in 2005.

Stockholders' Equity increased $7.9 million during fiscal 1994 primarily due to net income for the period of $9.0 million and $0.7 million net proceeds from a new employee stock purchase plan. This increase was partially offset by cash dividends of $1.8 million. On April 13, 1994, the Board of Directors suspended further dividend payments. Substantially contemporaneously with the consummation of the Offering, the Company expects to pay existing dividend arrearages on its preferred stock and thereafter to resume paying quarterly dividends thereon. No decision with respect to renewal of common stock dividends has been made. Accumulated dividends on the Company's 5% Cumulative Preferred Stock and Cumulative Convertible Preferred Stock, $7.50 Series B totalled $851,000 at December 31, 1994.
                                       17

                                    BUSINESS

GENERAL

   Tultex Corporation is one of the world's largest marketers and manufacturers of activewear and licensed sports apparel for consumers and sports enthusiasts. The Company's diverse product line includes fleeced sweats, jersey products (outerwear T-shirts), and decorated jackets and caps. These products are sold under the Company's own brands led by the DISCUS ATHLETIC and LOGO ATHLETIC premium labels and under private labels, including Nike, Levi Strauss, Reebok and Pro Spirit. In addition, the Company has numerous professional and college sports licenses to manufacture and market embroidered and screen-printed products with team logos and designs under its LOGO ATHLETIC and LOGO 7 brands. The Company is a licensee of professional sports apparel, holding licenses from the National Football League ("NFL"), MLB, the National Basketball Association ("NBA") and the NHL to manufacture a full range of sports apparel for adults and children.

Historically, Tultex has been a producer of quality fleece products for sale to distributors and resale to consumers under private labels. However, in the 1980s, the activewear industry began to change. Increasing consumer demand reflecting more active and casual lifestyles and the industry's historically good long-term growth prospects and low fashion risk as compared to other apparel products, attracted large, well-financed companies which acquired competitors of the Company. Simultaneously, larger mass merchandise retailers began to exert pressure on margins for lower-priced fleece products.

In recent years, Tultex has initiated a strategy to enhance its competitiveness and to capitalize on growth opportunities by becoming a consumer-oriented apparel maker able to compete in a changing industry. This strategy includes the following elements:

   (Bullet) INCREASING EMPHASIS ON HIGHER-MARGIN PRODUCTS. The Company is strengthening its competitiveness in the activewear business through the development of branded and private label, higher-quality and higher-margin products to supplement its traditionally strong position in the lower-priced segment of the business. The Company is developing its own brands, promoting DISCUS ATHLETIC for its premium products and using the TULTEX label for the value-oriented segment of the market. DISCUS ATHLETIC'S highly visible advertising during televised broadcasts of college football and basketball on the ESPN and ABC television networks and of Atlantic Coast Conference basketball has contributed to significant annual increases in sales of this brand since 1992. In addition, Tultex has partnering arrangements to supply higher-quality, private label products to companies such as Reebok, Levi Strauss and Nike, none of which accounted for more than 10% of the Company's consolidated sales during 1994. To complement its development of higher-margin products, the Company began manufacturing jersey products in 1991.

(Bullet) EXPANDING INTO LICENSED APPAREL BUSINESS TO COMPLEMENT ACTIVEWEAR BUSINESS. Tultex's 1992 acquisitions of Logo 7, a marketer of licensed sports apparel, and Universal, a marketer of sports and entertainment licensed headwear, enabled the Company to achieve the fourth largest market share (13.7%) in the higher-margin licensed apparel business in 1993, and have created opportunities for significant manufacturing and distribution synergies with the Company's activewear business. The promotion of the LOGO ATHLETIC brand of licensed apparel through television and print advertising, as well as promotional arrangements featuring Dallas Cowboys' quarterback Troy Aikman, San Francisco 49ers' quarterback Steve Young, Miami Dolphins' quarterback Dan Marino, the Chicago Blackhawks' Chris Chelios and the Washington Bullets' Chris Webber, among others, has helped to increase the visibility and sales of LOGO ATHLETIC products.

(Bullet) INCREASING DISTRIBUTION CHANNELS AND STRENGTHENING CUSTOMER RELATIONSHIPS. Tultex actively pursues strong relationships with department, sporting goods and other specialty stores, such as Sears, JC Penney, Modell's, Dillard's, Foot Locker, Champs and Sports Authority, to distribute its higher margin branded and private label products. In addition, the Company continues to strengthen its relationships with high volume retailers such as Wal-Mart, Kmart and Target by supplying private label and TULTEX products. Tultex provides customers with exceptional service and support; as an example, its distribution capabilities are highly responsive to customers' changing delivery and inventory management requirements.

(Bullet) INVESTING IN MODERN DISTRIBUTION AND PRODUCTION FACILITIES. During fiscal 1988 through fiscal 1994, Tultex invested approximately $191 million in capital expenditures, primarily in the construction of its customer service center and in high-efficiency spinning, knitting, dyeing, cutting and embroidering machinery. In 1991, Tultex began operating the customer service center, which the Company believes is the most highly automated in the industry. Having made significant investments in its distribution and production facilities, the Company's average capital expenditures are not expected to exceed approximately $20 million annually through 1997.

The Company's strategy has improved its sales mix. While net sales increased 6.0% in fiscal 1994 over 1993, net sales of DISCUS ATHLETIC activewear and premium private label sweats under the Nike, Levi Strauss and Reebok names increased 49.8% to $77.6 million and net sales of LOGO ATHLETIC licensed apparel increased 198.6% to $64.5 million. Sales of jersey products were $56.8 million for the fiscal year ended December 31, 1994, representing 16.5% of the Company's activewear sales during such period compared to 11.6% for fiscal 1993. Reduced consumer demand for activewear and an oversupply of activewear in retail inventories in the first half of 1994, the MLB strike, the NHL lockout and higher raw material costs adversely affected Tultex's results of operations during 1994.

The Company's activewear business is vertically integrated, spinning approximately 80-85% of the yarn it requires in three yarn plants located in North Carolina (the balance is purchased under yarn supply contracts) and knitting, dyeing and cutting fabric and sewing finished goods in 11 plants in Virginia and North Carolina and one plant in Jamaica. The Company's licensed sports apparel operations are conducted from one plant in Indiana and one plant in Massachusetts.

INDUSTRY

The Company produces activewear and licensed sports apparel and headwear for sale at a broad range of price points through all major distribution channels.

ACTIVEWEAR

The Company's activewear business consists of its fleecewear and jersey products. All activewear industry and market share data included herein has been estimated by the Company based on data provided by Market Research Corporation of America, a leading provider of market information on the textile industry.

FLEECEWEAR. The fleecewear industry, with retail sales of approximately $9.1 billion in 1993, has grown 12.8% in unit sales from 1989 to 1993 and has experienced a 3.1% compound annual growth rate in unit sales during this period. The predominant fleecewear products are sweatshirts and bottoms.

The basic fleecewear industry is characterized by:

(Bullet) LOW FASHION RISK -- although fashion detailing changes often, basic garment styles are not driven by trends or fads;

(Bullet) LONG-TERM GROWTH -- industry sales volume is estimated to have grown from 697.4 million units in 1989 to 786.9 million units in 1993, though this growth has been punctuated with periodic downturns related to external events such as reduced retailer commitment for activewear during the Gulf War and the lower consumer demand prevailing in late 1993 to early 1994;

(Bullet) ENTRY BY WELL-FINANCED ACQUIRORS -- new entrants have been attracted by the industry's long-term growth and have been able to make the large initial capital investments for manufacturing;

(Bullet) BARRIERS TO ENTRY -- barriers include large required capital investments, and growing importance of brand-name recognition and established customer relationships; and

(Bullet) LOW THREAT OF IMPORTS -- the low labor portion of the cost of manufacturing fleecewear and the short delivery times required for inventory control by retail customers reduce the threat of competition from imports.

Sales of fleeced apparel experienced significant growth during the late 1970s and 1980s due to the increased pursuit of physical fitness and active lifestyles and the related rise in popularity and acceptance of sweatshirts, jersey apparel and other types of athletic clothing as "streetwear." Moreover, fleecewear products have registered significant improvements in fabric weights, blends, quality of construction, size, style, and color availability over the past few years, which has contributed to this growth in demand. In particular, garments are sized larger and typically use heavier, more shrink-resistant fabrics. In addition, acrylic-dominant blends have been supplanted by polyester-dominant and cotton-dominant blends. Despite these upgrades in product specifications, retail prices
                                       19
have remained relatively flat in real terms due to improvements in manufacturing technology and competitive pressures.

   Fleecewear exhibits a marked seasonality. For example, over the past three fiscal years, an average of 71.9% of the Company's fleecewear unit sales have occurred in the third and fourth quarters.

   JERSEY (OUTERWEAR T-SHIRTS). Unit retail sales of jersey products have grown 32.6% from 1989 to 1993 and in 1993 totaled $6.7 billion, or 66 million units. Like fleecewear, the industry characteristics of jersey apparel include low fashion risk and long-term growth. Imports are a greater threat as the weight/labor ratio and the freight costs involved are lower for jersey products than for fleecewear; however, the ability to produce large volumes with short delivery times gives domestic manufacturers an advantage over import competition in both fleecewear and jersey apparel.

   INDUSTRY MAKEUP AND RETAIL CHANNELS. In 1993, the five largest fleece manufacturers together accounted for an estimated 26.7% of the branded market in the fleecewear industry, with Hanes Corporation, Russell Corporation, Tultex, Fruit of the Loom and VF Corporation accounting for approximately 10.9%, 5.7%, 3.7%, 3.6% and 2.8% of wholesale industry sales, respectively. The retail jersey industry also is fragmented. In 1993, the five largest jersey manufacturers together accounted for an estimated 16.4% of the branded market in the jersey industry, with Fruit of the Loom, Hanes Corporation, Russell Corporation, VF Corporation and Tultex accounting for approximately 7.1%, 6.1%, 1.5%, 1.2% and 0.5% of wholesale industry sales, respectively. The activewear industry has been characterized since the 1980s by the acquisition of existing competitors by larger companies with substantial financial resources and manufacturing and distribution capabilities. These factors and the resulting price reductions and inventory build-ups have adversely affected participants in the activewear industry, including Tultex, particularly with respect to the fleecewear industry. In response, several competitors announced reductions in fleecewear manufacturing capacity during 1993 and 1994. While fleeced apparel pricing has improved and inventory levels recovered to more typical levels in the second half of 1994, there can be no assurance that these market conditions will continue. Fleecewear is distributed through department stores, chain stores and sporting goods stores, although mass merchandisers, wholesale clubs, and other discount retailers represent a dominant and growing percentage of the total fleecewear market.

COMPETITIVE FACTORS. The Company believes that price and quality are the primary factors in consumer purchasing decisions. Brand name is often a proxy for quality; as a result, those companies with brand name recognition enjoy increased sales from this competitive advantage, as mass merchandisers, department store chains, and wholesale clubs are requiring more branded than private label activewear. Management believes that the market share of foreign competitors in the fleecewear and jersey industries is immaterial.

LICENSED APPAREL AND HEADWEAR

Estimated wholesale sales of professional sports licensed apparel (including headwear) for 1993 were approximately $1.9 billion, according to SPORTS STYLE MAGAZINE, an industry publication. In general, the Company believes that the prospects for its continued growth in this market are good, although growth is expected to be less rapid than in recent years due to increased competition. The continually changing fortunes of existing teams, together with the introduction of new franchises, has made the market extremely dynamic, as interest in each team fluctuates with its performance. Manufacturers, such as the Company, with the capacity to respond quickly to these changes with new products and designs, enjoy a competitive advantage over smaller competitors. The MLB players' strike and the NHL lockout, which was settled on January 13, 1995, have adversely affected sales of items bearing these marks, and the MLB players' strike will continue to adversely affect sales of MLB products until this dispute is resolved. The Company expects that consumer demand for NHL products and, once play resumes, MLB products will rebound, but may recover slowly. There can be no assurance that the MLB dispute will be resolved in the near future or that sales of MLB and NHL products will increase or return to prior levels.

   INDUSTRY MAKEUP AND RETAIL CHANNELS. The industry has expanded rapidly over the past three years, with the professional sports leagues granting large numbers of licenses. With this proliferation of licenses, individual competitor's sales growth slowed, though the top companies continued to gain market share. After giving effect to industry consolidation, management estimates that at the end of 1993, the top four companies would have accounted for approximately 65% of the market, with Starter Corporation, VF Corporation (Nutmeg Mills, Inc. and H.H. Cutler Sports Apparel), Fruit of the Loom (Artex, Salem Sportswear, Inc. and Pro Player) and Tultex accounting for approximately 19.2%, 18.0%, 15.0% and 13.7% of wholesale industry sales in 1993, respectively, according to SPORTS STYLE MAGAZINE. No other company had more than 10% of the market. Imports of finished goods purchased by retailers directly or through import companies do not represent a significant factor in the industry as a whole, since there are no foreign licensees. However, all of the larger domestic companies competing in the market do use significant off-shore sourcing of finished outerwear goods. Licensed sports apparel products are generally sold through the same retail channels as activewear.

COMPETITIVE FACTORS. There are significant barriers to entering the licensed sports apparel industry and expanding such a business to significant size. After expanding the number of licensees rapidly in recent years, the licensing associations have begun to consolidate their relationships with existing manufacturers and appear less likely to enter into licensing agreements with new entrants. New entrants would be required to devote considerable resources to developing their product mix and sales and distribution capabilities to compete effectively. Like the activewear industry, the licensed apparel industry has been characterized in recent years by the acquisition of existing competitors by larger companies with substantial financial resources and manufacturing and distribution capabilities, such as VF Corporation's acquisition of Nutmeg Mills, Inc. in 1994, Fruit of the Loom, Inc.'s acquisition of Salem Sportswear, Inc. in 1993, and Nike's acquisition of Sports Specialties, Inc. in 1993.

COMPANY PRODUCTS

ACTIVEWEAR

The principal activewear products of the Company are fleeced knitwear items such as sweatshirts, jogging suits, hooded jackets, headwear and jersey apparel for work and casual wear. The Company manufactures apparel products principally under the DISCUS ATHLETIC and TULTEX brands. Products carrying the DISCUS ATHLETIC name are marketed for sale to chains such as Foot Locker, department stores such as Sears and sporting goods stores, while TULTEX products are marketed for sale to mass merchandisers such as Wal-Mart and wholesale clubs such as Sam's. The Company is licensed to manufacture and market adult fleecewear under the Britannia trademark owned by Levi Strauss & Co. The Company also manufactures private-label products for sale under many labels, including Nike, Levi Strauss, Reebok and Pro Spirit.

LICENSED APPAREL AND HEADWEAR

   The Company's licensed apparel products include jackets, sweats, T-shirts, baseball-style caps and other headwear, embroidered or imprinted with professional and college sports and entertainment-related licensed designs and logos. These products are marketed under the LOGO ATHLETIC and LOGO 7 brands. Under the LOGO ATHLETIC name, the Company offers premium-quality jackets, caps and other activewear, including NFL "Pro-Line"authentic sideline gear and NBA "Authentics" apparel. Tultex, through Logo 7, acquired Pro-Line status from the NFL in 1993, a flagship program entitling the Company to sell products identical to those worn on the sidelines by NFL players and coaches. Under the terms of the nonexclusive four-year Pro-Line contract, the Company markets Pro-Line products at retail for all 30 NFL teams. Under the terms of the nonexclusive three-year NBA Authentics contract, the Company markets products that are identical to those worn by NBA players, coaches and managers during competition. The Company's NFL Pro-Line and NBA Authentics products prominently feature the LOGO ATHLETIC name and trademark, which the Company believes are key elements in developing the LOGO ATHLETIC brand. Under the LOGO 7 brand, the Company offers moderately-priced outerwear, fleecewear, T-shirts and caps with licensed designs and logos. The Company also sells popularly-priced licensed fleecewear, jersey apparel and headwear.

CUSTOMERS; MARKETING AND SALES

CUSTOMERS

   The Company offers a diverse product line for sale at a full range of price points through all major distribution channels. Customers include chain stores such as Foot Locker, department stores such as Sears and J.C. Penney, sporting goods stores, and mass merchandisers such as Target, Wal-Mart and Kmart. The Company's higher-quality fleecewear and jersey products, including the Company's premium DISCUS ATHLETIC and LOGO ATHLETIC brands, are sold primarily through department and specialty stores and mail-order distribution channels rather than through mass merchandisers and wholesale clubs, thereby enabling Tultex to enhance the image of these branded and private label products and achieve higher margins. The TULTEX and LOGO 7 brands are marketed to a broader range of channels, including mass merchandisers and wholesale clubs that compete more on price than 21 brand. During 1994, one customer of the Company accounted for approximately 10.4% of sales, and the Company's top four customers together accounted for approximately 30.4% of sales. The following chart details the distribution channels for the Company's branded products.

BRANDS                     PRODUCTS                         DISTRIBUTION CHANNELS
DISCUS ATHLETIC            Fleece and jersey activewear     Sporting goods specialty stores and chain stores (Sports
                                                            Authority, Modell's), retail chains (Sears), international distributors and sales agencies (Nissan Trading)
TULTEX                     Fleece and jersey activewear     Mass merchants (Kmart, Wal-Mart), retail chains (Montgomery
                                                            Ward), regional discounters (Shopko, Hart's), distributors and mass merchant screenprinters (California Shirt Sales, T-Shirt
                                                            City, PM Enterprises), wholesale clubs (Sam's)
LOGO ATHLETIC              Licensed activewear, outerwear   Retail chains (JC Penney, Sears), sporting goods specialty
                           and headwear                     stores (Champs, Foot Locker), department stores (Dillard's,
                                                            Mercantile)
LOGO 7                     Licensed activewear, outerwear   Mass merchants (Kmart, Target), distributors (West Coast
                           and headwear                     Novelties), wholesale clubs (Sam's)

MARKETING AND SALES

The Company has shifted its marketing strategy in recent years to focus on the development of its own brands and sales through distribution channels that support higher margins. In particular, the Company has devoted significant resources to the promotion of its DISCUS ATHLETIC and LOGO ATHLETIC brands.

   In 1993, the Company began conducting advertising campaigns to promote its DISCUS ATHLETIC and LOGO ATHLETIC brands. The DISCUS ATHLETIC advertising campaign emphasizes quality and the usefulness of the product for many sports. The Company believes that this positioning effectively differentiates the DISCUS ATHLETIC line from competing specialized lines with powerful brand associations. To reinforce the association of the brand with competitive athletics, DISCUS ATHLETIC advertises on ESPN's college football and basketball programs, ABC's college basketball program and televised Atlantic Coast Conference and Big 10 basketball games. Print advertising appears in SPORTS ILLUSTRATED, STREET & SMITH'S, DETAILS, GENTLEMAN'S QUARTERLY and ROLLING STONE. The Company believes these placements are particularly effective in reaching college sports fans, an important part of the Company's target market.

The LOGO ATHLETIC campaign focuses on establishing the "authenticity" of LOGO ATHLETIC products. The Company believes that licensed apparel sales benefit substantially from the perception that products are the same as those worn by professional sports stars. LOGO ATHLETIC acquired NFL Pro-Line status in 1993. To provide visibility and reinforce this authenticity, the Company provided sideline garments and caps prominently featuring the LOGO ATHLETIC trademark in 1994 for five NFL teams, the Green Bay Packers, Indianapolis Colts, Los Angeles Rams, Phoenix Cardinals and Tampa Bay Buccaneers, and for several NFL All-Pro players, such as San Francisco 49ers' quarterback Steve Young, Miami Dolphins' quarterback Dan Marino and Green Bay Packers' defensive lineman Reggie White. The "Get Real" series of television advertisements features Dallas Cowboys' quarterback Troy Aikman, NBA star Chris Webber and NHL All-Star Chris Chelios, all wearing LOGO ATHLETIC gear and encouraging consumers to "Get Real" with LOGO ATHLETIC. The Company participates in the NBA Authentics program and provides ball-boy garments featuring the LOGO ATHLETIC trademark to the Boston Celtics, Denver Nuggets, Indiana Pacers and Minnesota Timberwolves for use during games. The Company also has become recognized as a prominent designer and supplier of distinctive "locker room" caps bearing championship team logos and carrying the highly visible LOGO ATHLETIC trademark.

Advertising expenditures were $12.3 million and $17.1 million in 1993 and 1994, respectively, of which $10.0 million and $14.7 million, respectively, were expensed in those years. The advertising expense budget for 1995 is $21.8 million.

New product introductions are important to the Company's licensed apparel business and are undertaken to generate consumer excitement and demand. Logo 7's creative design team, in cooperation with key customers and
                                       22
licensors, continually develops and introduces new products and styles. For example, the "shark's tooth" design featured on certain LOGO ATHLETIC caps and jackets has been extremely successful and is in high demand. The Company is able to react quickly to changing team fortunes, designing new products to capitalize on shifts in popularity and delivering those products to the market rapidly, sometimes in a matter of hours. During major professional and collegiate sporting events, such as the Super Bowl, the Company produces on-site decorated products with championship logos of the winning teams for immediate distribution and sale at the event.

The Company's marketing methods for other products are typical of producers of basic clothing products. Its merchandising department keeps abreast of current fashionable styles and colors. After internal reviews by manufacturing departments, selected customers preview and comment upon prototype garments before the merchandising department determines those to be presented in sales catalogs. Production is planned on orders received and anticipated customer orders for these garments.

   As of December 31, 1994, Tultex operated a sales office in each of New York, Boston, Chicago, Seattle, Orlando and Los Angeles and a DISCUS ATHLETIC showroom in New York City. These offices are the primary points of contact for customers and coordinate sales, distribution of sales information, certain advertising, point-of-sale displays and customer service. The Company also employs eight independent sales representatives to market its DISCUS ATHLETIC line in the fragmented sporting goods market. Logo 7's products are marketed through a sales force of 50 people, including Logo 7 employees and independent sales representatives. In 1992, the Company entered into an agreement with Nissan Trading Co., Ltd., a subsidiary of Nissan Motor Co., to market and sell the Company's products in Japan. International sales in 1993 and 1994 were insignificant.

At December 31, 1994, Dominion Stores, Inc., a wholly-owned subsidiary, operated 14 outlet stores in North Carolina, Virginia and West Virginia, which sell surplus Company apparel and apparel items of other manufacturers, and operated 32 THE SWEATSHIRT COMPANY retail stores in 19 states, which primarily sell first-quality Company-made products and accessories. Dominion Stores' total sales in fiscal 1994 were $18.7 million.

LICENSES

   Most of the Company's licensed products are sold through Logo 7. The Company is a licensee of professional sports apparel, maintaining a full complement of licenses with all of the major North American professional sports leagues -- the NFL, MLB, the NBA and the NHL -- and the Collegiate Licensing Company. The Company also holds licenses for World Cup Soccer 1994, NASCAR, the 1996 Summer Olympics in Atlanta and entertainment-related products. These licenses require the payment of royalties ranging from 5% to 15% of sales with guaranteed royalties of approximately $9 million in fiscal 1995. The Company's major licenses with the NFL, NBA and NHL expire in 1997 and the MLB license expires in 1995. The Company is licensed to manufacture and market adult fleecewear under the Britannia trademark owned by Levi Strauss & Co.

The Company's ability to compete is dependent on its ability to obtain and renew licenses, particularly those from the major professional sports leagues. The Company enjoys long-standing relationships with its major league licensees, having been awarded its first licenses with the NFL in 1971, with the NBA in 1977, with MLB in 1980 and with the NHL in 1988. The Company has no reason to believe that it will not be able to successfully renew these licenses. While the Company has enjoyed long, successful and uninterrupted licensing relationships with its professional and collegiate athletic licensors, if a significant license or licenses were not renewed or replaced, the Company's sales would likely be materially and adversely affected. In addition, the Company's material licenses are nonexclusive and new or existing competitors may obtain similar licenses.

MANUFACTURING

Because consumer value is a key competitive factor in the activewear industry, Tultex has focused on being a low-cost producer of quality goods. The Company pursues this goal through cost reduction measures, plant modernization and improvement of garment characteristics, such as increasing the range of garment sizes, cloth weight, durability, style and comfort to meet consumer demands.

Implementation of modern information systems and inventory cost control measures have allowed the closing or sale of several costlier, less efficient plants, including the Company's December 1994 sale of its yarn production plant in Rockingham, North Carolina. Savings are achieved through lower average production costs in the more modern facilities and higher capacity utilization in the remaining plants.

The Company's manufacturing process consists of: yarn production; fabric construction including knitting, dyeing and finishing operations; apparel manufacturing including cutting and sewing operations; and, for garments with logos, screenprint and embroidery operations. As a result of its modernization efforts, the Company believes that its manufacturing facilities are outfitted with some of the most efficient and technologically-advanced equipment in the industry.

   During fiscal 1988 through fiscal 1994, the Company invested approximately $191 million to open new facilities, including sewing facilities in Roanoke, Virginia and Montego Bay, Jamaica (a leased facility), and the highly automated customer service center in Martinsville, Virginia, and to modernize other facilities. Open-end spinning frames were acquired to increase yarn production and reduce costs, higher color quality and lower dyeing costs were achieved from the installation of new jet dyeing equipment, new dryers were added in the fabric finishing process, automated cutting machines were introduced, and new information systems were implemented.

Tultex's highly-automated customer service center, opened in 1991, has greatly expanded the Company's distribution capabilities. The customer service center allows the Company to package and ship its products according to the more detailed color, size and quantity specifications typically required by high-margin retailers and department stores and has permitted consolidation of the Company's warehouses. However, the customer service center currently is underutilized during the first half of the year and has significantly contributed to the Company's fixed costs. Management believes that its strategy of increasing sales of higher-margin retail products, which require more sophisticated packaging, will result in improved utilization of the customer service center.

In spring 1992, Logo 7 moved its operations to a newly-constructed, leased facility built to Logo 7's specifications. This 650,000 square foot building allowed Logo 7 to centralize operations, increase inventory control, improve material flow and will allow for future expansion.
Tultex manufactures yarn at three facilities located in North Carolina, which have a combined production capacity of 1.3 million pounds per week, utilizing modern, open-end spinning frames. For its knitting operations, Tultex operates approximately 500 modern high-speed, latch-needle circular knitting machines, which produce various types of fabrics. The Company believes its dyeing operations are among the most modern and technologically efficient in the industry; dyeing operations are computer-controlled, allowing precise duplication of dyeing procedures to ensure "shade repeatability" and color-fast properties. The finishing operations employ mechanical squeezing and steaming equipment.

The Martinsville cutting facility uses advanced Bierrebi automatic continuous cutting machines with computer-controlled hydraulic die-cutting heads and "lay-up" machines and high-speed reciprocating knives. Sewing production at the Company's nine sewing facilities is organized on an assembly-line basis.

The Company has incorporated sophisticated systems into several key areas of the manufacturing process. The Company relies on a knitting ticket system to track and report the manufacturing process from yarn inventory through the knitting of individual rolls of fabric into greige cloth storage. From this point, the shop floor control module of the Cullinet manufacturing system monitors and reports the movement of each production lot through the operations of dyeing, finishing, cutting and sewing. Each sewing plant then electronically transmits an advance shipping notice to the automated customer service center so the distribution planning module at the center can plan the arrival and storage/packing of the sewn garments. Frontier knitting monitor systems, cutting production systems, and sewing production systems use computer-based data collection on each knitting, cutting, and sewing machine to monitor machine and operator efficiency, data that is useful for quality control, incentive-based payroll data, and production management information.

   The Company decorates its unfinished licensed apparel products using screenprinting or embroidery at Logo 7's facilities in Indianapolis and Universal's facilities in Massachusetts. Automatic silkscreen machines and dryers are used for longer runs, and hand-operated presses are used for shorter or more complicated runs. Embroidery is applied using high-speed, computerized stitching equipment.

The Company's order backlog at December 31, 1993 was approximately $67 million and at December 31, 1994 was approximately $143 million. Backlogs are computed from orders on hand at the last day of each fiscal period. The Company believes that due to the seasonality of the Company's business and the just-in-time nature of much of the Company's sales, order backlogs are not a reliable indicator of future sales volume.

RAW MATERIALS

   The Company's principal raw materials for the production of activewear are cotton and polyester. Cotton content in fleecewear typically is 50% and in jersey apparel typically is 100%. The Company is producing increasing amounts of fleecewear containing 90-100% cotton. Fleecewear and jersey manufacturers are extremely sensitive to fluctuations in cotton and polyester prices as these materials represent approximately 30% of the manufacturing cost of the product. In addition, the Company is indirectly impacted by increasing costs of raw materials in its licensed apparel business because the Company purchases finished goods containing cotton and polyester and these higher raw materials costs often are effectively passed on to the Company. Cotton prices increased significantly in 1994 over 1993 levels. In 1994, the Company's average price per pound of cotton was $0.72, compared with $0.60 in 1993, while the average price per pound of polyester was $0.64 in 1994, compared with $0.67 in 1993. The Company expects the average price paid for cotton and polyester to be higher in 1995. In 1995, Tultex expects to use approximately 50 million pounds of raw cotton and 20 million pounds of polyester staple in its manufacture of fleecewear and jersey apparel. Tultex makes advance purchases of raw cotton based on projected demand. The Company has contracted to purchase substantially all of its raw cotton needs for 1995 and has fixed the price on approximately 50% of its raw cotton needs. To the extent cotton prices increase before the Company fixes the price for the remainder of its raw cotton needs, the Company's results of operations could be adversely affected.

TRADEMARKS

The Company increasingly promotes and relies upon its trademarks, including DISCUS ATHLETIC, LOGO ATHLETIC, TULTEX, and LOGO 7, which are registered in the United States and many foreign countries.

SEASONALITY

The Company's business is seasonal. The majority of fleecewear sales occur in the third and fourth quarters, coinciding with cooler weather and the playing seasons of popular professional and college sports. Jersey sales peak in the second and third quarters of the year, somewhat offsetting the seasonality of fleecewear sales.

ENVIRONMENTAL MATTERS

   The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of substances and wastes used in or resulting from its operations, including, but not limited to, the Water Pollution Control Act, as amended; the Clean Air Act, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

The Company returns dyeing wastes for treatment to the City of Martinsville, Virginia's municipal wastewater treatment systems operated pursuant to a permit issued by the state. The city has filed a timely application to renew its permit. In 1989, the city adopted a plan for removing the coloration, caused by the dye wastes, from the water by using polymer chemicals to combine with the extremely small particles of the dye to create a sludge-like substance that can be retrieved from the water at the city's wastewater treatment plant and disposed of as a non-hazardous waste in the city's landfill. To cover the cost to the city, the Company pays 50 to 80 cents per thousand gallons of water above regular water costs. The expenditures required do not have a material effect on the Company's earnings or competitive position.

The Company's operations also are governed by laws and regulations relating to employee safety and health, principally the Occupational Safety and Health Act and regulations thereunder, which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace.

The Company believes that it is in material compliance with the aforementioned laws and regulations and does not expect that future compliance will have a material adverse effect on its capital expenditures, earnings or competitive position in the foreseeable future. However, there can be no assurances that environmental and other legal requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.

LITIGATION

The Company is not currently a party to any legal proceedings the result of which it believes could have a material adverse impact on its business or financial condition.

EMPLOYEES

The Company had approximately 6,933 employees at December 31, 1994, of which 6,043 or 87% were paid hourly.

   In August 1994, hourly employees at the Company's Martinsville, Virginia facilities voted for representation by the Amalgamated Clothing and Textile Workers Union. The Company currently is negotiating a labor contract with the union, which would cover all hourly employees at the Martinsville facilities. As of December 31, 1994, the Company's approximately 2,200 hourly employees in Martinsville accounted for approximately 32% of the Company's total employees and approximately 36% of the Company's hourly employees. See "Risk Factors -- Unionization of Hourly Workers at Martinsville Facilities." None of the Company's other employees are represented by a union. The following table summarizes the approximate number of employees in the Company's principal divisions at December 31, 1994 and January 1, 1994.

                                   DECEMBER 31, 1994                       JANUARY 1, 1994
      DIVISION               SALARY      HOURLY      TOTAL           SALARY     HOURLY      TOTAL
      Activewear               743       5,380       6,123             866      5,794       6,660
      Licensed Apparel         104         503         607              94        541         635
      Licensed Headwear         43         160         203              43        175         218
        Total                  890       6,043       6,933           1,003      6,510       7,513

PROPERTIES

Most of the Company's principal physical facilities (other than those of Logo 7 and Universal) are located in Virginia and North Carolina, within a 150-mile radius of the City of Martinsville. All buildings are well-maintained. The Company and its subsidiaries also lease sales offices and retail outlets in major cities from coast to coast. The location, approximate size and use of the Company's principal owned properties are summarized in the following table:

                                          SQUARE
               LOCATION                  FOOTAGE          USE
               Martinsville, VA             45,200        Administrative offices
               Martinsville, VA          1,100,000        Manufacturing and distribution (apparel)
               Koehler, VA                  60,000        Warehousing
               Martinsville, VA             70,000        Warehousing
               South Boston, VA            130,000        Sewing (apparel)
               Bastian, VA                  53,500        Sewing (apparel)
               Longhurst, NC               287,000        Manufacturing (yarn)
               Roxboro, NC                 110,000        Manufacturing (yarn)
               Dobson, NC                   38,000        Sewing (apparel)
               Mayodan, NC                 612,000        Manufacturing, warehousing and shipping
                                                            (yarn and apparel)
               Vinton, VA                   50,000        Sewing (apparel)
               Martinsville, VA            502,200        Warehousing and shipping (apparel)
               Mattapoisett, MA            116,250        Distribution (headwear)

The following table presents certain information relating to the Company's principal leased facilities:

                                                        LEASE          CURRENT
                                          SQUARE      EXPIRATION       ANNUAL
               LOCATION                  FOOTAGE         DATE          RENTAL        USE
               Chilhowie, VA               40,015       08/31/97      $  46,200      Sewing
                                                                                     (apparel)
               Montego Bay, Jamaica        66,000        Monthly        266,040      Sewing
                                                                                     (apparel)
               Marion, NC                  48,760       11/02/98         95,000      Sewing
                                                                                     (apparel)
               Martinsville, VA            31,000        Monthly         18,700      Warehousing
                                                                                     (apparel)
               Martinsville, VA           300,000         6/1/98        684,000      Warehousing
                                                                                     (apparel)
               Martinsville, VA           500,000         6/1/98        978,000      Warehousing
                                                                                     (apparel)
               Indianapolis, IN           650,000       04/30/97      1,404,000      Distribution
                                                                                     (licensed
                                                                                     apparel)

Manufacturing equipment, substantially all of which is owned by the Company, includes carding, spinning and knitting machines, jet-dye machinery, dryers, cloth finishing machines, cutting and sewing equipment and automated storage/retrieval equipment. This machinery is modern and kept in good repair. The Company leases a fleet of trucks and tractor-trailers which are used for transportation of raw materials and for interplant transportation of semi-finished and finished products.

The Company's facilities and its manufacturing equipment are considered adequate for its needs.

                                   MANAGEMENT

BOARD OF DIRECTORS

The members of the Company's Board of Directors are listed below:

NAME                          AGE     DIRECTOR SINCE
Charles W. Davies, Jr.        46           1990
Lathan M. Ewers, Jr.          53           1993
John M. Franck                42           1984
William F. Franck             77           1950
J. Burness Frith              78           1978
Irving M. Groves, Jr.         65           1978
H. Richard Hunnicutt, Jr.     56           1981
F. Kenneth Iverson            69           1995
Bruce M. Jacobson             45           1992
Richard M. Simmons, Jr.       68           1973
John M. Tully                 69           1964

   CHARLES W. DAVIES, JR., Chief Executive Officer of the Company since January 1995, was President and Chief Operating Officer of the Company from January 1991 to January 1995, and Executive Vice President from December 1989 to January 1991. From February 1988 through November 1989, he was President and Chief Executive Officer of Signal Apparel Company in Chattanooga, Tennessee. From March 1986 to February 1988, Mr. Davies was President of Little Cotton Manufacturing Company in Wadesboro, North Carolina and from December 1984 through February 1986 was Senior Vice President of Fieldcrest-Cannon in Kannapolis, North Carolina.

LATHAN M. EWERS, JR. has been a partner since 1976 with Hunton & Williams, Richmond, Virginia, counsel to the Company.

JOHN M. FRANCK, Chairman of the Board of Directors, was Chairman of the Board and Chief Executive Officer of the Company from January 1991 to January 1995, and served as President and Chief Operating Officer from November 1988 to January 1991. Mr. Franck is a director of Piedmont Trust Bank, Martinsville, Virginia. He is the son of William F. Franck.

WILLIAM F. FRANCK, Chairman Emeritus, retired December 31, 1993. He was Chairman of the Board of Directors of the Company from 1984 to November 1988, and was its Chief Executive Officer from 1952 to November 1988. Mr. Franck is a director of Henry County Plywood Corporation, Martinsville, Virginia, a plywood manufacturer. He is the father of John M. Franck.

J. BURNESS FRITH was Chairman of the Board of Directors of Frith Construction Company, Inc., Martinsville, Virginia, from 1984 to 1993, when he retired.

IRVING M. GROVES, JR. retired as President, Chief Executive Officer and Chairman of the Board of Piedmont BankGroup Incorporated, the parent of Piedmont Trust Bank, Martinsville, Virginia in June 1994. Mr. Groves was President of Piedmont Trust Bank, Martinsville, Virginia, from 1973 through December 1993, when he retired from that position. Mr. Groves is a director of Hooker Furniture Corporation, Martinsville, Virginia, a furniture manufacturing firm, and Multitrade Group, Inc., a generator of steam energy.

H. RICHARD HUNNICUTT, JR. was Chairman of the Board and Chief Executive Officer of the Company from November 1988 through December 1990, when he retired. He was President and Chief Operating Officer from 1984 to 1988.

   F. KENNETH IVERSON has been Chairman and Chief Executive Officer of Nucor Corporation, a steel producer, since 1984. He is a director of Wal-Mart Stores Inc. and Wachovia Corporation.

BRUCE M. JACOBSON has been a partner in Katz, Sapper & Miller, Indianapolis, Indiana, certified public accountants, since 1977. In connection with the Company's acquisition of Logo 7 on January 31, 1992 and the issuance of the Series B Preferred Stock, the Company agreed that so long as the previous shareholders of Logo 7 and their affiliates hold at least 3% of the voting securities of the Company (on a fully-diluted basis), the Company will nominate a designee of such shareholders for election to the Board. Mr. Jacobson is the designee.

   RICHARD M. SIMMONS, JR. is the retired Chairman of the Board of Virginia Carolina Freight Lines, Inc., Martinsville, Virginia, a trucking firm. He served as Chairman of that company from 1987 until 1992. He was a consultant to American Furniture Company from 1987 to 1988, and was its President from 1961 to 1987 and its Chairman of the Board from 1974 to 1986. He is a director of Piedmont BankGroup Incorporated, Piedmont Trust Bank and Dibrell Brothers, Inc., Danville, Virginia, leaf tobacco processors.

JOHN M. TULLY was Treasurer of the Company from 1975 until he retired in 1985.

EXECUTIVE OFFICERS OF THE COMPANY

The following information is furnished concerning the executive officers of the Company.

NAME                       AGE     OFFICE
John M. Franck             42      Chairman of the Board
Charles W. Davies, Jr.     46      President and Chief Executive Officer
O. Randolph Rollins        52      Executive Vice President, General Counsel and Chief Financial Officer
Walter J. Caruba           47      Vice President -- Marketing and Sales
W. Jack Gardner, Jr.       51      Vice President -- Operations
B. Alvin Ratliff           49      Vice President and Service/Quality Coordinator
Don P. Shook               56      Vice President -- Administration
John J. Smith              52      Vice President -- Customer Service
Kevin W. Walsh             40      Vice President -- Finance and Treasurer
James M. Baker             64      Secretary
Suzanne H. Wood            35      Controller

   O. RANDOLPH ROLLINS became Executive Vice President and General Counsel in October 1994 and became Chief Financial Officer in January 1995. Prior thereto, Mr. Rollins was a partner with the law firm of McGuire, Woods, Battle & Boothe, Richmond, Virginia, from 1973 to 1990 and from January 1994 to October 1994. From 1990 to 28

January 1994, Mr. Rollins served in the Cabinet of Virginia's Governor L. Douglas Wilder, first as Deputy Secretary of Public Safety and from 1992 through January 14, 1994 as Secretary of Public Safety of the Commonwealth of Virginia. Mr. Rollins is the brother-in-law of John M. Franck and the son-in-law of William F. Franck.

WALTER J. CARUBA became Vice President -- Marketing and Sales in September 1992. He served as Vice President -- Distribution between October 1990 and September 1992. He served as General Manager -- Planning from November 1989 to October 1990 and was Director -- Production Control from December 1985 to November 1989.

W. JACK GARDNER, JR. became Vice President -- Operations in September 1994 and served as General Manager -- Fabric Manufacturing from January 1988 until that time.

B. ALVIN RATLIFF became Vice President and Service/Quality Coordinator in February 1994 and served as Vice President -- Operations from December 1984 until that time.

   DON P. SHOOK became Vice President -- Administration in January 1995 after serving as Vice President -- Human and Financial Resources since January 1994. He previously served as Vice President -- Finance and Administration from December 1988 until January 1994. Prior thereto, he served as Vice President -- Finance from January 1987 to November 1988 and was Controller between December 1985 and January 1987.

JOHN J. SMITH became Vice President -- Customer Service in September 1992. Prior thereto, he served as Vice President -- Sales and Marketing since December 1987 after serving as Director -- Corporate Planning since May 1987. He was
Manager -- Information Systems & Services between December 1985 and May 1987.

   KEVIN W. WALSH was appointed Vice President -- Finance and Treasurer in December 1994. In the six years prior to joining the Company, he was a vice president and senior loan officer of Signet Bank.

   JAMES M. BAKER became Secretary in January 1991. He also served as Treasurer from January 1991 until January 1995 and as Director -- External Reporting from August 1987 to January 1991. Between December 1985 and August 1987, he was Director -- Budgets and Financial Reporting.

SUZANNE H. WOOD became Controller of the Company in October 1993 after joining the Company in June 1993. In the ten years prior to joining the Company, she was employed by Price Waterhouse LLP, most recently as Audit Senior Manager.

   All terms of office expire concurrently with the meeting of directors following the next annual meeting of stockholders at which the directors are elected.

COMPENSATION OF DIRECTORS

Directors of the Company who are not full-time employees are paid a fee of $2,500 for each fiscal quarter. In addition, they are paid $1,000 for each Board meeting attended, $1,000 for each committee meeting attended that does not occur on the same date as a Board meeting, and $500 for each committee meeting attended that does occur on the same date as a Board meeting.

EXECUTIVE COMPENSATION

The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Company during the fiscal year ended December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                                                             SECURITIES
                                                        ANNUAL COMPENSATION                  UNDERLYING
                                                                          OTHER ANNUAL        OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY     BONUS     COMPENSATION(1)      (SHARES)      COMPENSATION(2)
John M. Franck                             1994    $240,000    $   --        $    --            30,000           $  --
  Chairman of the Board                    1993     240,000        --             --            15,000              --
                                           1992     240,000        --             --                --              --
Charles W. Davies, Jr.                     1994     246,541        --             --            30,000              --
  President and                            1993     245,834        --             --           165,000              --
  Chief Executive Officer                  1992     240,000        --             --            15,000              --
B. Alvin Ratliff                           1994     163,800        --             --            10,000              --
  Vice President and                       1993     172,800        --             --            23,000              --
  Service/Quality Coordinator              1992     172,800        --             --            15,000              --
John J. Smith                              1994     146,400     5,636             --            10,000              --
  Vice President-                          1993     146,400        --          1,860             8,000              --
  Customer Service                         1992     146,400        --          1,595            15,000              --
Don P. Shook                               1994     144,000     5,543             --            12,500             936
  Vice President-                          1993     144,000        --             --            18,000             936
  Administration                           1992     144,000        --             --            15,000             288

(1) Country club dues and fees.
(2) Payment of excess life insurance premium.

The following tables present information concerning options to acquire Common Stock of the Company granted to the Chief Executive Officer and the four next most highly compensated executive officers of the Company and exercises of options by such persons during the fiscal year ended December 31, 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS                             POTENTIAL
                                       NUMBER OF     % OF TOTAL                                   REALIZABLE VALUE AT
                                       SECURITIES     OPTIONS                                        ASSUMED ANNUAL
                                       UNDERLYING    GRANTED TO                                   RATES OF STOCK PRICE
                                        OPTIONS      EMPLOYEES      EXERCISE                          APPRECIATION
                                        GRANTED      IN FISCAL       OR BASE      EXPIRATION        FOR OPTION TERM
NAME                                    (SHARES)        YEAR          PRICE          DATE           5%           10%
John M. Franck                              30,000      7.5%        $    6.00        05/19/99   $   49,731    $  109,892
Charles W. Davies, Jr.                      30,000      7.5              6.00        05/19/99       49,731       109,892
B. Alvin Ratliff                            10,000      2.5              6.00        05/19/99       16,577        36,631
John J. Smith                               10,000      2.5              6.00        05/19/99       16,577        36,631
Don P. Shook                                12,500      3.1              6.00        05/19/99       20,721        45,788

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUE

                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                       SHARES                        OPTIONS AT FY-END            IN-THE-MONEY OPTIONS AT
                                      ACQUIRED       VALUE                (SHARES)                        FY-END
NAME                                ON EXCERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
John M. Franck                           --            --          45,000              --           --              --
Charles W. Davies, Jr.                   --            --          95,000         150,000           --              --
B. Alvin Ratliff                         --            --          48,000              --           --              --
John J. Smith                            --            --          33,000              --           --              --
Don P. Shook                             --            --          45,500              --           --              --

EMPLOYMENT CONTRACTS AND EMPLOYMENT CONTINUITY AGREEMENTS

The Company has entered into employment continuity agreements with John M. Franck, Charles W. Davies, Jr., B. Alvin Ratliff, John J. Smith, and Don P. Shook, which provide for their continued employment in the event of a change in control of the Company and the payment of compensation and benefits if their employment is terminated following a change in control. The Board of Directors believes that these agreements will enable key employees to conduct the Company's business with less concern for personal economic risk when faced with a possible change in control. The Board believes the agreements also should enhance the Company's ability to attract new key executives as needed.

The agreements define "change in control" as occurring when a person becomes the owner of 20% or more of the Company's voting securities or when there is a change in a majority of the members of the Board of Directors, direct or indirect, as a result of a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors or a combination of such transactions. Upon a change in control, the Company agrees to continue the employee's employment with responsibilities, compensation and benefits identical to or greater than those prior to the change in control until the earlier of the third anniversary following the change in control or the employee's normal retirement date. If employment is terminated without cause by the Company during this period, or if the employee voluntarily terminates employment within six months after receiving lesser responsibilities, compensation or benefits or after being relocated without his consent, and the employee has made an offer to work that has been rejected by the Company, the Company must pay the employee compensation as follows: (i) three times the employee's annual base salary as of his termination date, (ii) three times the employee's average incentive bonus payable for the two fiscal years prior to the termination date, (iii) cash or property due as a result of exercise of stock options, and (iv) amounts the employee is entitled to receive under the Company's tax-qualified benefit plans and, at the employee's expense, health care coverage under welfare plans. This compensation will be reduced, if necessary, to assure that any payments would not be "excess parachute payments" under the Internal Revenue Code, which imposes significant penalties on payments under such severance agreements which equal or exceed 300% of an employee's average annual compensation during the five most recent taxable years ending prior to a change in control. The Company must pay all legal fees and expenses incurred by the employee in seeking to obtain these benefits. All agreements continue in effect from year to year unless the Company notifies the employee before an anniversary date that the agreement will terminate. The Company has entered into similar arrangements with other members of management.
                                       31

RETIREMENT PLAN

The Company maintains for the benefit of its eligible employees a defined benefit pension plan qualified under section 401(a) of the Internal Revenue Code. The following table illustrates annual retirement benefits payable under the plan at the indicated final average compensation and credited service levels, assuming retirement at age 65 in 1995.

FINAL            ANNUAL RETIREMENT BENEFITS PAYABLE FOR CONTINUOUS
AVERAGE                              SERVICE OF
COMPENSATION     10 YEARS      20 YEARS      30 YEARS      40 YEARS
  $100,000      $   10,380    $   20,760    $   31,140    $   36,140
   150,000          16,380        32,760        49,140        56,640
   200,000          22,380        44,760        67,140        77,140
   250,000          28,380        56,760        85,140        97,640
   300,000          34,380        68,760       103,140       118,140

Benefits are paid to plan participants based on their final average compensation (as limited according to federal tax laws), years of credited service with the Company, and the amount of covered compensation (as determined by Social Security). Benefits under the Retirement Plan are not subject to any deduction for Social Security or other offset amounts. Under current federal tax law, in 1995 compensation in excess of $150,000 may not be taken into account for purposes of accruing benefits under the Retirement Plan.

Generally, on the occurrence of a "change in control," all plan participants will immediately become fully vested (regardless of their credited service) in any accrued benefits under the plan. All assets of the plan, including any assets in excess of the present value of the plan's liabilities, will be allocated among the plan participants as additional nonforfeitable benefits. This plan defines a "change in control" as occurring when a person becomes the owner of more than 20% of the Company's voting securities or when there is a change in the majority of the Board of Directors, direct or indirect, as a result of a cash tender offer or exchange offer, a merger other than a business combination, a sale of assets, a contested election of directors or a combination of such transactions.

The number of credited years of service as of December 31, 1994 for each person named in the Summary Compensation Table are as follows: John M. Franck -- 18 years, Charles W. Davies, Jr. -- 18 years, B. Alvin Ratliff -- 26 years, John J. Smith -- 10 years and Don P. Shook -- 19 years.

The Company maintains a supplemental benefit plan to provide key management personnel who have satisfied the eligibility requirements with supplemental retirement benefits, including a retirement benefit which, when aggregated with the benefits available under the retirement plan, is equivalent to 50% of their final average earnings for 30 years of service. The eligibility requirements include being 100% vested under the retirement plan. The majority of this benefit will be funded through the retirement plan, with the balance being funded by the Company through a supplemental nonqualified program which is funded through the purchase of life insurance policies on each covered individual. Benefits under the supplemental benefit plan are fully vested after five years of service. The estimated annual benefits under the supplemental benefit plan for each officer named in the Summary Compensation Table as of December 31, 1994 are as follows: John M. Franck -- $41,459, Charles W. Davies, Jr. -- $41,729, B. Alvin Ratliff -- $52,332, John J. Smith -- $12,605 and Don P.
Shook -- $30,408.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John M. Franck, Chairman of the Board, is a director of Piedmont Trust Bank and serves on the Bank Board's Asset/Liability Management, Audit/Code of Conduct, and Corporate Benefit and Compensation committees. Irving M. Groves, Jr., a director of Tultex, was President, Chief Executive Officer and Chairman of the Board of Piedmont BankGroup, Incorporated until he retired from these positions in March 1994.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Frith Construction Company, Inc., of which J. Burness Frith, a director of the Company, was Honorary Chairman, a director and a principal stockholder until September 1994, performed construction work for the Company during fiscal 1994, 1993 and 1992. The aggregate amount paid to Frith Construction Company, Inc. by the Company for such construction work (at cost plus a fixed percentage of cost) during fiscal 1994, 1993 and 1992 was $131,749, $427,263 and $469,352,
respectively. Frith Construction Company, Inc. continues to perform routine construction work for the Company.

During fiscal 1994, Piedmont Trust Bank performed routine banking services for the Company. John M. Franck and Richard M. Simmons, Jr. are two of the 13 current members of the Board of Directors of Piedmont. Piedmont Trust Bank is a subsidiary of Piedmont BankGroup Incorporated. Mr. Simmons is one of the 12 current members of the Board of Directors of Piedmont BankGroup Incorporated.

Multitrade Group, Inc., of which Mr. Frith and Mr. Groves, are shareholders and of which Mr. Groves is a director, provided the Company with steam energy in fiscal 1994, 1993 and 1992 for which it was paid $4,039,895, $3,989,117 and
$4,299,061, respectively.

Virginia Carolina Freight Lines, Inc., of which Mr. Simmons was a principal shareholder and Chairman of the Board, provided trucking services to the Company in fiscal 1992 for which it was paid $114,946.

The Company believes that the terms of the transactions described above are comparable to terms available for similar transactions with entities unaffiliated with its officers and directors.

Lathan M. Ewers, Jr. is a partner with the law firm of Hunton & Williams, Richmond, Virginia, counsel to the Company.

          PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

   As of December 31, 1994, the Company had outstanding 29,806,793 shares of Common Stock, par value $1.00 per share ("Common Stock"), 1,975 shares of 5% Cumulative Preferred Stock, par value $100 per share ("5% Preferred Stock"), and 150,000 shares of Cumulative Convertible Preferred Stock, $7.50 Series B, no par value ("Series B Preferred Stock"). The Common Stock and the Series B Preferred Stock have one vote per share on all matters. The 5% Preferred Stock has no voting rights.

The tables below present certain information as of February 27, 1995 regarding beneficial ownership of the Common Stock and the Series B Preferred Stock by (i) each of the named executive officers, (ii) each director, (iii) all directors and executive officers as a group and (iv) 5% holders of such securities. None of the 5% Preferred Stock is beneficially owned by the executive officers and directors of the Company.

COMMON STOCK

                                             BENEFICIAL OWNERSHIP OF SHARES
                                         SOLE VOTING                     PERCENT
                                        AND INVESTMENT                   OF CLASS
NAME OF BENEFICIAL OWNER(1)                POWER(2)        OTHER(3)       OWNED
Charles W. Davies, Jr.                       135,106             142           *
Lathan M. Ewers, Jr.                           5,025           2,425           *
John M. Franck                               774,543         126,233        3.02
William F. Franck                            923,902         175,231        3.69
J. Burness Frith                             380,000           1,200        1.28
Irving M. Groves, Jr.                         43,998          44,386           *
H. Richard Hunnicutt, Jr.                     35,000              --           *
Kenneth F. Iverson                                --              --          --
Bruce M. Jacobson                              2,000              --           *
Richard M. Simmons, Jr.                      176,121             615           *
John M. Tully                                243,524          81,696        1.09
B. Alvin Ratliff                              74,267              --           *
John J. Smith                                 43,620              47           *
Don P. Shook                                  76,471          18,200           *
All executive officers and directors
  as a group
  (20 persons including those named
  above)                                   3,108,475       1,025,200       13.88
Sound Shore Management, Inc.               1,772,600(4)           --        5.95(4)
  8 Sound Shore Drive
  Greenwich, Connecticut

*Less than 1%

(1) Except as set forth in the table, no person or group is known by the Company to own more than 5% of the Common Stock.
(2) Includes shares that may be acquired by certain of the Company's officers within 60 days under the Company's stock option plans.
(3) Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; and (c) held by certain corporations.
(4) As reported in Schedule 13G filed by Sound Shore Management, Inc. dated December 31, 1993.
SERIES B PREFERRED STOCK (1)

                                                          BENEFICIAL   PERCENT
                                                          OWNERSHIP    OF CLASS
NAME OF BENEFICIAL OWNER (2)                              OF SHARES     OWNED
Simon Trust Partnership No. 3                               37,500        25
  115 West Washington Street
  Indianapolis, IN 46204
Herbert Simon Trust No. 3                                   37,500        25
  115 West Washington Street
  Indianapolis, IN 46204
LG Sale Corporation, Inc.                                   75,000        50
  115 West Washington Street
  Indianapolis, IN 46204

(1) The 150,000 outstanding shares of Series B Preferred Stock are convertible into 1,496,260 shares of Common Stock.
(2) No director, executive officer or other person beneficially owns any shares of the Series B Preferred Stock. Mr. Bruce M. Jacobson is the designee of the holders of the Series B Preferred Stock on the Company's Board of Directors. Mr. Jacobson has no voting or investment power with respect to the Series B Preferred Stock and disclaims beneficial ownership of such shares.

                            DESCRIPTION OF THE NOTES

The Notes are to be issued under an Indenture, to be dated as of           ,
1995 (the "Indenture"), among the Company, the Guarantors and First Union National Bank of Virginia, as Trustee (the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements under this caption relating to the Notes, the Guarantees and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. A copy of the proposed form of Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

   The Notes will be general unsecured obligations of the Company, will be limited to $110 million aggregate principal amount and will rank PARI PASSU in right of payment with all other indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the Notes. The Notes will be guaranteed on a joint and several basis by each of the Guarantors pursuant to the Guarantees described below. The Guarantees will be general unsecured obligations of the Guarantors and will rank PARI PASSU in right of payment with all other indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. At December 31, 1994, as adjusted to give effect to the transactions described under "Use of Proceeds and Refinancing," the total indebtedness of the Company would have been approximately $223.7 million, none of which would have been subordinated to the Notes. Secured creditors of the Company or any Guarantor will have a claim on the assets which secure the obligations of the Company or such Guarantor, as the case may be, prior to claims of holders of the Notes against those assets. At December 31, 1994, as adjusted to give effect to the transactions described under "Use of Proceeds and Refinancing," the Company and the Guarantors had no secured indebtedness.

The Notes will mature on       , 2005 and will bear interest at the rate per
annum shown on the front cover of this Prospectus from       , 1995 or from the
most recent interest payment date to which interest has been paid or provided for. Interest will be payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1995, to the Person in whose name a Note is registered at the close of business on the preceding June 1 or December 1 (each, a "Record Date"), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. The Company will pay principal and interest by check and may mail interest checks to a Holder's registered address.

The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar for the Notes.

REDEMPTION

The Notes will be subject to redemption, at the option of the Company, in whole
or in part, at any time on or after       , 2000 and prior to maturity, upon not
less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at his address appearing in the register for the Notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest to but excluding the date fixed for redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), if redeemed
during the 12-month period beginning          of the years indicated:

YEAR                                                             PERCENTAGE
                                                                        %

If less than all the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000.

   In addition, prior to       , 1998, the Company may redeem up to
approximately 32% of the principal amount of the Notes with the cash proceeds received by the Company from a public offering of capital stock of the Company (other than Disqualified Stock), at a redemption price (expressed as a
percentage of the principal amount) of     % of the principal amount thereof,
plus accrued and unpaid interest to the date fixed for redemption; PROVIDED, HOWEVER, that at least $75 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption.

The Notes will not have the benefit of any sinking fund.

THE GUARANTEES

Each of the Guarantors will unconditionally guarantee on a joint and several basis all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount PRO RATA, based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in "Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

   The Indenture will provide that each Subsidiary of the Company in existence on the Issue Date and each Material Subsidiary whether formed or acquired after the Issue Date will become a Guarantor, PROVIDED that, any Material Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument or other agreement in existence at the time such Material Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction.

The Indenture provides that if the Notes are defeased in accordance with the terms of the Indenture, or if all or substantially all of the assets of any Guarantor or all of the capital stock of any Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Disposition, and if (x) the Net Available Proceeds from such Asset Disposition are used in accordance with the covenant " -- Limitation on Certain Asset Dispositions" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition shall be used in accordance with the covenant " -- Limitation on Certain Asset Dispositions" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the capital stock of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations.

Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

COVENANTS

The Indenture contains, among others, the following covenants:

LIMITATION ON INDEBTEDNESS

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness except, subject to the provisions set forth below under " -- Additional Limitation on Subsidiary Indebtedness":
(i) Indebtedness of the Company or its Subsidiaries, if immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of the Company for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Indebtedness, calculated on a pro forma basis as if such Indebtedness had been Incurred at the beginning of such four full fiscal quarters, would be greater than 2.00 to 1 if such Indebtedness is Incurred on or before December 31, 1997 and 2.25 to 1 if such Indebtedness is Incurred after December 31, 1997; (ii) Indebtedness of the Company, and guarantees of such Indebtedness by any Guarantor, Incurred under the Senior Credit Facility in an aggregate principal amount at any one time not to exceed the greater of (x) $225 million or (y) the sum of (A) 80% of Eligible Accounts Receivable and (B) 65% of Eligible Inventory; (iii) Indebtedness owed by the Company to any Wholly Owned Subsidiary of the Company (PROVIDED that such Indebtedness is at all times held by a Person which is a Wholly Owned Subsidiary of the Company) or Indebtedness owed by a Subsidiary of the Company to the Company or a Wholly Owned Subsidiary of the Company (PROVIDED that such Indebtedness is at all times held by the Company or a Person which is a Wholly Owned Subsidiary of the Company); PROVIDED, HOWEVER, upon either (x) the transfer or other disposition by such Wholly Owned Subsidiary or the Company of any Indebtedness so permitted under this clause (iii) to a Person other than the Company or another Wholly Owned Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary of the Company, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be; (iv) Indebtedness Incurred by a Person prior to the time (x) such Person becomes a Subsidiary of the Company, (y) such Person merges into or consolidates with a Subsidiary of the Company or (z) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), which Indebtedness was not Incurred in anticipation or contemplation of such transaction and was outstanding prior to such transaction; (v) Indebtedness of the Company or its Subsidiaries under any interest rate or currency swap agreement to the extent entered into to hedge any other Indebtedness permitted under the Indenture; (vi) Capital Lease Obligations of the Company or its Subsidiaries Incurred with respect to a Sale and Leaseback Transaction which was made in accordance with the provisions of the Indenture described under " -- Limitation on Sale and Leaseback Transactions"; (vii) Indebtedness Incurred to renew, extend, refinance or refund (collectively for purposes of this clause (vii) to "refund") any Indebtedness outstanding on the Issue Date and Indebtedness Incurred under the prior clause (i) or the Notes; PROVIDED, HOWEVER, that (x) such Indebtedness does not exceed the principal amount of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by the Company as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of the Company or such Subsidiary Incurred in connection therewith and (y)(A) in the case of any refunding of Indebtedness which is PARI PASSU with the Notes, such refunding Indebtedness is made PARI PASSU with or subordinate in right of payment to the Notes, and, in the case of any refunding of Indebtedness which is subordinate in right of payment to the Notes, such refunding Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the Holders then those contained in the Indebtedness being refunded and (B) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or a Subsidiary of the Company) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Subsidiary of the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially 37
        similar
to those contained in the Indenture described under " -- Change of Control" below; (viii) Indebtedness of the Company or its Subsidiaries Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property PROVIDED that the aggregate principal amount of such Indebtedness does not exceed 100% of such purchase price or cost and any Lien associated with such Indebtedness complies with clause (iv) of the " -- Limitation on Liens" covenant; (ix) Indebtedness of the Company or its Subsidiaries, not otherwise permitted to be Incurred pursuant to clauses (i) through (viii) above, which, together with any other outstanding Indebtedness Incurred pursuant to this clause (ix), has an aggregate principal amount not in excess of $10 million at any time outstanding; and (x) Indebtedness of the Company and its Subsidiaries under the Notes and the Guarantees.

ADDITIONAL LIMITATION ON SUBSIDIARY INDEBTEDNESS

   The Indenture will provide that, notwithstanding the provisions of the Indenture described under " -- Limitation on Indebtedness," the Company will not permit any of its Subsidiaries to Incur any Indebtedness (other than the guarantee of Indebtedness under the Senior Credit Facility) in an amount which, when aggregated with (A) all Indebtedness (other than any Indebtedness included in the following clause (B) or (C)) secured by Liens permitted by the provisions of the Indenture described in clause (viii) under " -- Limitation on Liens" and then outstanding, (B) all Capital Lease Obligations of the Company and its Subsidiaries Incurred in compliance with the provisions of the Indenture described in " -- Limitation on Indebtedness" and then outstanding, and (C) all other Indebtedness of Subsidiaries of the Company (other than the guarantee of Indebtedness under the Senior Credit Facility) Incurred in compliance with " -- Limitation on Indebtedness" and then outstanding, would exceed 10% of Consolidated Net Tangible Assets. LIMITATION ON RESTRICTED PAYMENTS The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, (i) directly or indirectly, declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof, excluding any (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), or
(y) in the case of any Subsidiary of the Company, dividends or distributions payable to the Company or a Subsidiary of the Company, (ii) directly or indirectly, purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of the Company or any of its Subsidiaries, any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any of its Subsidiaries or any securities convertible or exchangeable into shares of Capital Stock of the Company or any of its Subsidiaries, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by the Company or a Subsidiary of the Company, (iii) make any Investment in (other than a Permitted Investment), or payment on a guarantee of any obligation of, any Person, other than the Company or a Wholly Owned Subsidiary of the Company, or (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the Notes (each of clauses (i) through (iv) being a "Restricted Payment") if at the time thereof: (1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing, or (2) upon giving effect to such Restricted Payment, the Company could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (i) of " -- Limitation on Indebtedness" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum of: (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case Consolidated Net Income of the Company shall be negative, less 100% of such deficit) since the end of the fiscal quarter in which the Issue Date occurs through the last day of the fiscal quarter for which financial statements are available; plus (b) 100% of the aggregate net proceeds received after the Issue Date, including the fair market value of property other than cash (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee), from the issuance of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company which Indebtedness was incurred after the Issue Date; plus
(c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (other than any Investment made pursuant to clause (vi) of the 38 following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment, PROVIDED that at the time any such Investment is made the Company delivers to the Trustee a resolution of its Board of Directors to the effect that, for purposes of this " -- Limitation on Restricted Payments" covenant, such Investment constitutes a Restricted Payment made after the Issue Date (other than an Investment made pursuant to clause (vi) of the following paragraph); plus (d) $4 million.

   The foregoing provision will not be violated by (i) reason of any dividend on any class of Capital Stock of the Company or any Subsidiary of the Company, paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of the Indenture, (ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (vii) of "
- -- Limitation on Indebtedness," (iii) the exchange or conversion of any Indebtedness of the Company or any Subsidiary of the Company for or into Capital Stock of the Company (other than Disqualified Stock of the Company), (iv) any payments, loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements, in each case as approved by the Board of Directors of the Company in its good faith judgment evidenced by a resolution of such Board of Directors filed with the Trustee, (v) the redemption of the Company's rights issued pursuant to the Rights Agreement dated as of March 20, 1990, between the Company and Sovran Bank, N.A., as Rights Agent, as in existence on the Issue Date or (vi) so long as no Default or Event of Default has occurred and is continuing, additional Investments constituting Restricted Payments in an aggregate outstanding amount (valued at the cost thereof) not to exceed at any time 5% of Consolidated Net Tangible Assets. Each Restricted Payment described in clauses (i), (iv) and (v) of the previous sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) above.

LIMITATIONS CONCERNING DISTRIBUTIONS AND TRANSFERS BY SUBSIDIARIES

The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Company (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Subsidiary of the Company, (ii) to make loans or advances to the Company or any Subsidiary of the Company or
(iii) to transfer any of its property or assets to the Company or any Subsidiary of the Company except for such encumbrances or restrictions existing under or by reason of (a) any agreement in effect on the Issue Date, (b) an agreement relating to any Indebtedness Incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Subsidiary and provided such encumbrance or restriction shall not apply to any assets of the Company or its Subsidiaries other than such Subsidiary, (c) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, or (d) an agreement effecting a renewal, exchange, refunding or extension of Indebtedness incurred pursuant to an agreement referred to in clause (a) or (b) above; PROVIDED, HOWEVER, that the provisions contained in such renewal, exchange, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof in the reasonable judgment of the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee.

LIMITATION ON LIENS

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, Incur any Lien on or with respect to any property or assets of the Company or any Subsidiary of the Company owned on the Issue Date or thereafter acquired to secure Indebtedness without making, or causing such Subsidiary to make, effective provision for securing the Notes (and, if the Company shall so determine, any other Indebtedness of the Company or such Subsidiary, including Indebtedness which is subordinate in right of payment to the Notes, PROVIDED, that Liens securing the Notes and any Indebtedness PARI PASSU with the Notes are senior to such Liens securing such subordinated Indebtedness) equally and ratably with such Indebtedness or, in the event such Indebtedness is subordinate in right of payment to the Notes, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be so secured. The foregoing restrictions shall not apply to (i) Liens in respect 39 of Indebtedness existing on the Issue Date; (ii) Liens securing only the Notes;
(iii) Liens in favor of the Company; (iv) Liens to secure Indebtedness Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens; PROVIDED that (a) the aggregate principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item, (c) the Indebtedness secured by such Lien is incurred by the Company or its Subsidiary within 180 days of the acquisition, construction or improvement of such property and (d) the incurrence of such Indebtedness is permitted by the provisions of the Indenture described under " -- Limitation on Indebtedness" and " -- Additional Limitation on Subsidiary Indebtedness"; (v) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of the financing of such acquisition); (vi) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company (and not created in anticipation or contemplation thereof); (vii) Liens on property of the Company or any Subsidiary of the Company in favor of the United States of America, any state thereof, or any instrumentality of either to secure payments pursuant to any contract or statute; (viii) Liens securing an aggregate principal amount of Indebtedness at any one time outstanding which, when taken together with (A) all Capital Lease Obligations of the Company and its Subsidiaries Incurred in compliance with " -- Limitation on Indebtedness" and " -- Additional Limitation on Subsidiary Indebtedness" and then outstanding and (B) all other Indebtedness of Subsidiaries of the Company (other than the guarantee of Indebtedness under the Senior Credit Facility) Incurred in compliance with the provisions of the Indenture described under " -- Limitation on Indebtedness" and " -- Additional Limitation on Subsidiary Indebtedness" and then outstanding would not exceed 10% of Consolidated Net Tangible Assets; and (ix) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clause (i) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the Company or such Subsidiary incurred in connection with such refinancing.

LIMITATION ON CERTAIN ASSET DISPOSITIONS

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make one or more Asset Dispositions for aggregate consideration of, or in respect of assets having an aggregate fair market value of, $5 million or more in any 12-month period, unless: (i) the Company or the Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of as determined by the Board of Directors of the Company in good faith and evidenced by a resolution of such Board of Directors filed with the Trustee;
(ii) not less than 75% of the consideration for the disposition consists of cash or readily marketable cash equivalents or the assumption of Indebtedness of the Company or such Subsidiary or other obligations relating to such assets (and release of the Company or such Subsidiary from all liability on the Indebtedness or other obligations assumed); and (iii) all Net Available Proceeds, less any amounts invested within 360 days of such Asset Disposition in assets related to the business of the Company (including the Capital Stock of another Person (other than the Company or any Person that is a Subsidiary of the Company immediately prior to such investment), PROVIDED, that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Subsidiary of the Company), are applied either (A) to an Offer to Purchase outstanding Notes at 100% of their principal amount plus accrued interest to the Purchase Date or (B) to the permanent reduction and repayment of Indebtedness then outstanding under the Senior Credit Facility, to the repayment of other Indebtedness that is not subordinated in right of payment to the Notes and to the purchase of Notes pursuant to an Offer to Purchase outstanding Notes at 100% of their principal amount plus accrued interest to the date of purchase, PROVIDED, that (x) any Net Available Proceeds not applied to the repayment of Indebtedness under the Senior Credit Facility or other Indebtedness not subordinated in right of payment to the Notes in accordance with subclause (B) of this clause (iii) shall be added to the Net Available Proceeds to be used for an Offer to Purchase outstanding Notes and (y) the Company may defer making any Offer to Purchase outstanding Notes until there are aggregate unutilized Net Available Proceeds equal to or in excess of $5 million resulting from one or more Asset Dispositions (at which time, the entire unutilized Net Available Proceeds, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph). Any repayment of Indebtedness in accordance with the previous sentence shall be made PRO RATA, based on the principal amount 40

(or, in the case of Indebtedness having unamortized discount, the accreted value thereof) of such Indebtedness outstanding. Any remaining Net Available Proceeds following the completion of the Offer to Purchase may be used by the Company for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under " -- Mergers, Consolidations and Certain Sales of Assets" and " -- Limitation on Sale and Leaseback Transactions" below.

In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction (except for a period not exceeding 30 months) unless the Company or such Subsidiary, as the case may be, applies the net proceeds of the property sold pursuant to the Sale and Leaseback Transaction as if such net proceeds were Net Available Proceeds subject to disposition as provided above under " -- Limitation on Certain Asset Dispositions."

LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF SUBSIDIARIES

   The Company (a) will not, and will not permit any Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of such Subsidiary or any other Subsidiary (other than to the Company or a Wholly Owned Subsidiary of the Company) except that the Company and any Subsidiary may, in any single transaction, sell all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary to any Person, subject to complying with the provisions of the conditions described above under " -- Limitation on Certain Asset Dispositions" and (b) will not permit any Subsidiary of the Company to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to enter into any transaction with an Affiliate or Related Person of the Company (other than the Company or a Subsidiary of the Company), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, either directly or indirectly, involving aggregate consideration in excess of $500,000 unless (i) a majority of the disinterested directors of the Board of Directors of the Company determines, in its good faith judgment evidenced by a resolution of such Board of Directors filed with the Trustee, that such transaction is in the best interests of the Company or such Subsidiary, as the case may be; and (ii) such transaction is, in the opinion of a majority of the disinterested directors of the Board of Directors of the Company evidenced by a resolution of such Board of Directors filed with the Trustee, on terms no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or a Related Person.

CHANGE OF CONTROL

Within 30 days following the date of the consummation of a transaction resulting in a Change of Control, the Company will commence an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. Such Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof. A "Change of Control" will be deemed to have occurred in the event that (whether or not otherwise permitted by the Indenture), after the Issue Date (a) any Person or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 40% of the Voting Stock of the Company; (b) any sale, lease or other transfer (in one
                                       41
transaction or a series of related transactions) by the Company or any of its Subsidiaries of all or substantially all of the consolidated assets of the Company to any Person (other than a Wholly Owned Subsidiary of the Company); (c) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or (d) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

PROVISION OF FINANCIAL INFORMATION

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such
Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event (a) within 15 days of each Required Filing Date
(i) transmit by mail to all Holders, as their names and addresses appear in the Note Register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to the preceding sentence, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder.

   MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

Neither the Company nor any Subsidiary will consolidate or merge with or into any Person, and the Company will not, and will not permit any of its Subsidiaries to, sell, lease, convey or otherwise dispose of all or substantially all of the Company's consolidated assets (as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution) to, any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary, as the case may be), or to which such sale, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company or such Subsidiary, as the case may be, on the Notes or such Subsidiary's Guarantee, as the case may be, and under the Indenture; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Net Worth of the Company or the Surviving Entity (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity (in the case of a transaction involving the Company), as the case may be, could incur at least $1.00 of Indebtedness pursuant to clause (i) of the "Limitation on Indebtedness" covenant; (v) immediately before and after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred by the Company or such Subsidiary, as the case may be, at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; and (vi) if, as a result of any such transaction, property or assets of the Company or a Subsidiary would become subject to a Lien not excepted from the provisions of the Indenture described under " -- Limitation on Liens" above, the Company, any such Subsidiary or the Surviving Entity, as the case may be, shall have secured the Notes as required by said covenant. The provisions of this paragraph shall not apply to any merger of a Subsidiary of the Company with or into the Company or a Wholly Owned Subsidiary of the Company or any transaction pursuant to which a Guarantor's Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under
" -- Limitation on Certain Asset Dispositions."
                                       42

EVENTS OF DEFAULT

   The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days; (c) default in the payment of principal of and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under " -- Change of Control" and " -- Limitation on Certain Asset Dispositions" when due and payable; (d) failure to perform or comply with any of the provisions described under " -- Mergers, Consolidations and Certain Sales of Assets"; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 30 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Notes; (f) default under the terms of one or more instruments evidencing or securing Indebtedness for money borrowed by the Company or any Subsidiary of the Company having an outstanding principal amount of $5 million or more individually or in the aggregate which results in the acceleration of the payment of such Indebtedness or which shall constitute the failure to pay principal when due at the stated maturity of such Indebtedness; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Subsidiary of the Company in an amount of $5 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Material Subsidiary; and (i) the Guarantee of any Guarantor which is a Material Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor which is a Material Subsidiary denies its liability under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee). Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an Event of Default (other than an Event of Default with respect to the Company described in clause (h)) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; PROVIDED, HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (h) above with respect to the Company occurs, the outstanding Notes will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For information as to waiver of defaults, see " -- Modification and Waiver."

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

   DEFEASANCE OR COVENANT DEFEASANCE

The Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors discharged in accordance with the provisions set forth below with respect to the Notes then outstanding. Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such outstanding Notes and the Company and the Guarantors shall be deemed to have satisfied all their respective other obligations under the Notes, the Guarantees and the Indenture, except for (i) the rights of holders
                                       43
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
of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's and the Guarantors' respective obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the respective obligations of the Company and the Guarantors released with respect to certain covenants in the Indenture, some of which are described above ("covenant defeasance"), and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, the events described in clause (e) under " -- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding Notes on the stated maturity of such principal and each installment of interest; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
(iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally and that such defeasance or covenant defeasance will not result in the Trustee or the trust arising from such deposit constituting an Investment Company as defined in the Investment Company Act of 1940, as amended; and (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

GOVERNING LAW

   The Indenture, the Notes and the Guarantees will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

   Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Note affected thereby,
(a) change the Stated Maturity of the principal of or any installment of interest on any Note, (b) reduce the principal amount of (or the premium) or interest on any Note, (c) change the place or currency of payment of principal of (or premium) or interest on any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or any Guarantee, (e) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with any provision of the Indenture or for waiver of any default, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) modify the ranking or priority of the Notes or the Guarantee of any Guarantor which is a Material Subsidiary, (i) release any Guarantor which is a Material Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the 44
        terms of the
Indenture, or (j) modify the provisions relating to any Offer to Purchase required under the "Limitation on Certain Asset Dispositions" or "Change of Control" covenants contained in the Indenture in a manner materially adverse to the Holders thereof.

The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase.

THE TRUSTEE

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, any Guarantor or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

   "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"ASSET DISPOSITION" means any sale, transfer or other disposition of (i) shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares) or (ii) property or assets of the Company or any Subsidiary of the Company; PROVIDED, HOWEVER, that an Asset Disposition shall not include
(a) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Subsidiary of the Company to the Company or to another Subsidiary of the Company, (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business or (c) any isolated sale, transfer or other disposition that does not involve aggregate consideration in excess of $250,000 individually.

"AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

"CAPITAL LEASE OBLIGATIONS" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

"CAPITAL STOCK" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person (including any Preferred Stock outstanding on the Issue Date).

"COMMON STOCK" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"CONSOLIDATED CASH FLOW AVAILABLE FOR FIXED CHARGES" of any Person means for any period the Consolidated Net Income of such Person for such period increased by the sum of (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus
(iii) the consolidated depreciation and amortization expense included in the income statement of such Person for such period, plus (iv) other non-cash charges of such Person for such period deducted from consolidated revenues in determining Consolidated Net Income for such period, minus (v) non-cash items (including the partial or entire reversal of reserves taken in prior periods) of such Person for such period increasing consolidated revenues in determining Consolidated Net Income for such period.

"CONSOLIDATED CASH FLOW RATIO" of any Person means for any period the ratio of
(i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period, plus (B) the annual interest expense with respect to any Indebtedness proposed to be Incurred by such Person or its Subsidiaries, minus
(C) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that will no longer be outstanding as a result of the incurrence of the Indebtedness proposed to be Incurred, plus (D) the annual interest expense with respect to any other Indebtedness Incurred by such Person or its Subsidiaries since the end of such period to the extent not included in clause (ii)(A), minus (E) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that no longer is outstanding as a result of the Incurrence of the Indebtedness referred to in clause (ii)(D); PROVIDED, HOWEVER, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such Indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such Indebtedness or the date one year after the date of such determination) had been the applicable rate for the entire period; PROVIDED FURTHER that, in the event such Person or any of its Subsidiaries has made any Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Rule 11-02 of Regulation S-X under the Securities Act of 1933 or any successor provision.

"CONSOLIDATED INCOME TAX EXPENSE" of any Person means for any period the consolidated provision for income taxes of such Person for such period calculated on a consolidated basis in accordance with GAAP.

"CONSOLIDATED INTEREST EXPENSE" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person for such period calculated on a consolidated basis in accordance with GAAP, plus cash dividends declared on any Preferred Stock (other than any Preferred Stock of the Company outstanding on the Issue Date). For purposes of this definition, the amount of any cash dividends declared will be deemed to be equal to the amount of such dividends multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined Federal, state, local and foreign income tax rate then applicable to such Person and its Subsidiaries (expressed as a decimal between one and zero), on a consolidated basis.

"CONSOLIDATED NET INCOME" of any Person means for any period the consolidated net income (or loss) of such Person for such period determined on a consolidated basis in accordance with GAAP; PROVIDED that there shall be excluded therefrom
(a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not net loss) of any Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions, (c) the net income of any Person that is not a Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid in cash to such Person by such other Person during such period, (d) gains or losses on Asset Dispositions by such Person or its Subsidiaries and (e) all extraordinary gains and extraordinary losses determined in accordance with GAAP.

"CONSOLIDATED NET TANGIBLE ASSETS" means, at any date, the consolidated book value as shown by the accounting books and records of the Company and its Subsidiaries of all their property, both real and personal, less (i) the book value of all their licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other intangibles, (ii) unamortized Indebtedness, discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of their properties and (iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by the Company and its Subsidiaries.

"CONSOLIDATED NET WORTH" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Stock of such Person.

   "CONTINUING DIRECTOR" means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to the Issue Date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors than on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

"DEFAULT" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

"DISQUALIFIED STOCK" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Notes; PROVIDED, that any Preferred Stock of the Company outstanding on the Issue Date shall not be deemed Disqualified Stock.

   "ELIGIBLE ACCOUNTS RECEIVABLE" means the face value of all "eligible receivables" of the Company and its Subsidiaries party to any credit agreement constituting the Senior Credit Facility (as such term is defined for purposes of such credit agreement).

"ELIGIBLE INVENTORY" means the face value of all "eligible inventory" of the Company and its Subsidiaries party to any credit agreement constituting the Senior Credit Facility (as such term is defined for purposes of such credit agreement).

"EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.

"GAAP" means generally accepted accounting principles, consistently applied, as in effect on the Issue Date in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession.

"GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

"GUARANTEE" means the guarantee of the Notes by each Guarantor under the Indenture.

"GUARANTORS" means (i) each of Dominion Stores, Inc., Tultex International, Inc., Logo 7, Inc., Universal Industries, Inc., AKOM, Ltd., Tultex Canada Inc. and SweatJet, Inc. and (ii) each Material Subsidiary, whether formed or acquired after the Issue Date PROVIDED, that, any Material Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument in existence at the time such Material Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction.

"INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company (or is merged into or consolidates with the Company or any of its Subsidiaries), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company (or being merged into or consolidated with the Company or any of its Subsidiaries) shall be deemed Incurred at the time any such Person becomes a Subsidiary of the Company or merges into or consolidates with the Company or any of its Subsidiaries.

"INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Company, and any Preferred Stock of a Subsidiary of the Company. Indebtedness shall never be calculated taking into account any cash and cash equivalents held by such Person.

"INVESTMENT" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by any other Person.

"ISSUE DATE" means the original issue date of the Notes.

"LIEN" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

   "MATERIAL SUBSIDIARY" means any Subsidiary of the Company which would constitute a "significant subsidiary" of the Company as defined in Rule 1.02 of Regulation S-X promulgated by the Commission except that for purposes of this definition all reference therein to ten (10) percent shall be deemed to be references to five (5) percent.

"NET AVAILABLE PROCEEDS" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities, (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by
                                       48
such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of " -- Limitation on Certain Asset Dispositions") and (v) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

"OFFER TO PURCHASE" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

       (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

       (2)  the Expiration Date and the Purchase Date;

       (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

       (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

       (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

       (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

       (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

       (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

       (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

      (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

      (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes
                                       49
            having an aggregate principal amount equal to the Purchase Amount on a PRO RATA basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

      (12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute, the Guarantors shall execute the Guarantee endorsed thereon and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

"PERMITTED INVESTMENTS" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (PROVIDED, that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase; (ii) Investments in commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $500,000,000, maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service or "A-1" or better by Standard & Poor's Corporation or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totalling more than $500,000,000, maturing within one year of the date of purchase; (iv) Investments representing Capital Stock or obligations issued to the Company or any of its Subsidiaries in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any of its Subsidiaries; (v) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; and (vi) any acquisition of the Capital Stock of any Person provided that after giving effect to any such acquisition such Person shall become a Subsidiary of the Company.

"PERSON" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"PREFERRED STOCK", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"RELATED PERSON" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

"SALE AND LEASEBACK TRANSACTION" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

"SENIOR CREDIT FACILITY" means the Credit Agreement, dated as of             ,
1995, among the Company as borrower thereunder, any Subsidiaries of the Company as guarantors thereunder and NationsBank, N.A. (Carolinas), as agent on behalf of itself and the other lenders named therein, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor whether by or with the same or any other lender, creditors, group of lenders or group of creditors.

"SUBSIDIARY" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such
                                       50

Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

"TRUST INDENTURE ACT" means the Trust Indenture Act of 1939, as amended.

   "VOTING STOCK" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

"WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in the Underwriting
Agreement dated       , 1995 (the "Underwriting Agreement"), J.P. Morgan
Securities Inc. ("J.P. Morgan") and NationsBanc Capital Markets, Inc. ("NationsBanc" and collectively with J.P. Morgan, the "Underwriters"), have severally agreed to purchase from the Company, and the Company has agreed to sell to them, severally, the principal amount of Notes set forth opposite their names below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for the entire principal amount of the Notes, if any Notes are purchased.

                                                       PRINCIPAL
                                                         AMOUNT
J.P. Morgan Securities Inc.                          $
NationsBanc Capital Markets, Inc.
       Total                                         $110,000,000

The Underwriters propose initially to offer the Notes directly to the public at the price set forth on the cover page of this Prospectus and to certain dealers
at such price less a concession not in excess of        % of the principal
amount of the Notes. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of        % of the principal amount of the Notes to
certain others dealers. After the initial public offering of the Notes, the initial public offering price and such concessions may be changed.

The Company and the Guarantors in existence on the closing date of the Offering have agreed, jointly and severally, to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

There is currently no trading market for the Notes. The Company does not intend to list the Notes on any securities exchange. The Company has been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes; however, the Underwriters are not obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes.

J.P. Morgan has provided investment banking and other financial services for the Company in the past. In addition, Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan, will act as a lender under the Senior Credit Facility.

   NationsBank, N.A. (Carolinas), an affiliate of NationsBanc, acted as lender, Co-Agent and Administrative Agent under the Company's existing revolving credit facility and will act in the same capacities under the Senior Credit Facility. NationsBanc acted as Structuring and Syndicating Agent under the Company's existing revolving credit facility, for which it has received customary fees and will act in the same capacity under the Senior Credit Facility, for which it will receive customary fees. In addition, NationsBanc has provided investment banking and other financial services for the Company in the past.

                                 LEGAL MATTERS

The validity of the Notes will be passed upon for the Company by Hunton & Williams, Richmond, Virginia. Lathan M. Ewers, Jr., a partner of Hunton & Williams, is a director of the Company. Certain legal matters in connection with the Notes offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

   The financial statements as of December 31, 1994 and January 1, 1994 and for each of the three years in the period ended December 31, 1994 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                          PAGE
Report of Independent Accountants......................................................................................   F-2
Consolidated Balance Sheets of Tultex Corporation as of December 31, 1994 and January 1, 1994..........................   F-3
Consolidated Statements of Income of Tultex Corporation for Fiscal 1994, 1993 and 1992.................................   F-4
Consolidated Statements of Changes in Stockholders' Equity of Tultex Corporation for Fiscal 1994, 1993
  and 1992.............................................................................................................   F-5
Consolidated Statements of Cash Flows of Tultex Corporation for Fiscal 1994, 1993
  and 1992.............................................................................................................   F-6
Notes to Financial Statements of Tultex Corporation....................................................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Stockholders and Board of Directors of Tultex Corporation
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Tultex Corporation and its subsidiaries (the company) at December 31, 1994 and January 1, 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 9 of Notes to Financial Statements, the company changed its method of accounting for income taxes in 1992. In addition, in 1993, the company changed its method of valuing inventory and accounting for postretirement medical and life insurance benefits, as discussed in Notes 3 and 10 of Notes to Financial Statements, respectively.

PRICE WATERHOUSE LLP
Winston-Salem, North Carolina
February 6, 1995
                                      F-2

                               TULTEX CORPORATION
                                 BALANCE SHEET

                                                                                                    DEC. 31,
                                                                                                      1994      JAN. 1, 1994
                                                                                                   (IN THOUSAND OF DOLLARS
                                                                                                      EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash and equivalents (Note 5)                                                                         $5,776        $6,754
  Accounts receivable, less allowance for doubtful accounts
     of $2,115 (1994) and $2,374 (1993)                                                                139,743       116,383
  Inventories (Note 3)                                                                                 130,183       157,278
  Prepaid expenses                                                                                      14,205         8,276
Total current assets                                                                                   289,907       288,691
Property, plant and equipment, net of depreciation (Note 4)                                            134,884       151,775
Intangible assets                                                                                       26,766        27,983
Other assets                                                                                             5,252         6,516
TOTAL ASSETS                                                                                          $456,809      $474,965
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to banks (Note 5)                                                                       $1,000          $ --
  Current maturities of long-term debt (Notes 6 and 19)                                                132,353         8,524
  Accounts payable -- trade                                                                             19,634        18,170
  Accrued liabilities -- other                                                                          11,102        13,923
  Dividends payable (Note 7)                                                                                --         1,736
  Income taxes payable                                                                                   2,964         2,785
Total current liabilities                                                                              167,053        45,138
Long-term debt, less current maturities (Notes 6 and 19)                                                83,002       230,914
Deferrals:
  Deferred income taxes (Note 9)                                                                        14,893        14,014
  Other                                                                                                  4,760         5,702
Total deferrals                                                                                         19,653        19,716
Stockholders' equity (Notes 6, 8, 15 and 16):
  5% cumulative preferred stock, $100 par value;
     authorized -- 22,000 shares,
     issued and outstanding -- 1,975 shares (1994 and 1993)                                                198           198
  Series B, $7.50 cumulative convertible preferred stock;
     authorized, issued and outstanding -- 150,000 shares (1994 and 1993)                               15,000        15,000
  Common stock, $1 par value; authorized -- 60,000,000 shares, issued and
     outstanding -- 29,806,793 shares (1994) and 29,053,126 shares (1993)                               29,807        29,053
  Capital in excess of par value                                                                         5,279         1,889
  Retained earnings                                                                                    140,283       133,107
                                                                                                       190,567       179,247
     Less notes receivable from stockholders                                                             3,466            50
Total stockholders' equity                                                                             187,101       179,197
Commitments and contingencies (Notes 12, 13, and 14)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                            $456,809      $474,965

  The accompanying Notes to Financial Statements are an integral part of this statement.
                                      F-3

                               TULTEX CORPORATION
                              STATEMENT OF INCOME

                                                                                             FISCAL YEARS ENDED:
                                                                                     DEC. 31,
                                                                                       1994      JAN. 1, 1994  JAN. 2, 1993
                                                                                    (52 WEEKS)    (52 WEEKS)    (53 WEEKS)
                                                                                           (IN THOUSANDS OF DOLLARS
                                                                                            EXCEPT PER SHARE DATA)
Net sales and other income                                                             $565,433      $533,611      $503,946
Costs and expenses:
  Cost of products sold                                                                 419,769       395,727       368,027
  Depreciation                                                                           23,973        23,364        20,831
  Selling, general and administrative                                                    93,510        88,433        81,297
  Gain on sale of facilities                                                             (4,405)           --            --
  Interest                                                                               18,151        16,996        13,540
Total costs and expenses                                                                550,998       524,520       483,695
Income before income taxes                                                               14,435         9,091        20,251
Provision for income taxes (Note 9)                                                       5,485         3,188         7,060
NET INCOME                                                                               $8,950        $5,903       $13,191
NET INCOME PER COMMON SHARE                                                                $.26          $.16          $.42
DIVIDENDS PER COMMON SHARE (NOTE 7)                                                        $.05          $.20          $.20

  The accompanying Notes to Financial Statements are an integral part of this statement.
                                      F-4

                               TULTEX CORPORATION
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                           CAPITAL
                                        5%        SERIES B                IN EXCESS                   NOTES              TOTAL
                                     PREFERRED    PREFERRED    COMMON      OF PAR      RETAINED    RECEIVABLE-       STOCKHOLDERS'
                                       STOCK        STOCK       STOCK       VALUE      EARNINGS    STOCKHOLDERS         EQUITY
                                                               (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
BALANCE AS OF DEC. 28, 1991, AS
  PREVIOUSLY REPORTED                  $ 198                   $28,862     $   580     $121,876      $   (184)         $ 151,332
Adjustment for the cumulative
  effect on prior years of
  applying retroactively the new
  method of valuing inventories
  (Note 3)                                                                                5,759                            5,759
BALANCE AS OF DEC. 28, 1991, AS
  ADJUSTED                               198                    28,862         580      127,635          (184)           157,091
Net income for the 53 weeks ended
  Jan. 2, 1993 (Note 3)                                                                  13,191                           13,191
Series B, preferred stock issued
  (150,000 shares)                                 $ 15,000                                                               15,000
Employee stock purchases                                            16         101                        (30)                87
Collections -- stockholders' notes
  receivable                                                                                              114                114
Cash dividends on common stock
  ($.20 per share) (Note 7)                                                              (5,649)                          (5,649)
Cash dividends on preferred stock
  (Note 7)                                                                               (1,041)                          (1,041)
BALANCE AS OF JAN. 2, 1993               198         15,000     28,878         681      134,136          (100)           178,793
Net income for the 52 weeks ended
  Jan. 1, 1994                                                                            5,903                            5,903
Employee stock purchases                                           175       1,208                        (11)             1,372
Collections -- stockholders' notes
  receivable                                                                                               61                 61
Cash dividends on common stock
  ($.20 per share) (Note 7)                                                              (5,797)                          (5,797)
Cash dividends on preferred stock
  (Note 7)                                                                               (1,135)                          (1,135)
BALANCE AS OF JAN. 1, 1994               198         15,000     29,053       1,889      133,107           (50)           179,197
Net income for the 52 weeks ended
  Dec. 31, 1994                                                                           8,950                            8,950
Employee stock purchases                                           754       3,390                     (4,144)                --
Collections -- stockholders' notes
  receivable                                                                                              728                728
Cash dividends on common stock
  ($.05 per share) (Note 7)                                                              (1,490)                          (1,490)
Cash dividends on preferred stock
  (Note 7)                                                                                 (284)                            (284)
BALANCE AS OF DEC. 31, 1994            $ 198       $ 15,000    $29,807     $ 5,279     $140,283      $ (3,466)         $ 187,101

  The accompanying Notes to Financial Statements are an integral part of this statement.
                                      F-5

                               TULTEX CORPORATION
                            STATEMENT OF CASH FLOWS

                                                                                             FISCAL YEARS ENDED:
                                                                                     DEC. 31,
                                                                                       1994      JAN. 1, 1994  JAN. 2, 1993
                                                                                    (52 WEEKS)    (52 WEEKS)    (53 WEEKS)
                                                                                          (IN THOUSANDS OF DOLLARS)
OPERATING ACTIVITIES:
Net Income                                                                             $  8,950     $   5,903     $  13,191
Items not requiring (providing) cash:
  Depreciation                                                                           23,973        23,364        20,831
  Gain on sale of facilities                                                             (4,405)           --            --
  Deferred income taxes                                                                     879         1,880          (234)
  Amortization of excess of fair value of assets acquired over cost                          --            --          (280)
  Amortization of intangible assets                                                       1,217         1,217         1,217
  Other deferrals                                                                          (942)        1,859         1,982
Changes in assets and liabilities:
  Accounts receivable                                                                   (23,360)       (6,503)      (17,685)
  Inventories                                                                            27,095       (27,112)      (25,461)
  Prepaid expenses                                                                       (5,929)       (2,598)       (2,227)
  Accounts payable and accrued expenses                                                  (3,093)         (790)        1,139
  Income taxes payable                                                                      179        (3,113)        2,690
Cash provided (used) by operating activities (Notes 3, 6 and 9)                          24,564        (5,893)       (4,837)
INVESTING ACTIVITIES:
Additions to property, plant and equipment                                               (8,624)      (22,250)      (30,330)
Change in other assets                                                                    1,264        (2,413)          113
Sales and retirements of property and equipment                                           5,947           299           182
Acquisition of assets and certain liabilities of Logo 7                                      --            --       (57,756)
Cash used by investing activities                                                        (1,413)      (24,364)      (87,791)
FINANCING ACTIVITIES:
Issuance (payment) of short-term borrowings                                               1,000       (79,825)       24,063
Issuance of long-term debt                                                                2,054       121,000       140,000
Payments of long-term debt                                                              (26,137)       (2,268)      (79,156)
Preferred stock issued                                                                       --            --        15,000
Cash dividends (Note 7)                                                                  (1,774)       (6,932)       (6,690)
Proceeds from stock plans                                                                   728         1,433           201
Cash provided (used) by financing activities                                            (24,129)       33,408        93,418
Net increase (decrease) in cash and equivalents                                            (978)        3,151           790
Cash and equivalents at beginning of year                                                 6,754         3,603         2,813
CASH AND EQUIVALENTS AT END OF YEAR                                                    $  5,776     $   6,754     $   3,603

  The accompanying Notes to Financial Statements are an integral part of this statement.
                                      F-6

                               TULTEX CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
Fiscal years ended December 31, 1994, January 1, 1994 and January 2, 1993.
NOTE 1 -- ACCOUNTING POLICIES
The significant accounting policies followed by Tultex Corporation and its subsidiaries in preparing the accompanying consolidated financial statements are as follows:
BASIS OF CONSOLIDATION: The consolidated financial statements include the accounts of the company and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.
CASH AND EQUIVALENTS: The company considers cash on hand, deposits in banks, certificates of deposit and short-term marketable securities as cash and equivalents for the purposes of the statement of cash flows. Such cash equivalents have maturities of less than 90 days.
INVENTORIES: Inventories are recorded at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method. See Note 3 for information concerning the change in the method of valuing inventories from the last-in, first-out (LIFO) method to the FIFO method during 1993.
PROPERTY, PLANT AND EQUIPMENT: Land, buildings and equipment are carried at cost. Major renewals and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Gain or loss on retirement or disposal of individual assets is recorded as income or expense.
Depreciation is provided on the straight-line method for all depreciable assets over their estimated useful lives as follows:

CLASSIFICATION                                                                    ESTIMATED USEFUL LIVES
Land and improvements..........................................................          20 years
Buildings and improvements.....................................................        12-50 years
Machinery and equipment........................................................         3-20 years

CAPITALIZED INTEREST: Interest is capitalized on major capital expenditures during the period of construction. There was no interest capitalized in the three years ended December 31, 1994.
INTANGIBLE ASSETS: Goodwill and licenses are being amortized on a straight-line basis over 25 years. The company continually evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from projected, undiscounted net cash flows of the related business unit. The gross amount of goodwill was $3,909,000 at December 31, 1994 and January 1, 1994. Accumulated amortization of goodwill was $469,000 and $313,000 at December 31, 1994 and January 1, 1994, respectively. The gross amount of licenses was $26,507,000 at December 31, 1994 and January 1, 1994. Accumulated amortization of licenses was $3,181,000 and $2,120,000 at December 31, 1994 and January 1, 1994, respectively.
PENSIONS: Pension expense includes charges for amounts not less than the actuarially determined current service costs plus amortization of prior service costs over 30 years. The company funds amounts accrued for pension expense not in excess of the amount deductible for federal income tax purposes.
REVENUE RECOGNITION: The company recognizes the sale when the goods are shipped or ownership is assumed by the customer.
INCOME TAXES: Income taxes are provided based upon income reported for financial statement purposes. Deferred income taxes reflect the tax effect of temporary differences between financial and taxable income.
NET INCOME PER SHARE: Net income per common share is computed using the weighted average number of common shares outstanding during the period after giving retroactive effect to stock splits and stock dividends and after deducting the preferred dividend requirements which accrued during the period. The weighted average number of common shares outstanding were 29,685,000, 28,961,000 and 28,872,000 for fiscal 1994, 1993 and 1992, respectively. Fully diluted net income per common share is not materially different from primary net income per common share for fiscal 1994, 1993 and 1992.
                                      F-7

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 1 -- ACCOUNTING POLICIES -- CONTINUED
SEGMENT INFORMATION: The company is a vertically integrated manufacturer and marketer of activewear and leisure-time apparel which is considered a single business segment.
FISCAL YEAR: The company's fiscal year ends on the Saturday nearest to December 31, which periodically results in a fiscal year of 53 weeks. The Universal Industries subsidiary historically observed a calendar year. The difference in the year-ends was considered to be immaterial on the pooled financial results contained in this report. Universal Industries, Inc. adopted the fiscal year-end and quarterly reporting periods of Tultex as of the acquisition date.
OTHER POSTRETIREMENT BENEFITS: As further described in Note 10, the company changed its method of accounting for the costs of certain life insurance and medical benefits for eligible retirees and dependents in 1993.
FAIR VALUE OF FINANCIAL INSTRUMENTS: Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure about the fair value of certain instruments. Cash, accounts receivable, accounts payable, accrued liabilities and variable rate debt are reflected in the financial statements at fair value because of the short-term maturity of these instruments. The estimated fair value of the company's fixed rate debt is disclosed in Note 6.
NOTE 2 -- MERGERS AND ACQUISITIONS
On January 31, 1992, effective as of January 1, 1992, the company acquired assets, certain liabilities, contracts and licenses of Logo 7, Inc., a major producer and marketer of licensed sports apparel, for a purchase price of approximately $58 million, consisting of $15 million (stated value) of a new series of Cumulative Convertible Preferred Stock, $7.50 Series B and $43 million cash. The $43 million cash was obtained with a 17-month interim loan from two banks which was prepaid without penalty. The company obtained permanent financing on June 26, 1992. The results of Logo 7, Inc. are included in the company's consolidated statement of income for 1992. The purchase price of $58 million has been allocated to the various acquired assets. Goodwill of $3,909,000 was determined and is being amortized over 25 years on a straight-line basis.
On June 30, 1992, the company completed the acquisition of Universal Industries, Inc., a professional sports hatwear licensee located in Mattapoisett, Massachusetts, through an all-stock deal valued at $11.1 million for nearly 1.3 million common shares. The valuation of common shares was based on the average closing price per share on the New York Stock Exchange for the 20 days prior to the closing of the transaction. The acquisition has been accounted for as a pooling of interests, and accordingly, the financial statements have been restated to include the results of operations for Universal for all periods presented.

                                                                                     SIX MONTHS ENDED
                                                                                         JUNE 1992
                                                                                        (UNAUDITED)
                                                                                 (IN THOUSANDS OF DOLLARS)
Net sales and other income:
  Tultex......................................................................           $ 138,588
  Universal...................................................................              20,777
Combined......................................................................           $ 159,365
Net income:
  Tultex......................................................................           $  (5,331)
  Universal...................................................................                 859
Combined......................................................................           $  (4,472)

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 3 -- INVENTORIES
The components of inventories are as follows:

                                                                                            DEC. 31,     JAN. 1,     JAN. 2,
                                                                                              1994        1994        1993
                                                                                                (IN THOUSANDS OF DOLLARS)
Raw materials............................................................................   $  25,704   $  29,291   $  23,664
Goods in process.........................................................................      13,453      11,956      13,641
Finished goods...........................................................................      87,436     112,296      88,549
Supplies.................................................................................       3,590       3,735       4,312
  Total Inventory........................................................................   $ 130,183   $ 157,278   $ 130,166

During the fourth quarter of 1993, the company changed its method of determining the cost of inventories from the LIFO method to the FIFO method. Under the current economic environment of low inflation, the company believes that the FIFO method will result in a better measurement of operating results. This change has been applied by retroactively restating the accompanying consolidated financial statements. Although this change in method did not materially impact net income for 1993, it decreased net income by $4,001,000 or 14 cents per share in 1992. The balances of retained earnings for the years ended December 28, 1991 and January 2, 1993 have been adjusted for the effect (net of income taxes) of applying retroactively the new method of valuing inventories.
NOTE 4 -- PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, at cost, consist of the following:

                                                                                                         DEC. 31,     JAN. 1,
                                                                                                           1994        1994
                                                                                                           (IN THOUSANDS OF
                                                                                                               DOLLARS)
Land and improvements.................................................................................   $   3,760   $   3,821
Buildings and improvements............................................................................      68,262      68,204
Machinery and equipment...............................................................................     207,518     209,044
Construction in progress..............................................................................       2,444       2,863
                                                                                                           281,984     283,932
Less accumulated depreciation.........................................................................     147,100     132,157
Net property, plant and equipment.....................................................................   $ 134,884   $ 151,775

In 1994, the company sold one of its yarn manufacturing facilities. The net proceeds and gain from the sale amounted to $5,500,000 and $4,405,000, respectively.
NOTE 5 -- SHORT-TERM CREDIT AGREEMENTS
Until October 6, 1993, when the company entered into a two-year revolving credit agreement with 12 banks (see Note 6), it had formal short-term lines of credit with lending banks aggregating $57,000,000 with interest payable at or below the prime rate. At January 2, 1993, the weighted average interest rate on borrowings outstanding of $79,825,000 was 4.1%. The use of these lines was restricted to the extent that the company was required to liquidate its indebtedness to certain individual banks for a 30-day period each year. At times, the company borrowed amounts in excess of the lines on a short-term negotiated basis.
The company currently has a short-term line of credit with one lending bank totaling $3,000,000. Total borrowings outstanding under this line at December 31, 1994 were $1,000,000 with interest at 6.125%. There were no such borrowings outstanding at January 1, 1994.
The company utilizes letters of credit for foreign sourcing of inventory. Trade letters of credit outstanding were $2,026,000, $9,715,000 and $5,266,000 at December 31, 1994, January 1, 1994 and January 2, 1993, respectively. After October 6, 1993, all letters of credit issued were part of the revolving credit agreement described in Note 6.
                                      F-9

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 6 -- LONG-TERM DEBT

                                                                                                         DEC. 31,     JAN. 1,
                                                                                                           1994        1994
                                                                                                           (IN THOUSANDS OF
                                                                                                               DOLLARS)
Amount due under revolving credit agreement...........................................................   $ 104,000   $ 121,000
8 7/8% senior notes due June 1, 1999..................................................................      95,000      95,000
Term loan due July 31, 1996...........................................................................      15,997      22,917
Other indebtedness....................................................................................         358         521
                                                                                                           215,355     239,438
Less current maturities...............................................................................     132,353       8,524
  Total long-term debt................................................................................   $  83,002   $ 230,914

On October 6, 1993, the company signed a two-year $225 million revolving credit agreement with 12 banks with interest at or below prime plus 1/8%. Three of the banks are co-agents, and one of the three is administrative agent. The facility replaced the company's previous short-term credit lines used to support working capital and future growth. The agreement expires in October, 1995.
On June 26, 1992, the company issued 8.875% unsecured, senior notes totaling $95,000,000. Payments consist of interest only for the first two years and installment payments of principal and interest for the remaining five years.
As of March 1, 1994, the company amended and restated its 8.94% term loan. Under the terms of the restatement, interest is payable quarterly at the 90-day LIBOR rate + .75%, and principal is due in seven remaining quarterly installments of $2,285,000. In addition, the company also assumed the fixed cost to unwind an interest rate credit exchange agreement that allowed the lender to provide fixed rate financing to the company at the inception of the term loan in 1989.
The term loan agreement, senior notes and revolving credit agreement contain provisions regarding maintenance of working capital and restrictions on payment of cash dividends. At December 31, 1994, the company was in compliance or had obtained waivers for any violations of the covenants. Consolidated retained earnings, which were free of dividend restrictions, amounted to $3,952,000 at December 31, 1994.
Interest paid by the company in 1994, 1993 and 1992 was $18,598,000, $16,830,000 and $13,180,000, respectively.
The approximate aggregate maturities of long-term debt for each of the next five fiscal years are as follows:

                                                                                           TOTAL
                                                                                 (IN THOUSANDS OF DOLLARS)
1995..........................................................................           $ 132,353*
1996..........................................................................              25,984
1997..........................................................................              19,006
1998..........................................................................              19,006
1999..........................................................................              19,006

* Includes maturity of $104,000 outstanding under revolving credit agreement. (See Note 19.)
At December 31, 1994 and January 1, 1994, the carrying amount of the senior notes exceeded the fair value by approximately $5,800,000 and $900,000, respectively. The fair value of the company's senior notes was determined using valuation techniques that considered cash flows discounted at current market rates in effect as of December 31, 1994 and January 1, 1994.
NOTE 7 -- DIVIDENDS
At January 1, 1994, dividends payable represented amounts paid on January 3, 1994. During the second quarter of 1994, the company suspended the payment of dividends on its preferred and common stock.
                                      F-10

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 7 -- DIVIDENDS -- CONTINUED
Prior to second quarter 1994, all stated dividends on the five percent cumulative preferred stock had been declared and paid. Cumulative dividends on such stock that have not been declared or paid as of December 31, 1994 amounted to $7,000. Prior to second quarter 1994, all stated dividends on the Series B cumulative preferred stock had been declared and paid. Cumulative dividends on such stock that have not been declared or paid as of December 31, 1994 amounted to $844,000.
NOTE 8 -- STOCK OPTIONS
In 1988, the company's stockholders ratified the 1987 Stock Option Plan under which 700,000 shares of common stock were reserved for stock option grants to certain officers and employees. The plan provided that options may be granted at prices not less than the fair market value on the date the option is granted, which means the closing price of a share of common stock as reported on the New York Stock Exchange composite tape on such day. At December 31, 1994, some options remain unexercised from the 1987 Stock Option Plan, which expired November 19, 1992.
On March 21, 1991, the company's stockholders ratified the 1990 Stock Option Plan under which 700,000 shares of common stock were reserved for stock option grants to certain officers and employees. Options granted under the 1990 Plan may be incentive stock options ("ISOs") or non-qualified stock options. The option price will be fixed by the Executive Compensation Committee of the Board at the time the option is granted, but in the case of an ISO, the price cannot be less than the share's fair market value on the date of grant. Grants must be made before October 18, 2000 and expire within 10 years of the date of grant. In exercising options, an employee may receive a loan from the company for up to 90% of the exercise price. Outstanding loans are shown as a reduction of stockholders' equity on the balance sheet.
On May 19, 1994, the stockholders approved an increase of 500,000 shares in the maximum number of shares to be issued pursuant to the exercise of options granted under the Plan, extended the date that grants could be made to October 7, 2003, and provided that no participant may be granted options in any calendar year for more than 50,000 shares of common stock.
A summary of the changes in the number of common shares under option for each of the three previous years follows:

                                YEAR ENDED                                    NUMBER       PER SHARE
                            DECEMBER 31, 1994                                OF SHARES    OPTION PRICE
Outstanding at beginning of year..........................................     928,233     $6.88-$9.75
Granted...................................................................     397,500     $5.13-$6.00
Exercised.................................................................          --              --
Expired...................................................................      20,000           $9.13
Cancelled.................................................................      80,333     $6.00-$9.75
Outstanding at end of year................................................   1,225,400     $5.13-$9.75
Exercisable at end of year................................................   1,025,400     $5.13-$9.75
Shares reserved for future grant:
Beginning of year.........................................................      39,900
End of year...............................................................     190,000

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 8 -- STOCK OPTIONS -- CONTINUED

                               YEAR ENDED                                     NUMBER       PER SHARE
                             JANUARY 1, 1994                                OF SHARES    OPTION PRICE
Outstanding at beginning of year                                             1,015,833     $7.50-$9.63
Granted..................................................................      280,000     $6.88-$9.75
Exercised................................................................      175,600     $7.63-$9.63
Expired..................................................................      165,000           $7.88
Cancelled................................................................       27,000     $7.63-$9.63
Outstanding at end of year...............................................      928,233     $6.88-$9.75
Exercisable at end of year...............................................      748,233     $6.88-$9.75
Shares reserved for future grant:
Beginning of year........................................................      307,400
End of year..............................................................       39,900

                              YEAR ENDED                                    NUMBER        PER SHARE
                            JANUARY 2, 1993                               OF SHARES      OPTION PRICE
Outstanding at beginning of year.......................................      545,196      $7.50-$11.92
Granted................................................................      536,600      $8.38-$ 9.63
Exercised..............................................................       14,734      $7.63-$ 9.63
Expired................................................................       26,463            $11.92
Cancelled..............................................................       24,766      $7.63-$ 9.63
Outstanding at end of year.............................................    1,015,833      $7.50-$ 9.63
Exercisable at end of year.............................................      945,833      $7.50-$ 9.63
Shares reserved for future grant:
Beginning of year......................................................      836,350
End of year............................................................      307,400

NOTE 9 -- PROVISION FOR INCOME TAXES
The components of the provision for federal and state income taxes are summarized as follows:

                                                                                                                 JAN.      JAN.
                                                                                                    DEC. 31,      1,        2,
                                                                                                      1994       1994      1993
                                                                                                     (IN THOUSANDS OF DOLLARS)
Currently payable:
  Federal........................................................................................    $4,072     $1,192    $6,694
  State..........................................................................................       534        116       600
                                                                                                      4,606      1,308     7,294
Deferred:
  Federal........................................................................................       590      1,723      (214)
  State..........................................................................................       289        157       (20)
                                                                                                        879      1,880      (234)
Total provision..................................................................................    $5,485     $3,188    $7,060

Deferred income taxes resulted from the following temporary differences:
                                      F-12

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 9 -- PROVISION FOR INCOME TAXES -- CONTINUED

                                                                            DEC.       JAN.      JAN.
                                                                             31,        1,        2,
                                                                            1994       1994      1993
                                                                            (IN THOUSANDS OF DOLLARS)
Depreciation............................................................   $   579    $2,095    $2,864
Inventory...............................................................     1,388       (24)   (3,110)
Pension.................................................................        31      (486)      (83)
Abandonment loss........................................................        --       187        --
Intangible assets.......................................................       299       283        --
Postretirement benefits.................................................       (58)     (172)       --
AMT credit carry-forward................................................    (1,617)       --        --
Bad debt and other allowances...........................................        99        (2)        1
Other...................................................................       158        (1)       94
  Total.................................................................   $   879    $1,880    $ (234)

Significant components of the deferred tax liabilities and assets are as follows:

                                                                                   DEC. 31,   JAN. 1,
                                                                                     1994       1994
                                                                                    (IN THOUSANDS OF
                                                                                        DOLLARS)
Deferred tax liabilities:
  Tax over book depreciation....................................................   $ 16,569   $ 15,990
  Spare parts inventory.........................................................        776        797
  Intangible assets.............................................................        724        425
  Inventory.....................................................................        177         --
  Other.........................................................................        303         39
Gross deferred tax liabilities..................................................     18,549     17,251
Deferred tax assets:
  Bad debt and other allowances.................................................        466        565
  Inventory reserves............................................................         --      1,211
  Postretirement benefits.......................................................        234        176
  Pension obligations...........................................................        931        962
  Worker's compensation.........................................................        225        182
  AMT credit carryforward.......................................................      1,617         --
  Other.........................................................................        183        141
Gross deferred tax assets.......................................................      3,656      3,237
Net deferred tax liabilities....................................................   $ 14,893   $ 14,014

A reconciliation of the statutory federal income tax rates with the company's effective income tax rates for 1994, 1993 and 1992 was as follows:

                                                                              DEC. 31,    JAN. 1,    JAN. 2,
                                                                                1994       1994       1993
Statutory federal rate.....................................................        35%        34 %       34 %
State rate, net............................................................         3          2          2
Untaxed foreign income.....................................................        --         --         (1)
Other......................................................................        --         (1)        --
Effective income tax rate..................................................        38%        35 %       35 %

Income tax payments were $4,659,000, $4,512,000 and $4,404,000 for fiscal 1994,
1993 and 1992, respectively.
                                      F-13

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 9 -- PROVISION FOR INCOME TAXES -- CONTINUED
In 1992, the company adopted the provisions of the Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The company's adoption of SFAS No. 109 resulted in no material effect on 1992 earnings.
The company is currently undergoing an examination by the Internal Revenue Service for the years ended 1991, 1992 and 1993. While the examination is not complete, management does not expect the outcome to materially impact the company's financial position or results of operations.
NOTE 10 -- EMPLOYEE BENEFITS
All qualified employees of the parent company and its Universal subsidiary are covered by a noncontributory, defined benefit plan. The benefits are based on years of service and the employee's highest five consecutive calendar years of compensation paid during the 10 most recent years before retirement. Prior service costs are amortized over 30 years. The status of the defined benefit plan as of December 31, 1994, January 1, 1994 and January 2, 1993 was as follows:

                                                                                                 1994       1993       1992
                                                                                                  (IN THOUSANDS OF DOLLARS)
Fair value of plan assets, primarily listed stocks and corporate and government debt.........   $34,594    $40,261    $40,006
Accumulated benefit obligation, including vested benefits of $26,733 and $29,294,
  respectively...............................................................................    27,393     30,114     27,977
Additional benefits based on estimated future salary levels..................................     6,002      6,851      9,592
Projected benefit obligation.................................................................    33,395     36,965     37,569
Plan assets in excess of projected benefit obligation........................................     1,199      3,296      2,437
Unrecognized net gain........................................................................    (1,273)    (2,910)    (1,253)
Unrecognized net transitional assets.........................................................    (1,838)    (2,308)    (2,777)
Unrecognized prior service cost..............................................................       145        257        293
Accrued pension liability....................................................................   $(1,767)   $(1,665)   $(1,300)

The following rate assumptions were made for the plan:

                                                                                               1994    1993    1992
Discount rate of return on projected benefit obligation.....................................    8.5%   7.75%    8.0%
Rate of return on plan assets...............................................................   10.0%   10.0%   10.0%

The long-term rate of salary progression for 1994 reflected no rate increase for the first year, followed by 3.5% for two years, 4.0% for six years with an ultimate rate of increase of 5.0%. The long-term rate for 1993 reflected no anticipated rate increase for the first two years, followed by 3.5% for two years, 4% for six years and 5% thereafter. The comparable rate in 1992 was 5% for all years. The effect of the change in assumed salary progression rates from 1992 to 1993 had no material impact on pension expense for 1993 and decreased pension expense for 1994 by $383,000. The changes in rates and assumptions from year to year were made to reflect what management considered to be a better approximation of the rates to be realized.
                                      F-14

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 10 -- EMPLOYEE BENEFITS -- CONTINUED
Pension expense in 1994, 1993 and 1992 included the following components:

                                                                                         1994      1993      1992
                                                                                        (IN THOUSANDS OF DOLLARS)
Service cost-benefits earned during the period.......................................   $1,707    $1,861    $1,697
Interest on projected benefit obligation.............................................    2,808     2,893     3,176
Actual (gain) loss on plan assets....................................................    4,587    (2,362)   (2,400)
Net deferral.........................................................................   (9,000)   (1,919)   (1,370)
Curtailment loss.....................................................................       --        --       104
Settlement gain......................................................................       --        --      (151)
Net periodic pension cost............................................................   $  102    $  473    $1,056

The company's policy has been to fund the minimum required contribution after the end of the fiscal year plus interest on the contribution from the end of the plan year until paid. The company's Universal Industries subsidiary historically funded the maximum required contribution during the year.
At the end of 1992, Universal Industries, Inc. pension plan's future service benefits were frozen and the plan assets were absorbed into the company's pension plan, which resulted in a curtailment loss of $104,000.
The company has a nonqualified, unfunded supplementary retirement plan for which it has puchased cost recovery life insurance on the lives of the participants. The company is the sole owner and beneficiary of such policies. The amount of coverage is designed to provide sufficient revenues to recover all costs of the plan if assumptions made as to mortality experience, policy earnings and other factors are realized. Expenses related to the plan were $536,000 in 1994, $547,000 in 1993 and $395,000 in 1992. The actuarially determined liability which has been included in other deferrals was $2,684,000 at December 31, 1994, $3,190,000 at January 1, 1994 and $2,313,000 at January 2, 1993.
The following table sets forth the plan's status and amounts recognized in the company's financial statements at December 31, 1994, January 1, 1994 and January 2, 1993:

                                                                          1994       1993       1992
                                                                           (IN THOUSANDS OF DOLLARS)
Fair value of plan assets.............................................   $    --    $    --    $    --
Accumulated benefit obligation, including vested benefits of $3,406
  and $3,043, respectively............................................     3,506      3,190      2,313
Additional benefits based on estimated future salary levels...........       433         (5)     1,341
Projected benefit obligation..........................................     3,939      3,185      3,654
Projected benefit obligation in excess of plan assets.................    (3,939)    (3,185)    (3,654)
Unrecognized net loss.................................................     1,271        667      1,213
Unrecognized prior service cost.......................................       280         --         --
Unrecognized transitional obligation..................................       992      1,092      1,193
Adjustment required to recognize minimum liability....................    (2,110)    (1,764)    (1,065)
Unfunded accrued supplementary costs..................................   $(3,506)   $(3,190)   $(2,313)

Net supplementary pension cost for the three years included the following components:

                                                                                                  1994      1993      1992
                                                                                                      (IN THOUSANDS OF
                                                                                                          DOLLARS)
Service cost-benefits earned during the period...............................................     $139      $110      $ 95
Interest on projected benefit obligation.....................................................      255       276       200
Net amortization.............................................................................      142       161       100
Net periodic supplementary pension cost......................................................     $536      $547      $395

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 10 -- EMPLOYEE BENEFITS -- CONTINUED
Substantially all employees meeting certain service requirements are eligible to participate in the company's employee savings (401k) plan. Employee contributions are limited to a percentage of their compensation, as defined in the plan. Although the plan did not provide for any company contributions in 1992, a matching provision became effective in April 1993, but was discontinued on January 2, 1994.
Substantially all employees are eligible to receive certain bonuses or profit-sharing amounts, the amounts of which are determined at management's discretion. Such expenses amounted to $1,791,000 in 1994, $2,329,000 in 1993 and $6,071,000 in 1992.
The company also provides certain postretirement medical and life insurance benefits to substantially all employees who retire with a minimum of 20 years of service for the period of time until the employee and any dependents reach age
65. The medical plan requires monthly contributions by retired participants which are dependent on the participant's length of service, age at the date of retirement and Medicare eligibility. The life insurance plan is noncontributory. Prior to 1993, the company expensed the costs relating to these unfunded plans as incurred. Such costs amounted to approximately $375,000 in 1992.
In 1993, the company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The standard required companies to recognize the estimated costs of providing postretirement benefits on an accrual basis. The company elected the delayed recognition method of adoption which allows amortization of the initial transitional obligation over a 20-year period. At January 3, 1993, the actuarially determined accumulated postretirement benefit obligation was $5,101,000.
The amounts recognized in the company's balance sheet at December 31, 1994 and January 1, 1994 were as follows:

                                                                                                         1994         1993
                                                                                                          (IN THOUSANDS OF
                                                                                                              DOLLARS)
Accumulated postretirement benefit obligation......................................................     $ 7,066      $ 5,323
Unrecognized transitional obligation...............................................................      (4,590)      (4,846)
Unrecognized loss..................................................................................      (1,847)          --
Accrued liability..................................................................................     $   629      $   477

Net periodic postretirement benefit cost for 1994 and 1993 included the following components:

                                                                                                             1994      1993
                                                                                                             (IN THOUSANDS
                                                                                                              OF DOLLARS)
Service cost-benefits earned during the period..........................................................     $198      $171
Interest on accumulated postretirement benefit obligation...............................................      398       402
Amortization of accumulated postretirement benefit obligation...........................................      256       256
  Total periodic postretirement benefit cost............................................................     $852      $829

The discount rate used in determining the accumulated postretirement benefit obligation was 8.5% for 1994 and 8% for 1993. The assumed medical cost trend rate was 12% in 1993, declining by 1% per year until an ultimate rate of 5% is achieved. For 1994, the rate used was 11%, still declining by 1% per year until reaching an ultimate goal of 5.5%. The medical cost rate assumption has a significant effect on the amount of the obligation and net periodic cost reported.
The adoption of Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits" in 1994 had no material impact on the company's results of operations or financial position, as the company does not have significant postemployment benefits.
                                      F-16

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 11 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
The following is a summary of the unaudited quarterly financial information for the years ended December 31, 1994 and January 1, 1994.

                                                                                                       1994          1993
                                                                                                        (IN THOUSANDS OF
                                                                                                            DOLLARS
                                                                                                     EXCEPT PER SHARE DATA)
NET SALES AND OTHER INCOME
  1st quarter...................................................................................     $ 86,294      $ 91,022
  2nd quarter...................................................................................      101,900       100,238
  3rd quarter...................................................................................      208,931       187,109
  4th quarter...................................................................................      168,308       155,242
     Total......................................................................................     $565,433      $533,611
GROSS PROFIT
  1st quarter...................................................................................     $ 18,511      $ 21,957
  2nd quarter...................................................................................       18,757        23,386
  3rd quarter...................................................................................       44,136        38,742
  4th quarter...................................................................................       42,049        31,985
     Total......................................................................................     $123,453      $116,070
INCOME BEFORE INCOME TAXES
  1st quarter...................................................................................     $ (7,916)     $ (2,295)
  2nd quarter...................................................................................       (4,892)          681
  3rd quarter...................................................................................       11,924         7,437
  4th quarter...................................................................................       15,319         3,268
     Total......................................................................................     $ 14,435      $  9,091
PROVISION FOR INCOME TAXES
  1st quarter...................................................................................     $ (3,008)     $   (852)
  2nd quarter...................................................................................       (1,859)          246
  3rd quarter...................................................................................        4,531         2,767
  4th quarter...................................................................................        5,821         1,027
     Total......................................................................................     $  5,485      $  3,188
NET INCOME
  1st quarter...................................................................................     $ (4,908)     $ (1,443)
  2nd quarter...................................................................................       (3,033)          435
  3rd quarter...................................................................................        7,393         4,670
  4th quarter...................................................................................        9,498         2,241
     Total......................................................................................     $  8,950      $  5,903
NET INCOME PER COMMON SHARE
  1st quarter...................................................................................     $   (.18)     $   (.06)
  2nd quarter...................................................................................         (.11)          .01
  3rd quarter...................................................................................          .24           .15
  4th quarter...................................................................................          .31           .06
     Total......................................................................................     $    .26      $    .16

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 12 -- COMMITMENTS
At December 31, 1994, the company was obligated under a number of noncancellable, renewable operating leases as follows:

                                                                                                       MANUFACTURING
                                                                                            DATA        FACILITIES
                                                                                          PROCESSING        AND
                                                                                          EQUIPMENT        OTHER         TOTAL
                                                                                                (IN THOUSANDS OF DOLLARS)
1995...................................................................................    $ 2,890        $ 6,877       $ 9,767
1996...................................................................................      2,759          5,154         7,913
1997...................................................................................      2,303          4,086         6,389
1998...................................................................................      1,056          2,930         3,986
1999...................................................................................         --          2,080         2,080
2000 and after.........................................................................         --         14,054        14,054
                                                                                           $ 9,008        $35,181       $44,189

Rental expense charged to income was $13,358,000 in 1994, $15,092,000 in 1993 and $13,696,000 in 1992.
The company has entered into various licensing agreements which permit it to market apparel with copyrighted logos and characters from the sports and entertainment industries. Under the terms of these agreements, the company is required to pay minimum guaranteed fees to certain licensors. The remaining minimum obligations under these agreements at December 31, 1994 were approximately $9,100,000 in fiscal 1995, $8,200,000 in fiscal 1996 and $8,400,000 in fiscal 1997.
NOTE 13 -- EMPLOYMENT AGREEMENTS
The company has entered into employment continuity agreements with certain of its executives which provide for the payments to these executives of amounts up to three times their annual compensation plus continuation of certain benefits if there is a change in control in the company (as defined) and a termination of their employment. The maximum contingent liability at December 31, 1994 under these agreements was approximately $4,393,000.
Employment agreements with certain executives were executed as a result of the Logo 7 acquisition. As of February 5, 1995, these agreements were renegotiated. Under predefined events of termination, the company could incur a maximum liability of $3,490,000.
NOTE 14 -- CONCENTRATION OF CREDIT RISK
The company's concentration of credit risk is limited due to the large number of primarily domestic customers who are geographically dispersed. The company had one customer which constituted 10.4% of net sales in 1994. There were no such customers in 1993 or 1992. As disclosed on the balance sheet, the company maintains an allowance for doubtful accounts to cover estimated credit losses.
NOTE 15 -- SHAREHOLDER RIGHTS PLAN
In March 1990, the Board of Directors of the company adopted a Shareholder Rights Plan and declared a dividend of one right for each outstanding share of common stock to shareholders of record on April 2, 1990. Each right entitles the registered holder to purchase from the company, until the earlier of March 22, 2000 or the redemption of the rights, one one-thousandth of a share of newly authorized Junior Participating Cumulative Preferred Stock, Series A, without par value, at an exercise price of $40. The rights are not exercisable or transferable apart from the common stock until the earlier of (i) 10 days following the public announcement that a person or a group of affiliated persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the company's outstanding common stock or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 10% or more of the company's outstanding common stock. The company may redeem the rights at a price of
                                      F-18

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 15 -- SHAREHOLDER RIGHTS PLAN -- CONTINUED
$.01 per right at any time prior to the acquisition of 10% or more of the company's outstanding common stock or certain other triggering events.
NOTE 16 -- STOCK PURCHASE PLAN
In February 1994, the company initiated the Salaried Employee's Stock Purchase Plan. Under the plan, employees could elect to purchase shares of the company's common stock in amounts ranging from 20-30% of their annual salary. Employees will pay for the stock through payroll deductions over a 60-month period. Interest at 6% per annum will be charged until the stock is fully paid and the shares will be held by the company until that time. Under the plan, 753,667 shares were issued at a price of $5.50. Of the $4,144,000 loans recorded for the shares, $702,000 has been collected, leaving an outstanding balance at December 31, 1994 of $3,442,000. Interest realized during 1994 on the loans was $188,000. In January 1995, the directors of the company approved an amendment to the plan that allows an employee options for early payment of the loan.
NOTE 17 -- ADVERTISING COSTS
In fiscal 1995, the company will be required to adopt the provisions of the Accounting Standards Executive Committee's Statement of Position on Reporting Advertising Costs ("Statement"). The Statement effectively requires that certain advertising costs which were previously deferred and amortized over an anticipated benefit period be recognized currently in the statement of income. If the company had adopted the Statement as of December 31, 1994, selling, general and administrative expenses as reported on the statement of income would have increased by approximately $4,900,000.
NOTE 18 -- UNIONIZATION OF FACILITIES
In August 1994, hourly employees at the company's Martinsville, Virginia facilities voted for representation by the Amalgamated Clothing and Textile Workers Union. The company is currently negotiating a labor contract with the union which would cover those employees.
NOTE 19 -- REFINANCING

The company has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to offer to the public an aggregate of $110,000,000 principal amount of Senior Notes due 2005 ("Senior Notes"). The company is anticipating completion of the offering during the first quarter of 1995. The company intends to use the net proceeds from the offering together with borrowings under the senior credit facility referred to below to pay principal, accrued interest and prepayment expenses related to the $95,000,000 aggregate principal amount of senior notes due June 1, 1999 and the $15,997,000 aggregate principal amount term loan due July 31, 1996. In connection with the repayment of the senior notes and the term loan, the company will be required to write-off unamortized debt issuance costs and will incur a prepayment penalty. As of December 31, 1994, unamortized debt issuance costs related to the senior notes and term loan were $2,913,000. If the repayment of the senior notes and term loan had occurred at December 31, 1994 the prepayment penalty would have been $1,278,000.

Concurrent with the Senior Note offering, the company expects to enter into a senior credit facility with a number of banks. This facility will replace the revolving credit agreement described in Note 6. The terms of the new facility are expected to be substantially equivalent to those included in the existing revolving credit agreement. Unamortized debt issuance costs related to the revolving credit agreement at December 31, 1994 were $598,000.
All subsidiaries of the company ("Subsidiary Guarantors") will fully and unconditionally guarantee the company's obligations under the Senior Notes on a joint and several basis.
                                      F-19

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 20 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION
The following financial information presents condensed consolidating financial data which includes (i) the parent company only ("Parent"), (ii) the wholly-owned subsidiaries on a combined basis ("Wholly-owned Subsidiaries"),
(iii) the majority-owned subsidiary ("Majority-owned Subsidiary") and (iv) the company on a consolidated basis. All subsidiaries will guarantee the Senior Notes as discussed in Note 19.

                               TULTEX CORPORATION
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 20 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- CONTINUED

                                                                             WHOLLY-       MAJORITY-
                                                                              OWNED          OWNED
                                                                PARENT     SUBSIDIARIES    SUBSIDIARY    ELIMINATIONS
                                                                             (IN THOUSANDS OF DOLLARS)
As of and for the year ended December 31, 1994
Current assets                                                 $242,754      $110,927        $1,938       $  (65,712)
Noncurrent assets                                               185,383        41,894            --          (60,375)
  Total assets                                                 $428,137      $152,821        $1,938       $ (126,087)
Current liabilities                                            $153,163      $ 76,728        $1,698       $  (64,536)
Noncurrent liabilities                                          101,098         1,611           (56)               2
  Total liabilities                                            $254,261      $ 78,339        $1,642       $  (64,534)
Net sales                                                      $341,420      $240,239        $3,644       $  (19,870)
Cost and expenses                                               327,931       239,748         3,931          (20,612)
Pretax net income (loss)                                       $ 13,489      $    491        $ (287)      $      742
As of and for the year ended January 1, 1994
Current assets                                                 $237,088      $111,401        $2,906       $  (62,704)
Noncurrent assets                                               203,828        44,578            --          (62,132)
  Total assets                                                 $440,916      $155,979        $2,906       $ (124,836)
Current liabilities                                            $ 15,597      $ 80,895        $2,442       $  (53,796)
Noncurrent liabilities                                          257,459           486           (51)          (7,264)
  Total liabilities                                            $273,056      $ 81,381        $2,391       $  (61,060)
Net sales                                                      $323,785      $234,278        $6,489       $  (30,941)
Cost and expenses                                               320,689       227,673         6,632          (30,474)
Pretax net income (loss)                                       $  3,096      $  6,605        $ (143)      $     (467)
As of and for the year ended January 2, 1993
Current assets                                                 $206,692      $ 82,901        $2,518       $  (42,784)
Noncurrent assets                                               205,689        45,624            --          (64,822)
  Total assets                                                 $412,381      $128,525        $2,518       $ (107,606)
Current liabilities                                            $105,406      $ 58,268        $1,999       $  (43,063)
Noncurrent liabilities                                          135,633            16           (48)          (1,186)
  Total liabilities                                            $241,039      $ 58,284        $1,951       $  (44,249)
Net sales                                                      $338,856      $192,586        $3,725       $  (31,221)
Cost and expenses                                               327,889       181,922         3,489          (29,605)
Pretax net income (loss)                                       $ 10,967      $ 10,664        $  236       $   (1,616)
                                                              CONSOLIDATED
As of and for the year ended December 31, 1994
Current assets                                                  $289,907
Noncurrent assets                                                166,902
  Total assets                                                  $456,809
Current liabilities                                             $167,053
Noncurrent liabilities                                           102,655
  Total liabilities                                             $269,708
Net sales                                                       $565,433
Cost and expenses                                                550,998
Pretax net income (loss)                                        $ 14,435
As of and for the year ended January 1, 1994
Current assets                                                  $288,691
Noncurrent assets                                                186,274
  Total assets                                                  $474,965
Current liabilities                                             $ 45,138
Noncurrent liabilities                                           250,630
  Total liabilities                                             $295,768
Net sales                                                       $533,611
Cost and expenses                                                524,520
Pretax net income (loss)                                        $  9,091
As of and for the year ended January 2, 1993
Current assets                                                  $249,327
Noncurrent assets                                                186,491
  Total assets                                                  $435,818
Current liabilities                                             $122,610
Noncurrent liabilities                                           134,415
  Total liabilities                                             $257,025
Net sales                                                       $503,946
Cost and expenses                                                483,695
Pretax net income (loss)                                        $ 20,251

NOTE 21 -- PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

Pro forma income from continuing operations and pro forma income per common share from continuing operations have been calculated by adjusting historical results of operations to give effect to the consummation of the refinancing described in Note 19 as though the refinancing had been finalized at January 2, 1994. Pro forma income from continuing operations and pro forma income per common share from continuing operations for the fiscal year ending December 31, 1994 would have been $6,596,000 and $0.18, respectively. For purposes of preparing the proforma financial information, the company assumed rates of interest of 11.5% and 5.7% on the Senior Notes and the senior credit facility, respectively. On a proforma basis, a 1/8% increase in the company's weighted average variable interest rate for the senior credit facility would have resulted in pro forma income from continuing operations and pro forma income per common share from continuing operations of $6,458,000 and $0.18, respectively.

(on inside back cover photographs and captions appear as described:

 1. Photo: Yarn spinning machinery.
    Caption: High-efficiency yarn spinning facilities...

 2. Photo: Dyeing machinery.
    Caption: Computer controlled jet dyeing machinery...

 3. Photo: Drying machinery.
    Caption: Modern computerized drying technology...

 4. Photo: Woman sewing garments.
    Caption: Production sewing machine operators...

 5. Photo: Inside view of distribution center.
    Photo: Outside view of distribution center, with Tultex truck in foreground.
    Caption: State of the art distribution center, the most highly automated in the industry...

(Tultex logo appears on the Back Cover)

                                   PART II

                    Information Not Required in Prospectus


Item 13.  Other Expenses of Issuance and Distribution

The estimated expenses in connection with the offering are as follows:

       SEC Registration Fee. . . . . . . . . . . . . . . . .  $     39,656
       NASD Fee. . . . . . . . . . . . . . . . . . . . . . .        12,000
       Blue Sky Fees . . . . . . . . . . . . . . . . . . . .        25,000
       Legal Fees. . . . . . . . . . . . . . . . . . . . . .       150,000
       Accounting Fees . . . . . . . . . . . . . . . . . . .        70,000
       Printing Expenses . . . . . . . . . . . . . . . . . .        30,000
       Miscellaneous . . . . . . . . . . . . . . . . . . . .        85,344
         Total . . . . . . . . . . . . . . . . . . . . . . .   $   412,000

Item 14.  Indemnification of Officers and Directors

The Virginia Stock Corporation Act permits, and the Company's Articles of Incorporation (the "Articles") require, indemnification of the Company's directors and officers in a variety of circumstances that may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Under sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation is generally authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company's Articles require indemnification of any person with respect to certain liabilities incurred in connection with any proceeding to which that person is made a party by reason of (i) his service to the Company as a director or officer, or (ii) his service as director, officer, trustee or partner to some other enterprise at the request of the Company, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the Company carries insurance on behalf of directors, officers, employees and agents that may cover liabilities under the Securities Act. As permitted by the Virginia Stock Corporation Act, the Company's Articles provide that in any proceeding brought by a shareholder of the Company in the right of the Company or brought by or on behalf of shareholders of the Company, no director or officer of the Company shall be liable to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of such Articles, except for liability resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Item 15.  Recent Sales of Unregistered Securities

The Company has sold the following securities during the past three years on the dates and for the consideration indicated:

Capital Stock

In January 1992, the Company issued an aggregate of 150,000 shares of Cumulative Convertible Preferred Stock, $7.50 Series B, having a stated value of $15 million to LG Sale Corporation, Inc. and Herbert and Melvin Simon in connection with the acquisition of the business of Logo 7.

In June 1992, the Company issued 1,263,393 shares of Common Stock having a market value of $11,086,268 in exchange for the capital stock of Universal.

Debt

In June 1992, the Company issued $95 million of the 8 7/8% Notes to various institutional investors. J. P. Morgan Securities Inc. acted as placement agent for the 8 7/8% Notes.

All of the above securities were offered and issued in private transactions not involving any public offering and were accordingly exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

Item 16.

       (a)    Exhibits

       1 Form of Underwriting Agreement among Tultex Corporation, the Guarantors and the Underwriters

       3.1 Restated Articles of Incorporation of Tultex Corporation (filed as Exhibit 3.1 to the Company's Form 10-K for the fiscal year ended December 29, 1990 and incorporated herein by reference)

       3.2 Articles of Amendment to the Restated Articles of Incorporation of Tultex Corporation (filed as Exhibit 3 to the Company's Current Report on Form 8-K dated January 31, 1992 and incorporated herein by reference)

       3.3    By-laws of Tultex Corporation

       3.4    Articles of Incorporation of AKOM, Ltd.

       3.5    Bylaws of AKOM, Ltd.

       3.6    Articles of Incorporation of Dominion Stores, Inc.

       3.7    Bylaws of Dominion Stores, Inc.

       3.8    Articles of Incorporation of Tultex International, Inc.

       3.9    Bylaws of Tultex International, Inc.

       3.10   Articles of Incorporation of Logo 7, Inc.

       3.11   Bylaws of Logo 7, Inc.

       3.12   Articles of Incorporation of Universal Industries, Inc.

       3.13   Bylaws of Universal Industries, Inc.

       3.14   Articles of Incorporation of Tultex Canada, Inc.

       3.15   Bylaws of Tultex Canada, Inc.

       3.16   Articles of Incorporation of Sweatjet, Inc.

       3.17   Bylaws of Sweatjet, Inc.

       4.1 Form of Indenture among Tultex Corporation, the Guarantors and First Union National Bank of Virginia, as Trustee, relating to the Notes

       4.2    Form of Senior Note (included in Exhibit 4.1)

       4.3    Form of Subsidiary Guarantee (included in Exhibit 4.1)

       5      Opinion of Hunton & Williams (including consent)

       10.1 Tultex Corporation 1987 Stock Option Plan (filed as Exhibit B to the Company's Definitive Proxy Statement dated January 15, 1988 and incorporated herein by reference)

       10.2 Tultex Corporation 1990 Stock Option Plan (filed as Exhibit A to the Company's Definitive Proxy Statement dated February 14, 1991 and incorporated herein by reference)

       10.3   Tultex Corporation Supplemental Retirement Plan (filed as Exhibit
              10.3 to the Company's Form 10-K for the fiscal year ended December 30, 1989 and incorporated herein by reference)

       10.4 Tultex Corporation Salaried Employees' Common Stock Purchase Plan, dated February 11, 1994 (filed as Exhibit 4.5 to the Company's Registration Statement Form S-8 dated February 11, 1994 and incorporated herein by reference)

       10.5 Form of Employment Continuity Agreement (filed as Exhibit 10.6 to the Company's Form 10-Q for the quarter ended April 1, 1989 and the Company's Form 10-Q for the quarter ended March 31, 1990 and incorporated herein by reference)

       10.6 Standstill Agreement, dated as of January 31, 1992, among Tultex Corporation, Logo 7, Inc. (Ind.), Melvin Simon and Herbert Simon (filed as Exhibit 10(b) to the Company's Current Report on Form 8-K dated January 31, 1992 and incorporated herein by reference)

       10.7 Credit Agreement, dated as of October 6, 1993, as amended by First Amendment and Waiver to Credit Agreement dated as of March 4, 1994 for $225 million credit facility (filed as Exhibit 10.18 to the Company's Form 10-Q for the quarter ended October 2, 1993 (Credit Agreement) and Exhibit 10.22 to the Company's Form 10-Q for the quarter ended April 2, 1994 (First Amendment and Waiver to Credit Agreement) and incorporated herein by reference)

       10.8 Agreement for Amended and Restated Term Loan Agreement, dated March 1, 1994 between the Company and Wachovia Bank of North Carolina, N.A. (filed as Exhibit 10.21 to the Company's Form 10-Q for the quarter ended April 2, 1994 and incorporated herein by reference)

       10.9 Note Agreements, dated June 1, 1992, as amended by Amendment No. 1 to Note Agreements dated as of September 1, 1993 and Second Amendment to Note Agreements dated as of March 1, 1994, between the Company and each of the institutions named therein (filed as Exhibit 4.1 to the Company's Form 10-Q for the quarter ended June 27, 1992 (Note Agreements), Exhibit 10.17 to the Company's Form 10-Q for the quarter ended October 2, 1993 (Amendment No. 1 to Note Agreements), and Exhibit 10.20 to the Company's Form 10-Q for the quarter ended April 2, 1994 (Second Amendment to Note Agreements) and incorporated herein by reference)

       11 The computation of earnings per share can be clearly determined from the financial statements of the Company contained in the Prospectus

       12     Computation of ratios of earnings to fixed charges

       21     Subsidiaries of the Company*

       23.1   Consent of Price Waterhouse LLP



       23.2   Consent of Hunton & Williams (included in Exhibit 5)

       24.1   Powers of attorney*

       24.2 Certified resolution adopted by the Boards of Directors of each of the Company, AKOM, Ltd., Dominion Stores, Inc., Tultex International, Inc., Logo 7, Inc., Universal Industries, Inc. and Sweatjet, Inc. with respect to the authority of the officers of such entities to execute the Registration Statement by power of attorney

       24.3 Certified resolution adopted by the Board of Directors of Tultex Canada, Inc., with respect to the authority of the officers of such entity to execute the Registration Statement by power of attorney

       25     Statement of Eligibility and Qualification on Form T-1 of First
              Union National Bank of Virginia, as the Trustee under the Trust
              Indenture Act of 1939*
       27     Financial Data Schedule
___________________________
*Previously filed.


       (b)    Financial Statement Schedule

       The following financial statement schedule is included as part of this Registration Statement:

       Schedule VIII        Valuation and Qualifying Accounts and Reserves

       Note: All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or have been disclosed in the Notes to Consolidated Financial Statements and, therefore, have been omitted.

Item 17.  Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  Signatures

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 1st day of March, 1995.


                                       TULTEX CORPORATION
                                       (Registrant)



                                       By  /s/ Charles W. Davies, Jr.
                                           Charles W. Davies, Jr.
                                           President and Chief Executive Officer




Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on March 1, 1995.




        Signature                                         Title
  /s/ John M. Franck*
  John M. Franck                                  Chairman of the Board

  /s/ Charles W. Davies,Jr.*
  Charles W. Davies, Jr.                          President and Chief
                                                  Executive Officer
                                                  (Principal Executive Officer)

  /s/ O. Randolph Rollins
  O. Randolph Rollins                             Executive Vice President,
                                                  General Counsel and
                                                  Chief Financial Officer
                                                  (Principal Financial Officer)

  /s/ Suzanne H. Wood*
  Suzanne H. Wood                                 Controller
                                                  (Principal Accounting Officer)
  /s/ Lathan M. Ewers, Jr.
  Lathan M. Ewers, Jr.                            Director

  /s/ William F. Franck*
  William F. Franck                               Director

  /s/ J. Burness Frith*
  J. Burness Frith                                Director

  /s/ Irving M. Groves, Jr.*
  Irving M. Groves, Jr.                           Director

  /s/ Bruce M. Jacobson*
  Bruce M. Jacobson                               Director

  /s/ Richard M. Simmons, Jr.*
   Richard M. Simmons, Jr.                         Director

  /s/ John M. Tully*
  John M. Tully                                   Director



*By:   /s/ Lathan M. Ewers, Jr.
       Lathan M. Ewers, Jr.
       Attorney-in-fact

                                  Signatures

Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 1st of March, 1995.


                                                 AKOM, LTD.
                                                        (Co-Registrant)


                                                 By  /s/ Charles W. Davies, Jr.
                                                        Charles W. Davies, Jr.
                                                        Vice President






Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on March 1, 1995.



     Signature                                        Title

 /s/ John M. Franck*                        President and Director (Chief
 John M. Franck                             Executive Officer)

 /s/ James M. Baker*                        Treasurer (Chief Financial Officer
 James M. Baker                             and Chief Accounting Officer)

 /s/ Charles W. Davies, Jr.*                Director
 Charles W. Davies, Jr.

 /s/ B. Alvin Ratliff*                      Director
 B. Alvin Ratliff

 /s/ Don P. Shook*                          Director
 Don P. Shook


*By:  /s/ Lathan M. Ewers, Jr.
      Lathan M. Ewers, Jr.
      Attorney-in-fact

                                  Signatures

Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 1st day of March, 1995.

                                                 DOMINION STORES, INC.
                                                 (Co-Registrant)


                                                 By  /s/ Charles W. Davies, Jr.
                                                        Charles W. Davies, Jr.
                                                        Vice President






Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on March 1, 1995.



       Signature                                    Title

    /s/ John J. Smith*                    President and Director (Chief
    John J. Smith                         Executive Officer)

    /s/ James M. Baker*                   Treasurer (Chief Financial Officer
    James M. Baker                        and Chief Accounting Officer)

    /s/ W.J. Caruba*                      Director
    W. J. Caruba

    /s/ Charles W. Davies, Jr.*           Director
    Charles W. Davies, Jr.

    /s/ Don P. Shook*                     Director
    Don P. Shook

    /s/ John M. Franck*                   Director
    John M. Franck


*By:  /s/ Lathan M. Ewers, Jr.
      Lathan M. Ewers, Jr.
      Attorney-in-fact

                                  Signatures

Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 1st day of March, 1995.

                                                 TULTEX INTERNATIONAL, INC.
                                                 (Co-Registrant)


                                                 By  /s/ Charles W. Davies, Jr.
                                                        Charles W. Davies, Jr.
                                                        Vice President





Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on March 1, 1995.




        Signature                                    Title

    /s/ Walter J. Caruba*                 President and Director
    Walter J. Caruba

    /s/ James M. Baker*                   Treasurer (Chief Financial Officer
    James M. Baker                        and Chief Accounting Officer)

    /s/ Charles W. Davies, Jr.*           Director
    Charles W. Davies, Jr.

    /s/ Barry W. Hanson*                  Director
    Barry W. Hanson

    /s/ John M. Franck*                   Director
    John M. Franck

    /s/ Don P. Shook*                     Director
    Don P. Shook


*By:  /s/ Lathan M. Ewers, Jr.
      Lathan M. Ewers, Jr.
      Attorney-in-fact

                                  Signatures

Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 1st day of March, 1995.

                                                 TULTEX CANADA INC.

                                                 (Co-Registrant)


                                                 By  /s/ Walter J. Caruba
                                                        Walter J. Caruba
                                                        Chairman of the Board
                                                        and President





Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on March 1, 1995.



         Signature                                    Title

    /s/ Walter J. Caruba*                Chairman of the Board and President
    Walter J. Caruba

    /s/ Eric Delfs*                      Treasurer and Director (Chief Financial
    Eric Delfs                           Officer and Chief Accounting Officer)


    /s/ Jeffrey M. Boruvka*              Director
    Jeffrey M. Boruvka

    /s/ Barry Keohan*                    Director
    Barry Keohan

    /s/ Laura Delfs*                     Director
    Laura Delfs


*By:  /s/ Lathan M. Ewers, Jr.
      Lathan M. Ewers, Jr.
      Attorney-in-fact

                                  Signatures

Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 1st day of March, 1995.

                                                 SWEATJET, INCORPORATED
                                                 (Co-Registrant)


                                                 By /s/ Charles W. Davies, Jr.
                                                        Charles W. Davies, Jr.
                                                        Vice President




Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on March 1, 1995.




         Signature                                    Title

    /s/ John M. Franck*                  Chief Executive Officer and Director
    John M. Franck

    /s/ Don P. Shook*                    Vice President, Chief Financial
    Don P. Shook                         and Accounting Officer

    /s/ Charles W. Davies, Jr.*          Vice President and Director
    Charles W. Davies, Jr.

    /s/ John J. Smith*                   Director
    John J. Smith

    /s/ B. Alvin Ratliff*                Director
    B. Alvin Ratliff

    /s/ W. J. Caruba*                    Director
    W.J. Caruba


*By:  /s/ Lathan M. Ewers, Jr.
      Lathan M. Ewers, Jr.
      Attorney-in-fact

                                  Signatures

Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on this 1st day of March, 1995.

                                                        LOGO 7, INC.
                                                        (Co-Registrant)


                                        By  /s/ Charles W. Davies, Jr.
                                                Charles W. Davies, Jr.
                                                   Vice President




Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on March 1, 1995.




         Signature                                    Title

    /s/ Thomas K. Shine*                  President, Chief Executive Officer
    Thomas K. Shine                       and Director


    /s/ Jeffrey M. Boruvka*               Chief Financial Officer and Chief
                                          Accounting Officer
    Jeffrey M. Boruvka

    /s/ Charles W. Davies, Jr.*           Director
    Charles W. Davies, Jr.

    /s/ Michael R. Kistler*               Director
    Michael R. Kistler

    /s/ Brian D. Edington*                Director
    Brian D. Edington

    /s/ John M. Franck*                   Director
    John M. Franck


*By:  /s/ Lathan M. Ewers, Jr.
      Lathan M. Ewers, Jr.
      Attorney-in-fact

                                  Signatures

Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattapoisett, Commonwealth of Massachusetts, on this 1st day of March, 1995.

                                                 UNIVERSAL INDUSTRIES, INC.
                                                 (Co-Registrant)


                                                 By  /s/ Charles W. Davies, Jr.
                                                        Charles W. Davies, Jr.
                                                        Vice President






Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on March 1, 1995.




         Signature                                    Title

    /s/ Gregg Browne*                    President (Chief Executive Officer)
    Gregg Browne

    /s/ Don P. Shook*                    Vice President (Chief Financial
    Don P. Shook                         Officer Chief Accounting Officer)


    /s/ Charles W. Davies, Jr.*          Director
    Charles W. Davies, Jr.

    /s/ Thomas K. Shine*                 Director
    Thomas K. Shine

    /s/ Michael R. Kistler*              Director
    Michael R. Kistler

    /s/ Brian D. Edington*               Director
    Brian D. Edington

    /s/ John M. Franck*                  Director
    John M. Franck


*By:  /s/ Lathan M. Ewers, Jr.
      Lathan M. Ewers, Jr.
      Attorney-in-fact

                                                                   SCHEDULE VIII
                                                                    CONSOLIDATED
                               TULTEX CORPORATION
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                           (IN THOUSANDS OF DOLLARS)

                                                                                                          BALANCE
                                                             BALANCE AT     ADDITIONS                     AT END
                                                             BEGINNING      CHARGED TO                      OF
RESERVE FOR DOUBTFUL ACCOUNTS                                OF PERIOD      OPERATIONS     REDUCTIONS     PERIOD
For the fifty-three weeks ended January 2, 1993                $1,722         $4,703        $(4,065)(1)   $2,360
For the fifty-two weeks ended January 1, 1994                  $2,360         $3,241        $(3,227)(1)   $2,374
For the fifty-two weeks ended December 31, 1994                $2,374         $3,935        $(4,194)(1)   $2,115

(1) Amounts represent write-off of uncollectible receivable balances.